As filed with the Securities and Exchange Commission on April 30, 2003
                                                    Registration No. 333-103872
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              -------------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              -------------------

                                  GFSI, INC.
                  *And the Subsidiary Guarantors listed below
            (Exact name of registrant as specified in its charter)
                              -------------------

    Delaware                         2396                         74-2810748
(State or other               (Primary Standard                (I.R.S. Employer
jurisdiction of                   Industrial                    Identification
incorporation or                Classification                      Number)
 organization)                     Number)

                                  GFSI, INC.
                             9700 Commerce Parkway
                             Lenexa, Kansas 66219
                                 913-888-0445
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              -------------------

                               J. Craig Peterson
                                  GFSI, INC.
                             9700 Commerce Parkway
                             Lenexa, Kansas 66219
                                 913-888-0445
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                              -------------------

                                With a copy to:
                            Philip J. Niehoff, Esq.
                           Mayer, Brown, Rowe & Maw
                           190 South LaSalle Street
                            Chicago, Illinois 60603
                                (312) 782-0600
                              -------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________


                                          CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                              Proposed Maximum      Proposed Maximum      Amount Of
 Title of Each Class of Securities to Be     Amount to Be    Offering Price Per    Aggregate Offering   Registration
                Registered                    Registered          Unit(1)               Price(1)             Fee
---------------------------------------------------------------------------------------------------------------------
9 5/8% Series B Senior  Subordinated Notes    $9,900,000            100%               $9,900,000        $800.91 (3)
   Due 2007...............................
---------------------------------------------------------------------------------------------------------------------
Guarantees  related to the 9 5/8% Series B       N/A                N/A                   N/A              N/A(2)
   Senior Subordinated Notes Due 2007.....
=====================================================================================================================


(1) Estimated solely for the purposes of calculating the registration fee.

(2) No separate consideration is received for the guarantees, and therefore, no additional fee is required.

(3) Previously paid.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of
1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=====================================================================================================================





                        TABLE OF ADDITIONAL REGISTRANTS

                           State or Other             Primary
                          Jurisdiction of       Standard Industrial
Name of Additional        Incorporation or         Classification         I.R.S. Employer
 Registrant *                Formation              Code Number          Identification No.
-------------------------------------------------------------------------------------------
CC Products, Inc.             Delaware                  2329                 48-1244929
Event 1, Inc.                  Kansas                   5611                 48-1197012
GFSI Canada Company     Nova Scotia, Canada             2329                     N/A

------------------
* Address and telephone number of principal executive offices are the same as
GFSI, Inc.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICATATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 30, 2003

PROSPECTUS


                                  GFSI, INC.
          Offer To Exchange $9,900,000 of Its 9 5/8% Series B Senior
         Subordinated Notes Due 2007, which have been registered under the Securities Act, for any and all of its outstanding
              9 5/8% Series A Senior Subordinated Notes Due 2007


         Notwithstanding the designation of the notes as senior subordinated notes, we have not issued, and do not have any current firm arrangements to issue, any significant indebtedness to which the notes would be senior. Other than borrowings under our Revolving Bank Credit Agreement, we do not have any current or pending arrangements or agreements to incur any additional significant indebtedness to which the notes would be subordinate.

      o The exchange offer expires at 5:00 p.m., New York City time, on _____ ___, 2003, unless extended.

      o All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

      o Tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

      o The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

      o  We will not receive any proceeds from the exchange offer.

      o The terms of the new notes are substantially identical to the terms of the old notes.

      o There is no established trading market for the new notes, and we do not intend to apply for listing of the new notes on any securities exchange or stock market.

      o All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See "Plan of Distribution."

      o Any outstanding notes not tendered and accepted in the exchange offer will remain outstanding and will continue to be subject to the existing restrictions on transfer, and we will have no further obligations to provide for the registration of the outstanding notes under the Securities Act.

      o The new notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by our subsidiaries:
         CC Products, Inc., Event 1, Inc. and GFSI Canada Company.

                              -------------------

         See "Risk Factors" beginning on page 11 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

         These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             --------------------

                The date of this Prospectus is _____ ___ , 2003

                              TABLE OF CONTENTS


Summary.......................................................................1

Risk Factors.................................................................11

Use of Proceeds..............................................................25

Ratio of Earnings to Fixed Charges...........................................25

Selected Historical Financial Data...........................................26

Management's Discussion and Analysis of Results
  of Operations and Financial Condition......................................27

Business.....................................................................34

Management...................................................................39

Security Ownership and Certain Beneficial Owners and Management..............44

Certain Relationships and Related Transactions...............................46

The Exchange Offer...........................................................47

Description of Notes.........................................................55

Description of Certain Indebtedness..........................................91

Plan of Distribution.........................................................92

Federal Income Tax Consequences..............................................93

Legal Matters................................................................93

Experts  ....................................................................93

Available Information........................................................94

Index to Consolidated Financial Statements..................................F-1

                                    SUMMARY

         This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference into this prospectus. Unless the context indicates or otherwise requires, references in this prospectus to the terms "GFSI," "we," "us" and "our" refer to GFSI, Inc. and its subsidiaries. We operate on a 52/53 week fiscal year which ends on the Saturday nearest June 30 .

                                 OUR BUSINESS

         We are a leading designer, manufacturer and marketer of high quality, custom designed sportswear and activewear bearing names, logos and insignia of resorts, corporations, national associations, colleges and professional sports leagues and teams. We custom design and decorate an extensive line of high-end outerwear, fleecewear, polo shirts, T-shirts, woven shirts, sweaters, shorts, pants, headwear and sports luggage. We market our products through our well-established and diversified distribution channels. Our principal executive office is located at 9700 Commerce Parkway, Lenexa, Kansas 66219. Our telephone number is (913) 888-0445.

         We are a wholly-owned subsidiary of GFSI Holdings, Inc. We anticipate paying dividends to GFSI Holdings to enable it to pay corporate income taxes, interest on subordinated discount notes issued by it, fees payable under a consulting agreement and certain other ordinary course expenses incurred on our behalf. GFSI Holdings is dependent upon our cash flows to provide funds to service the subordinated discount notes.

                              RECENT DEVELOPMENT

         On December 31, 2002, we exchanged $9.9 million aggregate principal amount of our old notes for $24 million aggregate principal amount at maturity of 11.375% Senior Discount Notes of GFSI Holdings. The exchange was made in reliance on an exemption from the registration requirements of the Securities Act of 1933. Under the terms of an exchange agreement, we agreed to use our commercially reasonable efforts to file with the Securities and Exchange Commission and cause to become effective, a registration statement relating to an offer to exchange the new notes for the old notes.

                              THE EXCHANGE OFFER

Old Notes....................  9 5/8% Senior Subordinated Notes due 2007,
                               which we issued on December 31, 2002.

New Notes....................  9 5/8% Senior Subordinated Notes due 2007, the
                               issuance of which has been registered under the Securities Act of 1933. The form and terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights provisions relating to the old notes do not apply to the new notes.

The Exchange Offer...........  We are offering to issue up to $9.9 million aggregate principal amount of the new notes in exchange for the same principal amount of old notes to satisfy our obligations under the exchange agreement that we entered into when the old notes were issued in transactions in reliance upon the exemptions from registration provided by Rule 144A under the Securities Act.

Tenders, Expiration Date.....  The exchange offer will expire at 5:00 p.m.,
                               New York City time, on _______ ___, 2003, unless extended in our sole and absolute discretion. By tendering your old notes, you represent that:

                               o you are not an "affiliate," as defined in Rule 405 under the Securities Act;

                               o any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

                               o at the time of commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

                               o  if you are not a participating
                                  broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act; and

                               o  if you are a broker-dealer, you will
                                  receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

Withdrawal; Non-Acceptance...  You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on __________ ___, 2003. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company, which we sometimes refer to in this prospectus as DTC, any withdrawn or unaccepted old notes will be credited to the tendering holder's account at DTC. For further information regarding the withdrawal of tendered old notes, see "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old Notes" and "The Exchange Offer--Withdrawal Rights."

Conditions to the
  Exchange Offer.............  We are not required to accept for exchange or to issue new notes in exchange for any old notes and we may terminate or amend the exchange offer if any of the following events occur prior to our acceptance of the old notes:

                               o the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

                               o  an action or proceeding shall have been
                                  instituted or threatened in any court or by any governmental agency that might materially impair our or any subsidiary guarantor's ability to proceed with the exchange offer;

                               o  we do not receive all governmental
                                  approvals that we believe are necessary to consummate the exchange offer; or

                               o  there has been proposed, adopted, or
                                  enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

                               We may waive any of the above conditions in our reasonable discretion. All conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. See the discussion below under the caption "The Exchange Offer--Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering
  Old Notes..................  Unless you comply with the procedures described below under the caption "The Exchange Offer--Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

                               o  tender your old notes by sending the
                                  certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address listed below under the caption "The Exchange Offer--Exchange Agent;" or

                               o  tender your old notes by using the
                                  book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, U.S. Bank National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offer--Book-Entry Transfers."

Guaranteed Delivery
  Procedures.................  If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but

                               o  the old notes are not immediately
                                  available;

                               o  time will not permit your old notes or
                                  other required documents to reach the
                                  exchange agent before the expiration or
                                  termination of the exchange offer; or

                               o  the procedure for book-entry transfer
                                  cannot be completed prior to the expiration or termination of the exchange offer;

                               then you may tender old notes by following the procedures described below under the caption "The Exchange Offer--Guaranteed Delivery Procedures."

Special Procedures for
  Beneficial Owners..........  If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material United States
  Federal Income Tax
  Considerations.............  The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption "Federal Income Tax Consequences" for more information regarding the United States federal income tax consequences of the exchange offer to you.

Use of Proceeds..............  We will not receive any cash proceeds from the exchange offer.

Exchange Agent...............  U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer. You can find the address and telephone number of the exchange agent below under the caption "The Exchange Offer--Exchange Agent."

Resales......................  Based on interpretations by the staff of the
                               SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

                               o  you are acquiring the new notes in the
                                  ordinary course of your business;

                               o you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the new notes; and

                               o  you are not an affiliate of ours.

                               If you are an affiliate of ours or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:

                               o  you cannot rely on the applicable
                                  interpretations of the staff of the SEC; and

                               o  you must comply with the registration
                                  requirements of the Securities Act in
                                  connection with any resale transaction.

                               Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale, or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

                               Furthermore, any broker-dealer that acquired any of its old notes directly from us:

                               o  may not rely on the applicable
                                  interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13,
                                  1988), Morgan, Stanley & Co. Inc., SEC
                                  no-action letter (June 5, 1991) and Shearman
                                  & Sterling, SEC no-action letter (July 2,
                                  1983); and

                               o must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Broker-Dealers...............  Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by such broker-dealer as a result of market-making activities or other trading activities. See "Plan of Distribution" for more information.

Registration Rights..........  When we issued the old notes in December 2002, we entered into an exchange agreement with the initial purchasers of the old notes. Under the terms of the exchange agreement, we agreed to use our commercially reasonable efforts to file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the old notes for the new notes.

                               A copy of the exchange agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

                 CONSEQUENCES OF NOT EXCHANGING THE OLD NOTES

         If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

        o if they are registered under the Securities Act and applicable state securities laws;

        o if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

        o if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

         We do not intend to register the old notes under the Securities Act. For more information regarding the consequences of not tendering your old notes see "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes."

                     SUMMARY DESCRIPTION OF THE NEW NOTES

         Notwithstanding the designation of the old notes and new notes as senior subordinated notes, GFSI has not issued, and does not have any current firm arrangements to issue, any significant indebtedness to which the old notes or new notes would be senior, and the old notes and new notes will be effectively subordinate to essentially all of the outstanding indebtedness of GFSI and its subsidiaries. GFSI does not have any current or pending arrangements or agreements to incur any additional significant indebtedness to which the old notes and new notes would be subordinate.

         The terms of the new notes and the old notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the old notes.

         The new notes will bear interest from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from December 31, 2002. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 31, 2002. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment in respect of interest on such old notes otherwise payable on any interest payment date which occurs on or after consummation of the exchange offer.

                                 THE NEW NOTES

Issuer.......................  GFSI, Inc. References to "GFSI" in this section shall refer only to GFSI, Inc., and such reference shall not include subsidiaries of GFSI.

Securities Offered...........  $9.9 million aggregate principal amount of
                               95/8% Series B Senior Subordinated Notes due
                               2007.

Maturity.....................  March 1, 2007.

Interest.....................  The old notes bear interest and the new notes will bear interest at a rate of 95/8% per annum, payable semi-annually in cash in arrears on each March 1 and September 1, commencing on the first such date to occur after the expiration date.

Optional Redemption..........  The new notes will be redeemable at the option of GFSI, in whole or in part, at any time at the redemption prices set forth herein, plus accrued and unpaid interest, to the date of redemption. See "Description of Notes--Redemption of Notes."

Mandatory Redemption.........  Except after the passage of certain events,
                               GFSI is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the new notes. See "Description of Notes--Mandatory Offers to Purchase Notes."

Change of Control............  Upon the occurrence of a change of control (as defined in the indenture governing the old notes and new notes), each holder of old notes or new notes will have the right to require GFSI to purchase such holder's notes pursuant to an offer (as defined in the indenture) at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, to the date of purchase. Certain transactions with affiliates of GFSI may not be deemed to be a change of control. Transactions constituting a change of control are not limited to hostile takeover transactions not approved by the current management of GFSI. Except as described under "Description of Notes--Mandatory Offers to Purchase Notes," the indenture does not contain provisions that permit the holders of notes to require GFSI to purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management.

Guarantees...................  The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by all of GFSI's future restricted subsidiaries (as defined in the indenture). As of the date of the indenture, GFSI has three subsidiaries, Event 1, Inc., CC Products, Inc. and GFSI Canada Company.

Ranking......................  The notes will be general unsecured obligations of GFSI, subordinated in right of payment to all existing and future senior indebtedness (as defined in the indenture) of GFSI, including indebtedness (as defined in the indenture) under the Revolving Bank Credit Agreement, and equal or senior in right of payment to any future subordinated indebtedness of GFSI. As of December 28, 2002, the aggregate principal amount of senior indebtedness of GFSI, including outstanding letters of credit, to which the notes would have been subordinated would have been approximately $32 million, including $26 million of borrowings under the Revolving Bank Credit Agreement. As of December 28, 2002, we could have borrowed an additional $28 million under the Revolving Bank Credit Agreement. As of December 28, 2002, GFSI had $125 million of outstanding indebtedness that ranked equally with the new notes. See "Description of Notes--Certain Covenants" and "Description of Certain Indebtedness."

                               The indenture pursuant to which the notes are issued permits GFSI and its subsidiaries to incur additional indebtedness, subject to certain limitations, including a specified cash flow coverage ratio (as defined in the indenture). That indebtedness may be senior indebtedness (as defined in the indenture) or may rank equal in right of payment with the notes or junior in right of payment. GFSI is not permitted to incur indebtedness that is not senior indebtedness that would rank senior in right of payment to the notes.

                               GFSI believes that prepayment of the notes pursuant to a change of control (as defined in the indenture) would constitute a default under the Revolving Bank Credit Agreement. If a change of control occurs, GFSI will likely be required to refinance the indebtedness outstanding under the Revolving Bank Credit Agreement and the notes. If there is a change of control, any indebtedness under the Revolving Bank Credit Agreement could be accelerated, which indebtedness is secured and effectively ranks senior to the notes. Moreover, there can be no assurance that sufficient funds will be available at the time of any change of control to make any required repurchases of the notes given GFSI's high leverage. See "Risk Factors."

Certain Covenants............  The indenture contains the following material covenants which limit the ability of GFSI and its restricted subsidiaries (as defined in the indenture) to:

                               o  pay dividends or make certain other
                                  restricted payments (as defined in the
                                  indenture);

                               o  incur additional indebtedness;

                               o  encumber or sell assets;

                               o  enter into certain guarantees of indebtedness;

                               o  enter into transactions with affiliates; and

                               o merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets.

                               In addition, under certain circumstances, GFSI is required to offer to purchase notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to the date of purchase with the proceeds of certain asset sales (as defined in the indenture). See "Description of Notes--Certain Covenants" and "--Mandatory Offers to Purchase Notes--Asset Sales."

Satisfaction and Discharge...  The indenture contains provisions which would allow GFSI to terminate all of its and any future guarantor's obligations under the notes, any guarantees of notes and the indenture, including the covenants contained in the indenture, except for certain specified obligations. In order to exercise this option with respect to the notes outstanding, GFSI must irrevocably deposit in trust with the trustee money or U.S. government obligations (as defined in the indenture) for the payment of principal of and premium and unpaid interest on the notes then outstanding to redemption or maturity, as the case may be, and must comply with certain other conditions. See "Description of Notes--Satisfaction and Discharge of the Indenture."

                                 RISK FACTORS

         Holders of the old notes should carefully consider the following risk factors, as well as other information set forth in this prospectus, before tendering their old notes in the exchange offer. The risk factors set forth below (other than "Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.") are generally applicable to the old notes as well as the new notes.

        RISKS RELATING TO THE EXCHANGE OFFER AND HOLDING THE NEW NOTES

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

         Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer. If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes" and "Federal Income Tax Consequences."

You must comply with the exchange offer procedures in order to receive new, freely tradable notes.

         Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

        o certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, New York, New York as a depository, including an agent's message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

        o a completed and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal; and

        o  any other documents required by the letter of transmittal.

         Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the exchange agreement. See "The Exchange Offer--Procedures for Tendering Old Notes" and "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes."

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

         If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

There is no established trading market for the new notes and you may find it difficult to sell your notes.


         There is no existing trading market for the new notes. We do not intend to apply for listing or quotation of the new notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we make any assurances regarding the ability of new note holders to sell their new notes, the amount of new notes to be outstanding following the exchange offer or the price at which the new notes might be sold. As a result, the market price of the new notes could be adversely affected. Historically, the market for non-investment grade debt, such as the new notes, has been subject to disruptions that have caused substantial volatility in the prices of securities. Any disruptions may make it more difficult for holders to sell their new notes and may have an adverse effect on the price at which the new notes might be sold.


We have substantial debt and interest payment requirements that may restrict our operations and impair our ability to meet our obligations under the new notes. We also have the ability to incur additional debt which may increase these risks.

         As of December 28, 2002, our total indebtedness was approximately $152 million, approximately $27 million of which was secured indebtedness. Approximately $26 million of our indebtedness bore interest depending on LIBOR and other floating rates. Our level of indebtedness could restrict our operations and make it more difficult for us to fulfill our obligations under the new notes. Among other things, our indebtedness may:

        o limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

        o require us to dedicate all or a substantial portion of our cash flow to service our debt, which will reduce funds available for other business purposes, such as capital expenditures or acquisitions;

        o limit our flexibility in planning for or reacting to changes in the markets in which we compete;

        o place us at a competitive disadvantage relative to our competitors with less indebtedness;

        o render us more vulnerable to general adverse economic and industry conditions; and

        o make it more difficult for us to satisfy our financial obligations, including those relating to the new notes.

         We and our subsidiaries may still be able to incur substantially more debt. The terms of our Revolving Bank Credit Agreement, the indenture governing the new notes and the agreements governing our other indebtedness will permit additional borrowings, and any borrowings may be senior in right of payment to the new notes and the related guarantees. Our incurrence of additional debt could further exacerbate the risks described in this prospectus. The subsidiaries that guarantee the new notes are also borrowers or guarantors under the Revolving Bank Credit Agreement.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.


        Our ability to satisfy our obligations will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

        o  refinance all or a portion of our debt, including the new notes;

        o  obtain additional financing;

        o  sell some of our assets or operations;

        o  reduce or delay capital expenditures; or

        o  revise or delay our strategic plans.

         If we are required to refinance, the new terms governing our debt may not be similar to the terms governing such debt currently and may be more costly and difficult for us to satisfy. If we are required to obtain additional financing, the increase in our indebtedness would require us to dedicate additional cash flow to service our debt which would reduce funds available for other business purposes. If we change our operations and/or business plans, we may continue to be unable to generate sufficient cash flow to service our debt.

         In addition, we may not be able to take any of these actions or such actions may be prohibited under the terms of our various debt instruments, including the indenture governing the new notes. If we were unable to take any of the foregoing actions, we could continue to be unable to generate sufficient cash flow to service our debt.

         We anticipate paying dividends to GFSI Holdings, our parent, to enable GFSI Holdings to pay corporate income taxes, interest on subordinated discount notes issued by GFSI Holdings, fees payable under a consulting agreement and certain other ordinary course expenses incurred on our behalf. GFSI Holdings is dependent upon our cash flows to provide funds to service the subordinated discount notes issued by GFSI Holdings. If we are unable to generate sufficient cash flow to pay sufficient dividends to GFSI Holdings, GFSI Holdings may default on its outstanding subordinated discount notes. Such a default may trigger cross-defaults of the Revolving Bank Credit Agreement and the indenture governing the old notes and new notes. One of the remedies for a default under the Revolving Bank Credit Agreement, the indenture and the instruments governing our other indebtedness is the acceleration of the related indebtedness. We may be unable to satisfy the accelerated obligation which would allow our secured creditors to foreclose on our assets which serve as collateral and would allow our creditors to force us into bankruptcy.

The covenants in our Revolving Bank Credit Agreement and the indenture governing the new notes impose restrictions that may limit our operating and financial flexibility and prevent us from engaging in transactions that we wish to consummate.

         Our Revolving Bank Credit Agreement, the indenture governing the new notes and the instruments governing our other indebtedness contain a number of significant restrictions and covenants that limit our ability and our subsidiaries' ability to:

        o incur liens and debt or provide guarantees regarding the obligations of any other person;

        o  declare or pay common stock dividends;

        o  make redemptions and repurchases of capital stock;

        o  make distributions to GFSI Holdings, our parent;

        o  make loans, investments and capital expenditures;

        o  prepay, redeem or repurchase debt;

        o  engage in mergers, consolidations and asset dispositions;

        o  engage in sale/leaseback transactions and affiliate transactions;

        o change our business, amend the indenture and other documents governing any subordinated debt that we may issue in the future and issue and sell capital stock of subsidiaries; and

        o  restrict distributions from subsidiaries.

The terms of our Revolving Bank Credit Agreement require us to meet various financial ratios and if we fail to meet these ratios, we will be in default under the Revolving Bank Credit Agreement which could cause the acceleration of our indebtedness.


         Borrowings under our Revolving Bank Credit Agreement are secured by substantially all of our assets and are guaranteed by our subsidiaries and our parent, GFSI Holdings. Our Revolving Bank Credit Agreement requires us to maintain a fixed charge coverage ratio (as defined in the Revolving Bank Credit Agreement), which, at the most restrictive level, is required to be
1.15 to 1.0. Operating results below our business plan or other adverse factors could result in our being unable to comply with our financial covenants. If we violate these covenants and are unable to obtain waivers from our lenders, our debt under these agreements would be in default and could be accelerated by our lenders. If our indebtedness is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it on commercially reasonable terms acceptable to us. If we are unable to satisfy our accelerated debt, our lenders may foreclose on our assets which serve as collateral or may force us into bankruptcy. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the new notes and may make it more difficult for us to successfully execute our business strategy and compete against companies who are not subject to these types of restrictions.

The new notes and the subsidiary guarantees are effectively subordinate to all of our secured debt and if a default occurs, we may not have sufficient funds to fulfill our obligations under the new notes and the subsidiary guarantees.


         The new notes are general senior unsecured obligations that rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. As of December 28, 2002, we had approximately $32 million of secured indebtedness, including outstanding letters of credit, that the new notes and the related guarantees would have been effectively subordinate and approximately $28 million available for borrowing under the Revolving Bank Credit Agreement. In addition, the indenture governing the new notes will, subject to some limitations, permit us to incur additional secured indebtedness and your new notes will be effectively junior to any additional secured indebtedness we may incur.


         In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness will be available to pay obligations on the new notes only after all secured indebtedness has been repaid in full from our assets. Likewise, because our Revolving Bank Credit Agreement is a secured obligation, our failure to comply with the terms of the Revolving Bank Credit Agreement would entitle those lenders to foreclose on substantially all of our assets which serve as collateral. In this event, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the new notes. Holders of the new notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the new notes, and potentially with all of our other general creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the new notes then outstanding. The subsidiary guarantees of the new notes will have a similar ranking with respect to secured and unsecured senior indebtedness of the subsidiaries as the new notes do with respect to our secured and unsecured senior indebtedness, as well as with respect to any unsecured obligations expressly subordinated in right of payment to the subsidiary guarantees.

Holders should not rely on the book value of our assets as a measure of the value of our secured creditors' collateral in the event of a foreclosure sale.

         The new notes are effectively subordinate to all of our and our subsidiary guarantors' secured debt to the extent of the value of the assets securing that debt. Holders should not overly rely on the book value of the assets pledged as collateral to our secured creditors as a measure of realizable value in a foreclosure sale. By its nature, portions of the collateral may be illiquid and have no readily ascertainable market value. In addition, a portion of the collateral may only be used as part of our operating business and the sale of this collateral separate from a sale of our company may not be feasible or the collateral may not have any value.

The new notes will be structurally subordinate to all of the indebtedness and other liabilities, including trade payables, of our subsidiaries that are not guarantors of the notes.

         As of the date of this prospectus, we have three subsidiaries, Event 1, CC Products and GFSI Canada Company, all of which are guarantors of the new notes. However, under certain circumstances, we will be able to designate subsidiaries formed or acquired in the future as non-restricted subsidiaries. Non-restricted subsidiaries will not be required to guarantee the new notes.

         You will not have any claim as a creditor against our subsidiaries that are not guarantors of the new notes. Therefore, indebtedness and other liabilities, including trade payables, whether secured or unsecured, of any future subsidiaries that are not guarantors of the notes will effectively be senior to your claims against those subsidiaries. In addition, the indenture will, subject to some limitations, permit any future subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

We may incur additional indebtedness ranking equal to the new notes which may reduce the amount of proceeds paid to you upon our insolvency, liquidation, reorganization, dissolution or other winding up.

         If we incur any additional indebtedness that ranks equally with the new notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you.

We may be unable to purchase the new notes upon a change of control and it may be difficult to determine whether a change of control has occurred.


         Upon a change of control, we would be required to offer to purchase all of the new notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest. If a change of control were to occur, we may not have sufficient funds to pay the change of control purchase price and we may be required to secure third-party financing to do so. However, we may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. A change of control under the indenture may also result in an event of default under our Revolving Bank Credit Agreement which will permit our lenders to accelerate the maturity of amounts borrowed under the Revolving Bank Credit Agreement. Our future indebtedness may also contain restrictions on our ability to repurchase the new notes upon certain events, including transactions that could constitute a change of control under the indenture. Our failure to repurchase the new notes upon a change of control would constitute an event of default under the indenture, which would permit the holders of the new notes to accelerate the maturity of the new notes and the lenders under the Revolving Bank
Credit Agreement to accelerate the repayment of borrowings under that agreement.


         The definition of change of control includes a disposition of all or substantially all of our and our subsidiaries' assets taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no clear established meaning under New York law, which governs the indenture, and in some circumstances, there may be a degree of uncertainty as to whether we disposed of all or substantially all of our assets. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of new notes may require us to make an offer to purchase new notes.

The indenture governing the new notes will allow us to consummate highly leveraged transactions, reorganizations, mergers and restructurings that do not constitute a change of control, and in these events, we will not be required to repurchase the new notes.

         The change of control provisions in the indenture may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless the transaction constitutes a change of control under the indenture. These types of transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change in the magnitude required under the definition of change of control in the indenture to trigger our obligation to repurchase the new notes. Except as described above, the indenture does not contain provisions that permit the holders of the new notes to require us to repurchase or redeem the new notes in an event of a takeover, recapitalization or similar transaction.

A subsidiary guarantee could be voided or subordinated because of federal bankruptcy law or comparable foreign and state law provisions.

         Our obligations under the new notes are guaranteed by our subsidiaries that are borrowers under or guarantee our Revolving Bank Credit Agreement. Under the federal bankruptcy law and comparable provisions of foreign and state fraudulent transfer laws, one or more of the subsidiary guarantees could be voided, or claims against a subsidiary guarantee could be subordinated to all other debts of that guarantor if, among other things the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee; and

        o  was insolvent or rendered insolvent by reason of such incurrence; or

        o was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

        o intended to incur, or believed that it would incur, debts beyond its ability to pay its debts as they mature.

         In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. The measure of insolvency for purposes of fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

        o the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

        o the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

        o  it could not pay its debts as they become due.

         We cannot be sure as to the standards that a court would use to determine whether or not the guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes would not be voided or the guarantee of the new notes would not be subordinated to that guarantor's other debt. If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

         A court could thus void the obligations under the guarantee or subordinate the guarantee to the applicable guarantor's other debt or take other action detrimental to holders of the new notes.

                        RISKS RELATING TO OUR BUSINESS

The retail industry is in the process of consolidation.


         We believe that consolidation in the retail industry and the strength of our customers have given certain customers the ability to make greater demands over suppliers such as us and we expect this trend to continue. If consolidation continues, our net sales and results of operations may be increasingly sensitive to a deterioration in the financial condition of, or other adverse developments with, one or more of our customers. We generally do not have long-term contracts with any of our customers, which is typical of our industry. As a result, although our customers provide indications of their product needs and purchases on a season by season basis, they generally purchase our products on an order-by-order basis and the relationship, as well as particular orders, can be terminated at any time. The loss or significant decrease in business from any of our major customers could result in a decrease in net sales and/or require us to spend additional funds on marketing, either of which could cause a material decrease in our net income and operating cash flows.

         Our College Bookstore division sells sportswear and activewear primarily through on-campus bookstores, most of which also offer sportswear and activewear products distributed by one or more of our major competitors. Historically, on-campus bookstores have been owned and operated by the colleges and universities. During the last several years, however, an increasing number of campus bookstores have been leased to companies engaged in retail bookstore operations, primarily Barnes & Noble College Bookstores Inc. and Follett Corporation. Combined, these two customers comprised approximately 21% of our net sales for the six month period ended December 28, 2002. If any of these operators of campus bookstores were to grant exclusive rights to one of our competitors, or if for any other reason we were unable to continue selling our products through these college bookstore operators, our net income and operating cash flows could be materially adversely affected due to a decrease in net sales and/or an increase in marketing expenses.


Cyclical variations in the retail industry may adversely affect our financial performance and bankruptcies of our customers would likely increase our bad debt reserves.


         Historically, our industry has been subject to substantial cyclical variations due, in part, to significant changes and difficulties in the retail industry. Significant and sustained difficulties at the retail level may adversely affect the wholesale sportswear and activewear sector in general and our business. In addition, a general economic slowdown in the United States economy or uncertainties regarding future economic prospects that affect consumer spending habits could result in a decrease in net sales and/or require us to spend additional funds on marketing, either of which could cause a material decrease in our net income and operating cash flows.

         Purchases of apparel and related merchandise tend to decline during general economic slowdowns. Many of our products are discretionary purchases. The corporate advertising and employee incentive program markets are currently in a downturn due to decreased discretionary corporate spending and the general economic slowdown. Any substantial decline in general economic conditions could affect consumer and corporate spending habits and could result in a decrease in our net sales which could cause a material decrease in our net income and operating cash flows.

We depend on third parties for the manufacture of our products. If these third parties fail to perform, we may not meet the demands of our customers.

         We import from non-domestic suppliers substantially all of our non-decorated apparel products, or "blanks". Our manufacturing process consists of embroidery and/or screen printing applications to our blanks. We outsource approximately 33% of the custom decoration used in our products. Our dependence upon third parties could subject us to difficulties in obtaining timely delivery of products that meet our quality standards. If we do not receive timely delivery of products or the products do not meet our quality standards, we will fail to satisfy our customers' requirements, leading to our customers canceling orders, demanding reduced prices, refusing to accept orders or reducing future orders, any of which could materially adversely affect our net income and operating cash flows.

         We do not have long-term supply contracts for any of our blank products. As a result, either we or our suppliers or manufacturers may unilaterally terminate the relationship at any time. In addition, we also compete for factories, some of which have long-standing relationships with our competitors. If we are unable to secure or maintain our relationships with suppliers and manufacturers, or experience a delay in obtaining an alternative source of supply, we may not be able to fulfill our customers' requirements which could result in a decrease in net sales and have a material adverse effect on our net income and operating cash flows.

         We import substantially all of our blank products. We are dependent upon the free flow of goods across international boundaries and through various customs and shipping channels. We are subject to the risks associated with any constraint or disruption to the free flow of our product through this international distribution system. Recently, there was a labor dispute affecting the West Coast ports of the United States. Disruptions of this nature can have world-wide repercussions and create unforeseen constraints across our shipping network. Such constraints and disruptions to the transportation system, including labor strikes, work stoppages and slowdowns, war, acts of war, acts of terrorism, changes in customs regulations and governmental security alerts and procedures, can interfere with our ability to receive blank products. Such interference could materially adversely affect our net sales, net income and operating cash flows.

We depend upon our licenses with respect to some of our products and we may not be able to retain or renew these licenses.

         We hold licenses to use various trademarks and other intellectual property in the promotion, distribution and sale of some of our products. We depend upon our licenses with respect to some of our products and we may not be able to retain or renew these licenses. Our license to use the Champion(R) brand in our college, university, resort and military markets expires in 2016 and contains certain sales volume commitments.

         We have licenses with licensing agents which cover approximately 400 colleges and universities and are for fixed terms of generally less than three years. Our NCAA, Major League Baseball, NBA, NHL and PGA Tour replica and non-replica products are for fixed terms of generally less than three years. We may not be able to renew these licenses on commercially reasonable terms, or terms acceptable to us, or at all.

         If our licenses are terminated or if we are unsuccessful in negotiating renewals of these licenses, we would lose the right to use the trademarks our customers recognize which could result in a material decrease in net sales or require us to devote additional funds to marketing, either of which could cause a material decrease in our net income and operating cash flows.


Our success is dependent upon the continued protection of our trademarks and other intellectual property rights. We may be forced to incur substantial costs to protect our intellectual property, and if we are unable to protect our intellectual property, the image of one or more of our brands may suffer.


         Our registered and common law trademarks have significant value and some of our trademarks are instrumental to our ability to create and sustain demand for and market our products. Third-parties may assert claims to our trademarks and other intellectual property, and we may not be able to successfully resolve those claims. In addition, the laws of some foreign countries may not allow us to protect our intellectual property to the same extent as the laws of the United States. We could also incur substantial costs to defend legal actions taken against us relating to our use of trademarks, which could have a material adverse effect on our net income. If we are unable to successfully defend any such legal action and lose the protection of our a trademark or other intellectual property, our net sales could decrease and/or our marketing expenses may increase, either of which could have a material adverse effect on our net income and operating cash flows.

The demand for some of our products is cyclical and seasonal. An economic downturn or unseasonably warm weather may reduce purchases of our products which could adversely affect our financial performance.


         Our revenues and income are subject to seasonal variation. Historically, our sales have been seasonal with higher sales during the first half of our fiscal year (July to December) primarily due to increased sales in our College Bookstore division during this period. Unseasonably warm weather may also adversely affect the demand for our products, particularly our core fleece products.


         Generally, we purchase and warehouse inventory to meet the expected demand, based on historical orders, our monitoring of the market, and seasonal customer commitments. If, after acquiring and storing inventory, demand is significantly less than expected, we may have to hold inventory for extended periods of time, sell excess inventory at reduced prices or write down our inventories, any of which could materially adversely affect our net income. Reduced demand could also result in lower decoration equipment and plant utilization and lower fixed operating cost absorption, any of which could have a material negative impact on our net income and operating cash flows.


Our business outside the United States exposes us to uncertain conditions in overseas markets, including fluctuations in currency exchange rates.

         We currently source substantially all of our blanks through our foreign suppliers located in China, Guatemala, Honduras, Hong Kong, Indonesia, Korea, Malaysia, Mexico, Philippines, Singapore, Taiwan, Thailand and Vietnam. These foreign suppliers provide product to us through short-term purchase orders occasionally supported by letters of credit. The majority of these foreign suppliers do not provide product exclusively to us, and there are no long-term contracts between us and any of the foreign suppliers.

         While no foreign country has a manufacturing concentration of more than 20%, such foreign operations subject us to risks customarily associated with foreign operations. We are exposed to the risk of changes in social, political and economic conditions inherent in operating in foreign countries, including:

        o  currency fluctuations;

        o  import and export license requirements;

        o  trade restrictions;

        o  changes in tariffs and taxes;

        o restrictions on repatriating foreign profits back to the United States;

        o  foreign laws and regulations;

        o  difficulties in staffing and managing international operations;

        o  political unrest; and

        o  disruptions or delays in shipments.

         We have foreign currency exposures relating to buying and selling in currencies other than our functional currency. We also have foreign currency exposure related to foreign denominated revenues and costs translated into U.S. dollars. Fluctuations in foreign currency exchange rates may affect the cost of our imported blank inventory and the value of our foreign assets, which in turn may materially adversely affect reported earnings and the comparability of period-to-period results of operations. In addition, changes in the value of the relevant currencies may affect the cost of certain items required in our operations.


         We are also subject to taxation in foreign jurisdictions. Applicable tax rates in foreign jurisdictions differ from those of the United States and change periodically.

The changing international trade regulation and the elimination of quotas on imports of textiles and apparel may increase competition in our industry. Future quotas, duties or tariffs may increase our costs or limit the amount of products that we can import into a country.

         We currently import substantially all of our blank apparel into the United States and Canada where we custom decorate and sell our products. Substantially all of our import operations are subject to quotas imposed by bilateral textile agreements and customs duties.


         In addition, the countries in which our products are manufactured or to which they are imported may from time to time impose additional new quotas, duties, tariffs or other restrictions on our imports or adversely modify existing restrictions. Adverse changes in these costs and restrictions could harm our business. Future trade agreements may provide our competitors an advantage over us or increase our costs, either of which could have a material adverse effect on our net income and operating cash flows.

         Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement and the Caribbean Basin Initiative, and the activities and regulations of the World Trade Organization ("WTO"). Generally, these trade agreements benefit our business by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country. However, trade agreements can also impose requirements that negatively impact our business, such as limiting the countries from which we can purchase blanks and setting quotas on products that may be imported into the United States from a particular country. In addition, the WTO may commence a new round of trade negotiations that liberalize textile trade. The elimination of quotas on WTO member countries by 2005 and other effects of these trade agreements could result in increased competition from developing countries which historically have lower labor costs. This increased competition could have a negative effect on our net sales and may require us to increase our expenses related to marketing, either of which could have a material adverse effect on our net income and operating cash flows.


The raw materials used to manufacture our products are subject to price volatility which could increase our costs and affect our pricing decisions.


         The raw materials used to manufacture our products are subject to price volatility caused by weather, supply conditions, government regulations, economic climate and other unpredictable factors. In addition, fluctuations in petroleum prices can influence the prices of chemicals, dyestuffs and polyester yarn. If one or more of our competitors is able to reduce their production costs by taking advantage of any reductions in raw material prices, we may face pricing pressures from those competitors and may be forced to reduce our prices or face a decline in net sales, either of which could have a materially adverse effect on our net income and operating cash flows.

The apparel industry is subject to consumer preferences and if we misjudge consumer preferences, the image of one or more of our brands may suffer and the demand for our products may decrease.


         The apparel industry is subject to shifting consumer demands and evolving fashion trends, and our success is dependent upon our ability to anticipate and promptly respond to these changes. Failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences may result in decreased demand for our products, as well as excess inventories and markdowns, which could have a material adverse effect on our net income. In addition, if we misjudge consumer preferences, our brand image may be significantly impaired. At the same time, our inventory management practices may result in not having an adequate supply of products to meet our customers demand and cause us to lose sales which could have a material adverse effect on our net sales, net income and operating cash flows.


Our operations are subject to environmental, health and safety regulations that may result in unanticipated costs or liabilities.


         Our operations are subject to increasingly stringent environmental and occupational health and safety laws and regulations, including laws and regulations relating to our generating emissions, water discharges, waste and workplace safety. Violations of environmental, health and safety requirements may result in substantial monetary penalties and criminal sanctions. Environmental requirements have changed rapidly in recent years and are expected to evolve rapidly in the future. Future events, such as:

        o  a change in existing laws and regulations;

        o  the enactment of new laws and regulations;

        o a release of hazardous substances on or from our properties or any associated offsite disposal location; or

        o the discovery of contamination from prior activities at any of our properties,

may give rise to compliance costs that could have a material adverse effect on our business and financial condition.


Our industry is subject to pricing pressures that may cause us to lower the prices we charge for our products and adversely impact our financial performance.

         Prices in our industry are subject to pressure primarily as a result of the introduction of new manufacturing technologies, yarns and fibers, growth of the mass retail channel of distribution, increased competition, consolidation in the retail industry and the general economic slowdown. Many of our competitors also source their product requirements from developing countries to achieve a lower-cost operating environment, possibly in environments with lower-costs than our non-domestic suppliers and those manufacturers may use these cost savings to reduce prices.

         To remain competitive, we adjust our prices from time to time in response to these industry-wide pricing pressures. Our financial performance may be negatively affected by these pricing pressures if:

        o we are forced to reduce our prices and we cannot reduce our production costs; or

        o  our production costs increase and we cannot increase our prices.

The markets in which we operate are highly competitive and we may not be able to compete effectively.


         The apparel industry is extremely competitive. Some of our competitors are larger, more diversified and have greater financial and other resources than we do. Competition could result in reduced sales or prices, or both, which could have a material adverse effect on our net income and operating cash flows. We, and other participants in our industry, face competition on many fronts, including:

        o  quality of product;

        o  brand recognition;

        o  price;

        o  product differentiation;

        o  advertising; and

        o  customer service.

         We expect competition to intensify in each of our markets. Our primary competitors are Cutter & Buck, Ashworth, Callaway, Land's End, Jansport (VF Corp.), Cotton Exchange, Russell Athletic, Nike, Majestic, Addidas and M.V. Sports. We also compete with manufacturers of activewear outside the United States, which may have substantially lower costs. Our ability to compete in each of our markets depends, in part, on our ability to source quality blanks from suppliers, creatively decorate our product to customer specifications and recruit and maintain a high quality sales force. Our ability to remain competitive in the areas of quality, price, marketing, product development, manufacturing, distribution and order processing will, in large part, determine our future success. Furthermore, we may not be able to maintain our current network of suppliers or our sales force or continue to compete successfully with other competitors, some of which may have greater resources, including financial resources, than we do. To the extent that any of our competitors offer higher quality products, better service or more attractive pricing, it could have a material adverse effect on our net sales, net income and operating cash flows. See "Business--Sales Divisions" and "--Design, Manufacturing and Materials Sourcing."


We are dependent upon certain members of our management team and the loss of their services could have a material adverse effect on our ability to develop and implement our strategies.


         The success of our business is materially dependent upon the continued services of some members of our senior management. The loss of the services of one or more key employees could have a material adverse effect on our ability to develop and implement our strategies. The failure of our management team to effectively work together could prevent efficient decision-making, affecting product development and our sales and marketing efforts, which would negatively impact our ability to manage our business and operations. Furthermore, we may not be able to attract or retain other skilled personnel in the future. While we take measures to protect our confidential information, if we were to lose a key employee, we may not be able to prevent the unauthorized disclosure or use of our procedures, practices, new product development or client lists.

         We do not maintain key-man life insurance on our key personnel. We have entered into an employment agreement and a noncompetition agreement with Robert M. Wolff, the Chairman of GFSI. See "Management," "Business--Employees" and "Certain Relationships and Related Transactions--Wolff Employment Agreement."

An economic downturn in any of the markets we serve or changes to our distribution channels may adversely affect our financial performance.


         Our financial performance is dependent, in part, on the overall health of the markets we serve. Downturns in any one market could reduce demand for, and prices of, customized sportswear and activewear products, including those manufactured by us. As a result, a significant downturn in any one market could have a material adverse effect on our net sales, net income and operating cash flows.


Our growth strategy includes acquisitions, and we may not be successful in finding suitable targets or integrating any business that we acquire.


         As part of our growth strategy, we intend to pursue selective acquisitions to further diversify our portfolio of brands and products to appeal to consumers across a broader variety of price points. This strategy involves risks and we may not be able to:

        o identify suitable acquisition candidates or finance or consummate the transactions we select;

        o select acquisition targets that will be profitable or successfully integrated into our operations;

        o retain and motivate key personnel and retain the clients of acquired businesses;

        o prevent acquisitions and integrations from diverting management resources; or

        o consummate acquisitions and integrations that will not have a material adverse effect on our results of operations or financial condition.

Reduced economic activity and reduced travel could have a material adverse effect on our business.

         Reduced economic activity and reduced travel may result from a variety of events beyond our control, such as future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, other acts of terrorism or war, and travel restrictions imposed by governments, governmental agencies or the World Health Organization. An economic downturn could reduce demand for, and prices of, our products. In addition, a reduction in travel and related expenditures could have an adverse effect on the financial condition of our travel dependent customers which include resorts, hotel chains, destination golf courses, cruise lines and casinos. Such an attack could also affect attendance at sporting events and gatherings where our products are sold. Any negative impact on the financial condition of our customers could in turn reduce demand for our products. As a result, our net income and operating cash flows could be materially adversely affected.

                               USE OF PROCEEDS

         We did not receive any proceeds in connection with the December 2002 exchange of the old notes for the notes issued by our parent, GFSI Holdings, and we will not receive any proceeds in connection with the exchange offer.

                      RATIO OF EARNINGS TO FIXED CHARGES

         We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, plus fixed charges, excluding capitalized interest. Fixed charges consist of interest expense, including capitalized interest, on debt and amortization of deferred debt issuance costs, and an estimate of the portion of rental expense that is representative of the interest component.

                 Fiscal Years Ended                      Six Months Ended
-------------------------------------------------- ----------------------------
July 3,   July 2,   June 30,   June 29,   June 29,   December 28,  December 28,
 1998      1999      2000       2001       2002          2001          2002
 ----      ----      ----        ----      ----          ----          ----
 1.9       1.7       1.8         1.3       1.4           1.9           2.0

                      SELECTED HISTORICAL FINANCIAL DATA

                            (Dollars in thousands)

         In the following table, we provide you with our selected historical consolidated information and other operating data at the dates and for the periods indicated. The selected historical consolidated financial data for fiscal 2000, 2001 and 2002, and at June 29, 2001 and June 29, 2002, are
derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical financial data for the six months ended December 28, 2001 and as of and for the six months ended December 28, 2002 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The selected historical financial data for fiscal 1998 and 1999 are derived from our audited financial statements not included in this prospectus. The selected historical financial data as of December 28, 2001 is derived from our unaudited financial statements not included in this prospectus. Our fiscal year ends on the Saturday nearest June 30, which results in a 53 week year from time to time. A 53 week period is included in the fiscal year ended July 3, 1998. The remaining fiscal years are comprised of 52 week periods.


         When you read this selected historical consolidated financial and other data, it is important that you read along with it the historical financial statements and related notes in our consolidated financial statements included in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations," which appears below.

                                                           Fiscal Years Ended                           Six Months Ended
                                                           ------------------                           ----------------
                                         July 3,     July 2,    June 30,     June 29,    June 29,   December 28,  December 28,
                                          1998        1999        2000        2001        2002          2001          2002
                                          ----        ----        ----        ----        ----          ----          ----
Statements of Income Data:
   Net sales........................   $ 214,894   $ 208,025   $ 205,500   $ 185,305   $ 197,250     $ 106,377    $ 115,844
   Gross profit.....................      86,068      83,236      79,326      70,726      73,627        40,287       42,291
   Operating expenses (1)...........      48,400      52,395      48,093      49,998      50,933        24,859       27,854
                                       ----------  ---------   ---------   ---------   ---------     ---------    ---------
   Operating income.................      37,668      30,841      31,233      20,728      22,694        15,428       14,437
   Other expense, principally
     interest.......................     (19,284)    (18,345)    (17,450)    (16,247)    (15,726)       (8,069)      (7,298)
   Loss on early extinguishment
     of debt........................          --          --          --          --        (993)           --           --
                                       ---------   ---------   ---------   ---------   ---------     ---------    ---------
   Income before taxes (2)..........      18,384      12,496      13,783       4,481       5,975         7,359        7,139
   Income tax expense ..............      (7,248)     (4,683)     (5,177)     (1,630)     (2,331)        2,870        2,786
                                       ---------   ---------   ---------   ---------   ---------     ---------    ---------
   Net income.......................   $  11,136   $   7,813   $   8,606   $   2,851   $   3,644     $   4,489    $   4,353
                                       =========   =========   =========   =========   =========     =========    =========
Balance  Sheet  Data  (as of  period
end):
   Cash and cash equivalents........   $   1,346   $  10,264   $   1,446   $   5,309   $     313     $   2,058    $   3,739
   Total assets.....................     106,035     104,917      99,179      93,567     105,336        99,518      106,758
   Long-term debt (including
     current portion)...............     191,528     180,878     167,309     152,341     156,309       151,819      152,250
   Total stockholders' equity
     (deficiency)...................    (109,627)    (99,014)    (86,809)    (83,137)    (79,645)      (78,648)     (75,366)

Other Data:
   Cash flows from operating
     activities.....................   $   3,703   $  18,222   $   3,555   $  21,547   $  (3,710)    $    (693)   $   9,761
   Cash flows from investing
     activities.....................      (2,648)     (2,041)     (1,937)     (8,412)     (4,189)       (1,987)      (2,158)
   Cash flows from financing
     activities....................         (825)     (7,263)    (10,436)     (9,272)      2,904          (571)      (4,177)
   Depreciation and amortization....       2,938       3,083       3,235       3,046       4,095         1,576        1,576
   Capital expenditures.............       2,972       2,291       1,998       1,788       4,203         1,988        2,172

--------------------
(1)     Operating expenses for fiscal 2001 include $836 of restructuring charges, $1,110 of pre-acquisition integration costs related to the acquisition of Champion and a $630 gain on the sale of the Tandem
        Marketing division.

(2)     Income before taxes for fiscal 2002 includes a loss of $993 related to the write-off of deferred financing costs incurred in connection with our previous bank credit agreement which was replaced by the Revolving Bank Credit Agreement.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         The following discussion and analysis of our results of operations and liquidity and capital resources should be read in conjunction with the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

Forward-Looking Statements

         Management's discussion and analysis of financial condition and results of operations and other sections of this prospectus contain forward-looking statements relating to future results of GFSI. Such forward-looking statements are identified by use of forward-looking words such as "anticipates," "believes," "plans," "estimates," "expects," and "intends" or words or phrases of similar expression. These forward-looking statements are subject to various assumptions, risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for our products, acceptance of new products and developments affecting our products. Accordingly, actual results could differ materially from those contemplated by the forward-looking statements.

Critical Accounting Policies

         The following discussion and analysis of financial condition, results of operations, liquidity and capital resources is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Generally accepted accounting principles require estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to bad debts, inventories, intangible assets, long-lived assets, deferred income taxes, accrued expenses, restructuring reserves, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

         We believe that some of our significant accounting policies involve a higher degree of judgment or complexity than other accounting policies. Identified below are the policies deemed critical to our business and the understanding of our results of operations.

         Revenue recognition. We recognize revenues when goods are shipped, title has passed, the sales price is fixed and collectibility is reasonably assured. Returns, discounts and sales allowance estimates are based on projected sales trends, historical data and other known factors. If actual returns, discounts and sales allowances are not consistent with the historical data used to calculate these estimates, net sales could either be understated or overstated.

         Accounts receivable. Accounts receivable consist of amounts due from customers and business partners. We maintain an allowance for doubtful accounts to reflect expected credit losses and provides for bad debts based on collection history and specific risks identified on a customer-by-customer basis. A considerable amount of judgment is required to assess the ultimate realization of accounts receivable and the credit-worthiness of each customer. Furthermore, these judgments must be continually evaluated and updated. If the historic data used to evaluate credit risk does not reflect future collections, or, if the financial condition of our customers were to deteriorate causing an impairment of their ability to make payments, additional provisions for bad debts may be required in future periods. Accounts receivable at December 28, 2002 and June 28, 2002 were net of allowance for doubtful accounts of $1.1 million and $838,000, respectively.

         Inventories. Inventories are carried at the lower of cost or market determined under the First-In, First-Out (FIFO) method. We write down obsolete and unmarketable inventories to their estimated market value based upon, among other things, assumptions about future demand and market conditions. If actual market conditions are less favorable than projected, additional inventory write-downs may be required. We also record changes in valuation allowances due to changes in our operating strategy, such as the discontinuances of certain product lines and other merchandising decisions related to changes in demand. It is possible that further changes in required inventory allowances may be necessary in the future as a result of market conditions and competitive pressures.

Results of Operations

         The following table sets forth certain historical financial information of GFSI, expressed as a percentage of net sales, for fiscal 2002, 2001 and 2000:


                                Fiscal Year Ended                   Six Months Ended
                                -----------------                   ----------------
                         June 30,    June 29,    June 29,      December 28,    December 28,
                           2000        2001        2002            2001            2002
                           ----        ----        ----            ----            ----
Net sales..............    100.0%      100.0%      100.0%         100.0%          100.0%
Gross profit...........     38.6        38.2        37.3           37.9            36.5
Operating income.......     15.2        11.2        11.5           14.5            12.5


Six Months Ended December 28, 2002 Compared to the Six Months Ended December 28, 2001

         Net Sales. Net sales for the six months ended December 28, 2002 increased 9% to $115.8 million from $106.4 million in the six months ended December 28, 2001. The increase in net sales from last year was due to strong growth from the Licensed Apparel group, which was fueled by a 42% increase in revenue from Champion Custom Products. The net sales increase from Champion Custom Products was partially offset by a 28% decline in Corporate division sales. Net sales for Champion Custom Products for the first six months of fiscal 2003 were $10.8 million greater than last year while Corporate division sales were $5.1 million less than last year. Management believes that our customers have shifted their purchases to lower priced apparel with less expensive decoration, which has enhanced the sales of Champion Custom Products' more moderately priced goods. A soft economy and consequent reductions in corporate spending on marketing and employee incentive programs have had a detrimental effect on the net sales of the Corporate division.

         Gross Profit. Gross profit for the six months ended December 28, 2002 increased 5% to $42.3 million from $40.3 million in the six months ended December 28, 2001. Gross profit as a percentage of net sales decreased to 36.5% from 37.9% last year. The decrease in gross profit as a percentage of net sales was the result of a change in customer purchasing. College bookstore sales, fueled by Champion Custom Products, represented 52% of net sales for the six month period ended December 28, 2002 compared to 45% last year. College bookstore sales generally provide a lower gross profit than our other divisions.

         Operating Expenses. Operating expenses for the six months ended December 28, 2002 increased 12% to $27.9 million from $24.9 million last year. Operating expenses as a percentage of net sales were 24% in the first six months of fiscal 2003 compared to 23.4% in the first six months of fiscal 2002. The increase in operating expenses was principally due to a greater portion of fiscal 2003 sales generated from college bookstore sales, which carry royalty fees and are marketed through more expensive distribution channels. In addition, we incurred higher bad debt expense in fiscal 2003 due to soft economic conditions.

         Operating Income. Operating income decreased 6% to $14.4 million in fiscal 2003 from $15.4 million in fiscal 2002. Operating income as a percentage of net sales decreased to 12.5% in fiscal 2003 from 14.5% in fiscal 2002. The decrease in operating income as a percentage of sales was the result of a lower gross profit percentage on higher net sales combined with the increase in operating expenses.

         Interest Expense. Interest expense in the first six months of fiscal 2003 was $7.3 million, $771,000 less than the comparable period last year. Lower interest rates created the decrease in interest expense.

         Net Income. Net income for the first six months of fiscal 2003 was $4.4 million, $136,000 less than the first six months of fiscal 2002. The decrease was primarily the result of the decrease in operating income.

Fiscal Year Ended June 29, 2002 Compared to Fiscal Year Ended June 29, 2001

         Net Sales. Net sales increased 6.4% in fiscal 2002 to $197.2 million from $185.3 million in fiscal 2001. The increase was primarily attributable to the addition of Champion Custom Products college bookstore net sales of $43.4 million. The net sales increase from Champion Custom Products was partially offset by declines in Corporate and Resort division sales. The terrorist attacks of September 11, 2001 and the resulting political and economic uncertainties created in the aftermath, directly affected the travel plans and the marketing and employee incentive programs of the customers of these two sales divisions. In addition, the Tandem Marketing division was sold in June 2001. The Tandem Marketing division contributed $11.7 million in sales in fiscal 2001.

         Gross Profit. Gross profit for fiscal 2002 increased 4.1% to $73.6 million from $70.7 million in fiscal 2001 due to the increase in net sales. Gross profit as a percentage of net sales decreased to 37.3% from 38.2% last year. The decrease in gross profit as a percentage of sales was the result of lower Corporate division sales, which generally provide a higher gross profit than sales from the Champion Custom Products college bookstore sales. Fiscal 2002 gross profit was also adversely affected by both (i) increased loss on sales of close-out and discontinued merchandise and (ii) the start-up production costs at the new Chillicothe, Missouri facility.

         Operating Expenses. Operating expenses increased $0.9 million or 1.8%, to $50.9 million in fiscal 2002 from $50 million in fiscal 2001. Operating expenses as a percentage of net sales decreased in fiscal 2002 to 25.8% from 27% in fiscal 2001. Operating expenses in fiscal 2001 included costs incurred from the following non-recurring activities: $1.1 million of integration costs associated with the acquisition of Champion Custom Products and $0.8 million in costs associated with severance and employee termination benefits related to the execution of a restructuring plan; which were partially offset by $0.6 million in gain related to the sale of the Tandem Marketing division. If costs from these non-recurring activities are excluded, operating expenses as a percentage of sales would have decreased in fiscal 2002 to 25.8% from 26.3% in fiscal 2001. Cost control measures created the decrease in operating expenses.

         Operating Income. Operating income for fiscal 2002 increased $2 million to $22.7 million in fiscal 2002 from $20.7 million in fiscal 2001. Operating income as a percentage of net sales increased to 11.5% in fiscal 2002 from 11.2% in fiscal 2001. The increase in operating income was the result of the increase in sales and lower operating expenses.

         Other Income (Expense). Other expense in fiscal 2002 decreased $0.5 million to $15.7 million from $16.2 million in fiscal 2001. The favorable effects of lower interest rates created the decrease in fiscal 2002.

         Loss on Early Extinguishment of Debt. In March 2002, we entered into a $65 million Revolving Bank Credit Agreement and repaid our existing bank credit agreement ahead of its scheduled expiration. A $1 million loss was recorded in the third quarter of fiscal 2002 to write off deferred debt origination costs related to the previous bank credit agreement.

         Net Income. We had net income of $3.6 million in fiscal 2002 compared to $2.9 million in fiscal 2001. The increase in fiscal 2002 operating income created the improvement over fiscal 2001.

Fiscal Year Ended June 29, 2001 Compared to Fiscal Year Ended June 30, 2000

         Net Sales. Net sales declined 9.8% in fiscal 2001 to $185.3 million from $205.5 million in fiscal 2000. The decrease was principally attributable to decreases in our Licensed Apparel and Corporate divisions. The decrease in net sales at our Licensed Apparel division was due to college bookstore customers' reducing individual location inventories. Corporate sales declined in fiscal 2001 due to a curtailment of purchasing, marketing and employee relations incentive items by many corporations.

         Gross Profit. Gross profit for fiscal 2001 decreased 10.8% to $70.7 million from $79.3 million in fiscal 2000, due primarily to the decline in sales noted above. Gross profit as a percentage of net sales declined slightly in fiscal 2001 to 38.2% from 38.6% in fiscal 2000.

         Operating Expenses. Operating expenses increased $1.9 million or 4%, to $50 million in fiscal 2001 from $48.1 million in fiscal 2000. Operating expenses as a percentage of net sales increased in fiscal 2001 to 27% from 23.4% in fiscal 2000. The increases in operating expenses were primarily attributable to the following non-recurring activities in fiscal 2001: $1.1 million of integration costs associated with the acquisition of Champion and $0.8 million in costs associated with severance and employee termination benefits related to the execution of a restructuring plan; which were partially offset by $0.6 million in gain related to the sale of the Tandem Marketing division. In addition, we incurred costs associated with the change in our Corporate division's sales strategy to replace independent sales representatives by focusing employee representatives on selling though advertising incentive distributors who, in turn, fulfill corporate incentive programs.

         Operating Income. Operating income for fiscal 2001 decreased $10.5 million to $20.7 million in fiscal 2001 from $31.2 million in fiscal 2000. Operating income as a percentage of net sales decreased to 11.2% in fiscal 2001 from 15.2% in fiscal 2000. The decrease in operating income was the result of the decline in sales and the increase in operating expenses.

         Other Income (Expense). Other expense in fiscal 2001 decreased $1.2 million to $16.2 million from $17.4 million in fiscal 2000 due to declining balances on our long-term debt outstanding and declining interest rates.

         Net Income. Net income for fiscal 2001 was $2.9 million compared to $8.6 million in fiscal 2000. The decrease was the result of lower operating income.

Liquidity and Capital Resources

         During fiscal 2002, we replaced our existing bank credit agreement by entering into a Revolving Bank Credit Agreement with a group of financial institutions to provide a $65 million revolving line of credit which matures in January 2005. At December 28, 2002, $28.4 million was available for future borrowing under the Revolving Bank Credit Agreement. We believe that cash flows from operating activities and borrowings under the Revolving Bank Credit Agreement will be adequate to meet our short-term and future liquidity requirements prior to the maturity of our Revolving Bank Credit Agreement in fiscal 2005 although no assurance can be given in this regard.

         Cash provided by operating activities in the first six months of fiscal 2003 was $9.8 million compared to cash used by operating activities of $693,000 last year. Fiscal 2002 operating cash flows were used to fund the increase in accounts receivable and inventory related to the addition of the Champion Custom Products college bookstore business.

         Cash used in investing activities in the first six months of fiscal 2003 was $2.2 million compared to $2 million used in the comparable period in 2002. The cash used in both periods was related to the acquisition of property, plant and equipment.

         Cash used in financing activities in the first six months of fiscal 2003 was $4.2 million compared to $571,000 in the comparable period of fiscal 2002. Payments of bank debt was the primary use of cash in fiscal 2003.

         Cash provided by (used in) operating activities in fiscal 2002, 2001 and 2000 was ($3.7) million, $21.5 million and $3.5 million, respectively. Increases in accounts receivable and inventory to support the acquired Champion Custom Products college bookstore business created the change in cash provided by (used in) operating activities between fiscal 2002 and fiscal 2001. Reductions in inventory and accounts receivable and increases in payables contributed to the increase in cash provided by operating activities in fiscal 2001 compared to fiscal 2000.

         Cash used in investing activities for fiscal 2002, 2001 and 2000 was $4.2 million, $8.4 million and $1.9 million, respectively. Cash used in investing activities in fiscal 2002 was principally related to capital expenditures associated with the construction of a new garment decoration facility in Chillicothe, Missouri. The cash used in investing activities in fiscal 2001 was related to the purchase of Champion Custom Products and capital expenditures, partially offset by $2.7 million in proceeds from the sale of the Tandem Marketing division. In fiscal 2000 cash used in investing activities represented capital expenditures.

         Cash provided by (used in) financing activities for fiscal 2002, 2001 and 2000 was $2.9 million, ($9.3) million and ($10.4) million, respectively. The net $2.9 million provided from financing activities in fiscal 2002 was created by borrowings under the new Revolving Bank Credit Agreement to replace existing bank loans and support increased working capital and equipment needs related to the acquisition of the Champion Custom Products business. The cash used in financing activities in fiscal 2001 and fiscal 2000 was primarily related to long-term debt repayments of which $8.5 million and $7.8 million were debt prepayments in fiscal 2001 and fiscal 2000, respectively.


         GFSI anticipates paying dividends to GFSI Holdings to enable GFSI Holdings to pay corporate income taxes, pursuant to the Tax Sharing Agreement (See "Description of Notes--Certain Definitions" and "Certain Relationships and Related Transactions--Tax Sharing Agreement"), interest on subordinated discount notes issued by GFSI Holdings (the "Holdings Discount Notes"), fees payable under the TJC Agreement, a consulting agreement (See "Certain

Relationships and Related Transactions--The Jordan Company"), fees payable under a non-competition agreement between GFSI Holdings and Robert M. Wolff, and certain other ordinary course expenses incurred on our behalf. GFSI Holdings is dependent upon the cash flows of GFSI to provide funds to service the Holdings Discount Notes. Holdings Discount Notes do not have an annual cash flow requirement until March 2005 as they accrue interest at 11.375% per annum, compounded semi-annually to an aggregate principal amount of $108.5 million at September 15, 2004. Thereafter, the Holdings Discount Notes will accrue interest at the rate of 11.375% per annum, payable in semi-annual cash installments of $6.2 million on March 15 and September 15 of each year. Additionally, GFSI Holdings' cumulative non-cash preferred stock ("Holdings Preferred Stock") dividends total approximately $407,000 annually. Holdings Preferred Stock may be redeemed at stated value (approximately $3.4 million) plus accrued dividends with mandatory redemption in fiscal 2009.


         A summary of our contractual cash obligations by maturity date as of June 29, 2002 is as follows:



Contractual Obligations
-----------------------                     Total           Year 1        Years 2-3       Years 4-5      After 5 Years
                                            -----           ------        ---------       ---------      -------------
Direct cash obligations:
  Long-term debt                        $156,001,132    $     72,018    $ 30,711,346   $ 125,057,197    $    160,571

  Capital lease obligations                  308,207         105,069         193,292           9,846             --
  Guaranteed minimum royalties and
    operating lease obligations            5,517,464       1,807,482       3,672,227          37,755             --

  Other                                    2,825,000         285,000         630,000         710,000       1,200,000
                                         -----------    ------------     -----------    ------------    ------------
    Total direct contractual cash
       obligations                       164,651,803       2,269,569      35,206,865     125,814,798       1,360,571

Indirect cash obligations:

  GFSI Holdings, Inc.                     93,367,470         750,000       7,669,105      26,176,420      58,771,945
                                        ------------    ------------       ---------     -----------    ------------
    Total direct and indirect cash
       obligations                      $258,019,273    $  3,019,569    $ 42,875,970   $ 151,991,218    $ 60,132,516
                                        ============    ============    ============   =============    ------------



         Under our Champion product license we have guaranteed the payment of $1 million as minimum royalty payments in each of fiscal 2004 and fiscal 2005. There are no guaranteed minimum royalty payments thereafter.

         It is anticipated that other product licenses with annual guaranteed minimum royalty payments and leases that expire will be renewed or replaced, and future guaranteed minimum royalty commitments and lease commitments are not expected to aggregate less than the amount shown in year 1.

         Indirect cash obligations include the contractual obligations of GFSI Holdings for which we anticipate providing the necessary funding to GFSI Holdings, provided we are permitted by our Revolving Bank Credit Agreement and by our 9.625% Senior Subordinated notes indentures. These obligations include payments to enable GFSI Holdings to pay interest on its subordinated discount notes, fees under non-competition and consulting agreements and cash dividends on GFSI Holdings preferred stock.


New Accounting Standards

         We adopted Statement of Financial Accounting Standards ("SFAS")
No. 141, "Business Combinations: and SFAS No. 142, "Goodwill and Other Intangible Assets," in fiscal 2002. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001, and contains certain transition provisions, that apply to purchase method business combinations with an acquisition date before July 1, 2002. SFAS No. 142 addresses the financial accounting and reporting for goodwill and other intangible assets acquired in a business combination after they have been initially recognized in the financial statements, eliminates amortization of goodwill, and requires that goodwill be tested for impairment at least annually. The adoption of SFAS No. 141 and SFAS No. 142 did not have an impact on our consolidated financial statements.

         In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145 "Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The new standard eliminates the requirement to classify gains and losses related to debt extinguishments as extraordinary items. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. We adopted SFAS No. 145 in the third quarter of fiscal 2003, and reclassified the fiscal 2002 extraordinary loss on early extinguishment of debt as other income (expense) in accordance with the transition provisions of SFAS No. 145. Net income, shareholders' equity or cash flows were not impacted by this new standard.

Seasonality and Inflation

         We experience seasonal fluctuations in our sales and profitability, with generally higher sales and gross profit in the first and second quarters of our fiscal year. In fiscal 2002, our net sales during the first half and second half of the fiscal year were approximately 54% and 46%, respectively. The seasonality of sales is primarily due to higher college bookstore sales volume during the first two fiscal quarters. Sales at our Resort and Corporate divisions typically show no significant seasonal variations.

         The impact of inflation on our operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on our operating results.

Quantitative and Qualitative Disclosures About Market Risks

         Our market risk exposure is primarily due to possible fluctuations in interest rates. We use a balanced mix of debt maturities along with both fixed rate and variable rate debt to manage its exposure to interest rate changes. The fixed portion of our long-term debt does not bear significant interest rate risk. The variable rate debt would be affected by interest rate changes to the extent the debt is not matched with an interest rate swap or cap agreement or to the extent, in the case of the Revolving Bank Credit Agreement, that balances are outstanding. An immediate 10% change in interest rates would not have a material effect on our results of operations over the next fiscal year, although there can be no assurances that interest rates will not change significantly.

                                   BUSINESS


         We were incorporated in the State of Delaware on January 15, 1997 as GFSI, Inc. We are a wholly-owned subsidiary of GFSI Holdings, Inc. and were organized by affiliates of The Jordan Company and management to effect the acquisition of Winning Ways, Inc.


         On February 27, 1997, GFSI Holdings acquired all of the issued and outstanding capital stock of Winning Ways and immediately thereafter merged Winning Ways with and into us. We were the surviving entity. All of the capital stock of Winning Ways acquired by GFSI Holdings in connection with the acquisition was contributed to us along with the balance of equity contributions.

         We are a leading designer, manufacturer and marketer of high quality, custom designed sportswear and activewear bearing names, logos and insignia of resorts, corporations, national associations, colleges and professional sports leagues and teams. We custom design and decorate an extensive line of high-end outerwear, fleecewear, polo shirts, T-shirts, woven shirts, sweaters, shorts, pants, headwear and sports luggage. We market our products through our well-established and diversified distribution channels.


         On January 29, 1998, we established a wholly-owned subsidiary, Event 1, Inc. to provide a concessionaire outlet for our sportswear and activewear. Event 1 provides increasing sales for our products with the National Collegiate Athletic Association ("NCAA"), Big 10 Conference, Big 12 Conference, the Atlantic Coast Conference and Professional Golf Association ("PGA") tournament events.


         On June 25, 2001, we acquired 100% of the stock of Champion Products, Inc. for approximately $9.5 million. In conjunction with the acquisition of Champion Products, we entered into a 15 year licensing agreement with the seller which permits us to sell decorated Champion(R) apparel in the college bookstore, military and resort markets. Under the licensing agreement, we will pay a royalty to the seller based upon net sales beginning in fiscal 2004.

         On June 29, 2001, we sold our Tandem Marketing business for approximately $2.7 million in cash, net of closing costs, and the buyer's assumption of approximately $1.2 million in liabilities. We recognized a $629,787 gain on the sale of the Tandem Marketing business.

         We operate on a 52/53 week fiscal year which ends on the Saturday nearest June 30. The twelve month periods ended July 2, 1999, June 30, 2000, June 29, 2001 and June 29, 2002 each contain 52 weeks. The twelve month period ended July 3, 1998 contains 53 weeks.

Sales Divisions and Subsidiaries

         We believe that we enjoy distinct competitive advantages in each of our sales divisions and subsidiaries because of our ability to quickly deliver high quality, customized products and provide excellent customer service. We operate state-of-the-art design, embroidery and screen print manufacturing and distribution facilities which we believe have set the standard in the sportswear and activewear industry for product quality and response time to orders and re-orders. This allows our customers to carry less inventory, increase merchandise turnover and reduce the risk of obsolete merchandise.

         Resort Division. The Resort division is a leading marketer of custom logoed sportswear and activewear to over 7,400 active customer accounts, including destination resorts, family entertainment companies, hotel chains, golf courses, cruise lines and casinos.

         We distribute our Resort division products through our national sales force of approximately 35 independent sales agents. We believe that we are well known and respected in the resort and leisure industry because of our quick turn around for new orders and re-orders, our product innovation, our quality and our high level of service.

         Corporate Division. The Corporate division is a leading marketer of corporate identity sportswear and activewear for use by a diverse group of corporations for incentive programs, employee pride and recognition initiatives, corporate meetings and outings, company retail stores and catalog programs, dealer incentive programs as well as office casual wear and uniforms.

         We provide our corporate identity sportswear products to over 1,500 of the leading independent marketing companies, who in turn each employ a sales staff to service a client base. We employ 21 regional sales personnel who are exclusively dedicated to promoting Corporate division products. We believe this marketing approach leverages the sales force and marketing contacts of these independent marketing companies. Prior to fiscal 2001, the Corporate division utilized approximately 40 independent sales agents to market directly to corporate customers.


         Licensed Apparel Division. The Licensed Apparel division includes the college bookstore business, through both the Gear for Sports(R) and Champion(R) college brands (through our subsidiary, CC Products, Inc.), sales under professional sports team, league and event licensing agreements and sales to the military. We have over 3,500 active college bookstore accounts, including nearly every major college and university in the United States. The largest college bookstore accounts include the major college bookstore lease operators as well as high volume, university managed bookstores.


         Our professional sports team, league and event licensors include, among others, the NBA, the NHL, and Major League Baseball. We target the upscale adult sports enthusiast through our existing distribution channels as well as through stadium stores and team retail outlets. We have over 800 active professional sports related customer accounts.

         Event 1 Subsidiary. The Event 1 subsidiary was established in fiscal 1998 to provide concessionaire services that create additional outlets for our products. Since its inception, Event 1 has become the leading event merchandiser in the collegiate championship industry. The subsidiary has renewed and extended its agreements with the NCAA, Big 10 Conference, Big 12 Conference, the Atlantic Coast Conference, the Southeastern Conference, PGA and various other institutions and entities.


         GFSI Canada Company. In June 2002, we formed GFSI Canada Company to enable us to conduct business in Canada and reach similar markets with our existing product line. Certain of our products had previously been available in the Canadian market through an international licensing agreement that expired in December 2001. In June 2002, GFSI Canada entered into a management agreement with Fletcher Leisure Group Inc., a Canadian corporation headquartered in Quebec, Canada. The Fletcher Leisure Group Inc. provides certain selling, marketing, product distribution and administrative services to GFSI Canada Company under the management agreement.


Products

         Our extensive product offerings include: fleecewear, outerwear, polo shirts, woven shirt, sweaters, T-shirts and bottoms, women's and other apparel items and accessories. These products are currently offered in over 1,000 combinations of style and color. While our products are generally characterized by a low fashion risk, we attempt to incorporate the latest trends in style, color and fabrics with a heavy emphasis on innovative graphics to create leading-edge fashion looks. We believe that the quality and breadth of our product lines and our innovative logo designs represent significant competitive advantages in our markets.

         The following illustrates the attributes of our current product lines:

         Fleecewear. Our fleecewear products represented approximately 27% of net sales for fiscal 2002. Our current styles offered include classic crew sweatshirts, cowl neck tops, half-zip pullovers, hooded tops, vests, and bottoms. Products are constructed of a wide range of quality fabrics including combed cotton, textured fleece ribbed knit cotton and inside out fleece. The resulting product line offers customers a variety of styles ranging from relaxed, functional looks to more sophisticated, casual looks.

         T-Shirts and Bottoms. Our T-shirt and bottoms products represented approximately 15% of net sales for fiscal 2002. We design our products to address consumer needs for comfort, fit and function while providing innovative logo designs. We offer a full line of T-shirts, shorts and pants in a variety of styles, fabrics and colors.

         Outerwear. Our outerwear products represented approximately 13% of net sales for fiscal 2002. These products are designed to offer consumers contemporary styling, functional features and quality apparel. Product offerings include a variety of weights and styles, including heavy nylon parkas, denim jackets, corduroy hooded pullovers, nylon windshirts and water-resistant poplin jackets. Our products also provide a number of functional features such as adjustable cuffs, windflaps, vented backs, drawstring bottoms and heavyweight fleece lining.

         Polo Shirts, Woven Shirts and Sweaters. Our polo shirt, woven shirt and sweater products represented approximately 13% of net sales for fiscal 2002. Our products in this category are designed to be suitable for both leisure and work-related activities with a full range of materials and styles.

         Women's. Our women's products represented approximately 9% of net sales for fiscal 2002. Recognizing the market demand for specific women-sized apparel, we have designed a more complete women's collection. The resulting product line offers customers a variety of styles ranging from relaxed, functional looks to more sophisticated, casual looks.

         Other. We also sell headwear, sports luggage, and a number of other miscellaneous apparel items. Event 1 also sells non-apparel items at events including basketballs, pennants and related items. Sales of "Other" items represented approximately 23% of net sales for fiscal 2002.

Design, Manufacturing and Materials Sourcing

         We operate state-of-the-art design, embroidery and screen print manufacturing and distribution facilities in Lenexa, Kansas, Chillicothe, Missouri and Bedford, Iowa.

         Our design group consists of more than 75 in-house artists and graphic designers who work closely with each customer to create the product offering and customization that fulfills the account's needs. The design group is responsible for presenting new ideas to each account in order to continually generate new products. This design function is a key element in our ability to provide value-added services and maintain superior relations with our customers. Once the design and logo specifications have been determined, our manufacturing process begins. This manufacturing process consists of embroidery and/or screen printing applications to our designed non-decorated apparel or "blanks". Most of the screen printing and the embroidery operations are performed by us in our Lenexa, Kansas, Chillicothe, Missouri and Bedford, Iowa facilities. In addition, we outsource screen printing and embroidery work to independent contractors when necessary.

         All of our blanks are sourced and manufactured to our specifications by third party vendors. We closely monitor each of our vendors in order to ensure that our specifications and quality standards are met. A significant portion of our blanks are contract manufactured in various off-shore plants. Our imported items are currently manufactured in China, Taiwan, Korea, Malaysia, Hong Kong, Singapore, Indonesia, Vietnam, Guatemala, Honduras, Philippines, Thailand and Mexico. No foreign country has a manufacturing concentration above 20%. We have long-standing contractual relationships with our independent buying agents who assist us in our efforts to control garment quality and delivery. None of these agents represent us on an exclusive basis. We have independent buying agents in each foreign country in which we purchase blanks.

Competition

         Our primary competitors vary within each of our divisions and subsidiaries. In the resort division, there are few national competitors and even fewer that operate in all of the varied segments in which we operate. In the corporate identity market, there are several large manufacturers of corporate identity products. We believe we are one of the few manufacturers and marketers of corporate identity products that specialize in the activewear product segment. In the Licensed Apparel division's college bookstore market, the GEAR For Sports(R) and Champion(R) brands and their closest two competitors have traditionally held greater than 60% of the market.

         The following table sets forth our primary competitors in each of our markets:

       Market         Primary Competitors
-------------------   --------------------------------------------------------
Resort                Cutter & Buck and local and regional competitors
Corporate             Cutter & Buck, Ashworth, Callaway, Land's End
Licensed Apparel      Jansport (VF Corp.), Cotton Exchange, Russell Athletic,
                      Nike, Majestic, Addidas and M.V. Sports

         Competition in each of our markets generally is based on product design and decoration, customer service, overall product quality and price. We believe that we have been able to compete successfully because of our ability to create diverse and innovative designs, provide excellent customer service, leverage our GEAR For Sports(R) and Champion(R) brand names and differentiate our products on the basis of quality.

Employees

         We employ approximately 833 people at two facilities in Lenexa, Kansas, of which approximately 112 are members of management, 264 are involved in either product design, customer service, sales support or administration and 457 are involved in manufacturing. We employ approximately 86 people in our Bedford, Iowa embroidery facility and 162 at our Chillicothe, Missouri screen print facility, all of which are involved in manufacturing. None of our employees is covered by a collective bargaining agreement. We believe that the dedication of our employees is critical to our success, and that our relations with our employees are excellent.

Trademarks

         We market our products primarily under the GEAR For Sports(R) and Champion(R) brand names. In addition, we market our products under, among others, the Pro GEAR(R), Big Cotton(R), Winning Ways(R) and Yikes!(R) trademarks. Generally, our trademarks will remain in effect as long as we use the trademark and obtain the required renewals.

         We license the GEAR For Sports(R) trademark in Japan. This license agreement provides exclusive, non-transferable and non-assignable rights to manufacture, advertise and promote adult apparel, headwear and bags under the GEAR For Sports(R) brand name. The agreement provides for royalties as a percentage of net sales, contains annual royalty minimums, and gives us final control over product design and quality. We believe this licensing arrangement enables us to broaden our geographic distribution and extend the GEAR For Sports(R) brand name in a cost-effective manner.

         In connection with our acquisition of Champion Products, we entered into a license agreement in June 2001 with Sara Lee Corporation. Pursuant to the license agreement, we were granted the exclusive right to use the Champion(R) name and C(R) logo and related trademarks on certain products sold in the collegiate, military and resort markets in the United States. The license agreement is scheduled to expire on June 30, 2016. In consideration for the license grant, we pay Sara Lee a quarterly royalty based on a percentage of net sales of products bearing the licensed marks beginning in fiscal 2004.

Licenses

         We market our products, in part, under licensing agreements. In fiscal 2002, net sales under our 433 active licensing agreements totaled $74.4 million, or approximately 37% of our net sales. Our licensing agreements are mostly with (i) high volume, university bookstores, (ii) professional sports leagues such as Major League Baseball, NBA, NHL and PGA Tour and (iii) major sporting events such as the NCAA, U.S. Open, Ryder Cup and the Indianapolis
500. Such licensing agreements are generally renewable every one to three years with the consent of the licensor.


         On July 1, 2001, we entered into a 15 year license agreement with Sara Lee Corporation for the exclusive use of the Champion logo and related trademarks in the licensed apparel and resort markets. Under the license agreement we will pay a royalty to Sara Lee Corporation based upon net sales beginning in fiscal 2004. The royalty rate ranges from 3% to 6% of net sales from fiscal 2004 through fiscal 2017.


Properties

         We own each of our four properties: our 250,000 square foot headquarters and manufacturing facility in Lenexa, Kansas, our 100,000 square foot distribution facility located approximately two miles from our headquarters, our 23,000 square foot embroidery facility located in Bedford, Iowa, and our 50,000 square foot screen print decoration facility located in Chillicothe, Missouri. Approximately 200,000 square feet of the headquarters/manufacturing facility, the distribution facility in Lenexa, the embroidery facility in Bedford and the Chillicothe screen print facility are devoted to the design and manufacture of our products and to customer service. The Chillicothe facility was completed and began production in fiscal 2002.

         From time to time, we lease additional warehouse space under short-term agreements to meet short-term seasonal needs.

Litigation

         We are not a party to any pending legal proceeding the resolution of which, we believe, would have a material adverse effect on our results of operations, cash flows, or financial condition, nor to any other pending legal proceedings other than ordinary, routine litigation incidental to our business.

                                  MANAGEMENT

Directors and Executive Officers

         The following sets forth the names and ages of GFSI Holding's directors and executive officers and the positions they hold as of the date of this prospectus. The directors and officers hold the same directorships and titles with respect to GFSI.


             Name           Age     Position With GFSI Holdings
             ----           ---     ---------------------------
Robert M. Wolff..........    68     Chairman and Chief Executive Officer
Larry D. Graveel.........    54     President, Chief Operating Officer, Director
J. Craig Peterson........    50     Senior Vice President, Chief Financial
                                    Officer, Director
Michael H. Gary..........    51     Senior Vice President, Sales
                                    Administration, Director
A. Richard Caputo, Jr....    37     Director
John W. Jordan II........    55     Director
David W. Zalaznick.......    48     Director



         Set forth below is a brief description of the business experience of each director and executive officer of GFSI Holdings including each person's principal occupations and employment during the past five years, the name and principal business of any corporation or other organization in which such occupations and employment were carried on and whether such corporation or organization is a parent, subsidiary or other affiliate of the registrant.

         Robert M. Wolff has served as Chairman since inception in 1974.

         Larry D. Graveel has served as President since September 2000. He has served as a director since February 1997 and as Chief Operating Officer since 1999. Prior to that, Mr. Graveel served as a Senior Vice President, Merchandising from 1993 to 1999 and as a merchandising manager since 1984.


         J. Craig Peterson has served as a director and as Senior Vice President and Chief Financial Officer since March 2001. Prior to that, Mr. Peterson served as Chief Financial Officer at eScout.com LLC, an on-line, internet-based marketplace (2000 - 2001), Chief Financial Officer at Gold Bancshares Corp. (1999 - 2000), and Chief Financial Officer at Unitog Company, a uniform apparel manufacturer (1991 - 1998). Prior to those positions, Mr. Peterson was a partner at KPMG LLP, a public accounting firm.

         Michael H. Gary has served as a director since September 2000 and as Senior Vice President, Sales Administration since 1993. Prior to that, Mr. Gary held several management positions in sales administration since 1982.


         A. Richard Caputo, Jr. has served as a director since February 1997. Mr. Caputo is a managing director of The Jordan Company, a private merchant banking firm, with which he has been associated since 1990. Mr. Caputo is also a director of AmeriKing, Inc. and Jackson Products, Inc. as well as other privately held companies.

         John W. Jordan II has served as a director since February 1997.
Mr. Jordan has been a managing director of The Jordan Company since 1982. Mr. Jordan is also a director of Jordan Industries, Inc., Carmike Cinemas, Inc., American Safety Razor Company, Apparel Ventures, Inc., AmeriKing, Inc., Jordan Telecommunication Products, Inc., Motors and Gears, Inc., Jackson Products, Inc. and Rockshox, Inc. as well as other privately held companies.

         David W. Zalaznick has served as a director since February 1997.
Mr. Zalaznick has been a managing director of The Jordan Company since 1982. Mr. Zalaznick is also a director of Jordan Industries, Inc., Carmike Cinemas, Inc., American Safety Razor Company, Apparel Ventures, Inc., Marisa Christina, Inc., AmeriKing, Inc., Jordan Telecommunications Products, Inc., Motors and Gears, Inc. and Jackson Products, Inc. as well as other privately held companies.

Stockholders Agreement

         In connection with the acquisition of Winning Ways, Inc. in 1997, GFSI Holdings and certain affiliated investors entered into a subscription and stockholders agreement (the "Stockholders Agreement") which sets forth certain rights and restrictions relating to the ownership of GFSI Holdings' stock and agreements among the parties thereto as to the governance of GFSI Holdings and, indirectly, GFSI.

         The Stockholders Agreement contains material provisions which, among other things and subject to certain exceptions, including any restrictions imposed by applicable law or by our debt agreements, (i) provide for put and call rights in the event a stockholder (as defined in the Stockholders Agreement) is no longer employed by us, (ii) restrict the ability of all stockholders to transfer their respective ownership interests, other than with respect to transfers to permitted transferees (as defined in the Stockholders Agreement), including rights of first refusal and tag along rights held by each of the remaining stockholders, (iii) grant drag along rights to selling stockholders (as defined in the Stockholders Agreement) in which the holders of 75% or more of the common stock of GFSI Holdings who agree to transfer their stock in an arms-length transaction to a nonaffiliated party may require the remaining stockholders to sell their stock on the same terms and conditions and (iv) grant each stockholder piggyback registration rights to participate in certain registrations initiated by GFSI Holdings.

         The Stockholders Agreement also contains certain material governance provisions which, among other things, (i) provide for the election of three directors (the "Management Directors") nominated by the Management Investors (as defined in the Stockholders Agreement), three directors (the "Jordan Directors") nominated by the Jordan Investors (as defined in the Stockholders Agreement) and one director nominated by the stockholders, (ii) prohibit the removal of the Management Directors other than by the Management Investors or the Jordan Directors other than by the Jordan Investors and (iii) require the approval of at least five directors of certain fundamental transactions affecting GFSI Holdings or GFSI, including any proposed dissolution, amendment to the certificate of incorporation or by-laws or merger, consolidation or sale of all or substantially all of the assets of GFSI Holdings or GFSI. The provisions described under "Stockholders Agreement" represent all of the material provisions of such agreement.

Board of Directors

         Liability Limitation. The certificate of incorporation provides that a director of GFSI Holdings shall not be personally liable to it or its stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. In accordance with the Delaware General Corporation Law, the certificate of incorporation does not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director for voting or assenting to an unlawful distribution, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. The Delaware General Corporation Law does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Any amendment to these provisions of the Delaware General Corporation Law will automatically be incorporated by reference into the certificate of incorporation and the bylaws, without any vote on the part of its stockholders, unless otherwise required.

         Indemnification Agreements. Simultaneously with the consummation of the securities offering conducted in connection with the acquisition of Winning Ways, Inc. in 1997, GFSI Holdings and each of its directors entered into indemnification agreements. The indemnification agreements provide that we will indemnify the directors against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of GFSI Holdings) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of GFSI Holdings, or serving at the request of GFSI Holdings in any other capacity for or on behalf of GFSI Holdings; provided that:

        o such director acted in good faith and in a manner not opposed to the best interest of GFSI Holdings,

        o with respect to any criminal proceedings had no reasonable cause to believe his or her conduct was unlawful,

        o such director is not finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to GFSI Holdings, unless the court views in light of the circumstances the director is nevertheless entitled to indemnification, and

        o  the indemnification does not relate to any liability arising under
           Section 16(b) of the Exchange Act, or the rules or regulations promulgated thereunder.

          With respect to any action brought by or in the right of GFSI Holdings, directors may also be indemnified to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of GFSI Holdings.


         Director Compensation. Each director of GFSI Holdings receives a total of $20,000 per year for serving as a director of both GFSI Holdings and GFSI. In addition, GFSI reimburses directors for their travel and other expenses incurred in connection with attending meetings of the Board of Directors of GFSI Holdings and GFSI.



Executive Compensation

         The following table sets forth information concerning the aggregate compensation paid and accrued to our executive officers for services rendered to us during each of the three most recent fiscal years.


                                                                                       Board of
                                              Fiscal                                  Directors
                 Position                      Year        Salary         Bonus        Fees (3)         Other (2)
                 --------                      ----        ------         -----        --------         ---------
Robert M. Wolff                                2002          $195,354           --       $ 20,000        $257,014
     Chairman and Chief Executive              2001           209,005           --         20,000         257,014
        Officer                                2000           144,837           --         20,000         257,014

Larry D. Graveel                               2002           350,727           --         20,000           4,718
     President and                             2001           311,931           --         20,000           6,352
        Chief Operating Officer                2000           190,000       35,000         20,000          10,533

J. Craig Peterson (1)                          2002           250,666           --         20,000           4,043
     Senior Vice President and                 2001            87,500           --         10,000              --
        Chief Financial Officer                2000                --           --             --              --

Michael H. Gary                                2002           325,669           --         20,000           9,531
     Senior Vice President                     2001           288,654           --         10,000          10,152
                                               2000           200,000       40,000             --           7,971

Jim Malseed                                    2002           180,726       15,500             --          11,125
    President/General                          2001            59,712           --             --           3,865
       Manager Champion Custom Products        2000                --           --             --              --

---------------

(1)  During fiscal 2002, GFSI Holdings granted J. Craig Peterson options to purchase 45 shares of GFSI
     Holdings' Class A Common Stock and 79.8 shares of GFSI Holdings' Class A Preferred Stock. The options vest over a period of two years and were generally granted with an exercise price equal to the formula value at the date of grant. Management believes the formula value reasonably approximates fair value. A portion of this grant, consisting of 5 Class A Common shares and 8.87 shares of the Class A Preferred
     Stock, was awarded to Mr. Peterson at a price lower than the formula value and, accordingly, we recorded $14,630 in compensation expense during fiscal 2002.

(2)  Other compensation for Robert M. Wolff includes $250,000 per annum paid under the Wolff Noncompetition
     Agreement with GFSI Holdings which is described more fully in "Certain Relationships and Related
     Transactions." Other compensation for Mr. Wolff and the remaining officers also includes GFSI Holdings'
     contributions to the qualified 401(k) plan and vehicle reimbursement allowances.

(3)  Mr. Wolff, Mr. Graveel, Mr. Peterson and Mr. Gary each received compensation as members of the Board of Directors of GFSI Holdings.



Incentive Compensation Plan

         We adopted an incentive compensation plan, for senior executives during the fiscal year ended July 3, 1998. The incentive compensation plan provides for annual cash bonuses payable based on a percentage of EBIT (as defined in the incentive compensation plan) if certain EBIT targets are met. During each of the fiscal years ended June 30, 2000, June 29, 2001 and June 29, 2002, no compensation was paid under the incentive compensation plan.

        SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         All of the issued and outstanding capital stock of GFSI, Inc. is owned by GFSI Holdings. GFSI Holdings has common stock and three series of preferred stock issued and outstanding (the "Preferred Shares"). The table below sets forth certain information regarding beneficial ownership of the common stock of GFSI Holdings and the Preferred Shares held by (i) each of its directors and executive officers, (ii) all directors and executive officers of GFSI Holdings as a group and (iii) each person known by GFSI Holdings to own beneficially more than 5% of its common stock and/or Preferred Shares. We believe that each individual or entity named has sole investment and voting power with respect to shares of common stock of GFSI Holdings as beneficially owned by them, except as otherwise noted.


                                                 Amount of Beneficial Ownership (1)
                                        ----------------------------------------------------
                                             Common Shares              Preferred Shares
                                        ----------------------------------------------------
Executive Officers and                   Number of   Percentage       Number of   Percentage
     Directors:                           Shares        Owned          Shares        Owned
------------------------------------------------------------------------------------------
Robert M. Wolff (2)(3)                      60.0         3.3%          106.4352       3.3%
Larry D. Graveel (2)(4)                    225.0        12.4           399.132       12.4
Michael H. Gary (2)(5)                     225.0        12.4           399.132       12.4
J. Craig Peterson (2)(6)                    75.0         4.1           133.044        4.1
John W. Jordan II (7)(8)                    78.3125      4.3           138.92011      4.3
David W. Zalaznick (7)                      78.3125      4.3           138.92011      4.3
A. Richard Caputo, Jr. (7)                  50.0         2.7            88.696        2.7
All directors and executive
  officers as a group (7 persons)          791.625      42.9          1403.6142      42.9

Other Principal Stockholders:
--------------------------------
JZ Equity Partners PLC (9)                 500.0        27.5           886.96        27.5
Leucadia Investors, Inc. (10)              125.0         6.9           221.74         6.9

---------------
(1) Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days after December 28, 2002 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of December 28, 2002, there were 1,820 shares of common stock of GFSI Holdings issued and outstanding. As of December 28, 2002, there were approximately 3,228.5 Preferred Shares issued and outstanding.


(2) The address of each of Messrs. Wolff, Peterson, Graveel and Gary is c/o GFSI, Inc., 9700 Commerce Parkway, Lenexa, Kansas 66219.

(3) All shares are held by the Robert M. Wolff Trust, of which Mr. Wolff is a trustee.

(4) All shares are held by the Larry D. Graveel Revocable Trust, of which Mr. Graveel is a trustee.

(5) 205 shares are held by Michael H. Gary Revocable Trust, of which Mr. Gary is a trustee. The remaining 20 shares are held in trust for family members of Mr. Gary.

(6) 25 shares are held by a financial institution as trustee for Mr. Peterson, 25 shares are held by the J. Craig Peterson and Linda Z. Peterson Revocable Trust of which Mr. Peterson is trustee and 25 shares are issuable upon exercise of stock options.

(7) The address of each of Messrs. Jordan, Zalaznick and Caputo is c/o The Jordan Company, 767 Fifth Avenue, New York, NY 10153.

(8) All shares are held by the John W. Jordan II Revocable Trust, of which Mr. Jordan is trustee.


(9) The principal address of JZ Equity Partners PLC ("JZEP") is c/o Jordan/Zalaznick Advisers, Inc., 767 Fifth Avenue, New York, NY 10153. JZEP is a unitary investment trust organized under the laws of the United Kingdom. Investment and voting discretion rests with the board of directors of JZEP. No member of JZEP's board of directors is an officer or director of GFSI or GFSI Holdings.

(10) The principal address of Leucadia Investors, Inc. is 315 Park Avenue South, New York, NY 10010. Leucadia Investors, Inc. is a wholly-owned subsidiary of Leucadia National Corporation ("Leucadia"). Ian M. Cumming is the Chairman of the Board of Leucadia and Joseph S. Steinberg is a director and President of Leucadia. By virtue of their positions with Leucadia and their respective 16.6% and 15.4% beneficial interest in the shares of Leucadia, Messrs. Cumming and Steinberg may be deemed to be beneficial owners of the shares owned by Leucadia Investors, Inc.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Wolff Employment Agreement

         In connection with the acquisition of Winning Ways, Inc. in 1997, we entered into an Employment Agreement with Robert M. Wolff (the "Wolff Employment Agreement"). Pursuant to the Wolff Employment Agreement, Mr. Wolff will serve as our Chairman for a ten-year period ending on the tenth anniversary of the acquisition. In exchange for his services, we will compensate Mr. Wolff with a base salary of $140,000 per annum, subject to annual increases set forth in the Wolff Employment Agreement, to provide him with certain employee benefits comparable to that received by our other senior executives, including the use of company cars, and to reimburse him for expenses incurred in connection with the performance of his duties as Chairman. In the event that Mr. Wolff no longer provides services to us due to his dismissal for Cause (as defined in the Wolff Employment Agreement), he will no longer be entitled to any compensation from us as of the date of his dismissal, subject to certain rights of appeal. During fiscal 2002, we entered into a Supplemental Employment Agreement with Robert M. Wolff (the "Wolff Supplemental Agreement") which extended the term of his tenure as an executive of GFSI for an additional ten years at a base salary of $120,000 per annum. The Wolff Supplemental Agreement generally follows the same terms and provides for employee benefits similar to the Wolff Employment Agreement.

Wolff  Noncompetition Agreement

          In connection with the Acquisition of Winning Ways in 1997, GFSI Holdings entered into a Noncompetition Agreement with Robert M. Wolff (the "Wolff Noncompetition Agreement"). Pursuant to the Wolff Noncompetition Agreement, Mr. Wolff will not, directly or indirectly:

        o engage in or have any active interest in any sportswear or activewear business comparable to that of our business or sell to, supply, provide goods or services to, purchase from or conduct business in any form with GFSI or GFSI Holdings for a ten-year period ending on the tenth anniversary of the acquisition,

        o disclose at any time other than to us any Confidential Information (as defined in the Wolff Noncompetition Agreement) and

        o engage in any business with us through an affiliate for as long as Mr. Wolff or any member of his family is the beneficial owner of GFSI Holdings' capital stock. In exchange for his covenant not to compete, GFSI Holdings will pay Mr. Wolff $250,000 per annum for a period of ten years. In the event that the Wolff Noncompetition Agreement is terminated for Cause (as defined in the Wolff Noncompetition Agreement), GFSI Holdings will no longer be obligated to make any payment to Mr. Wolff, but Mr. Wolff will remain obligated to comply with the covenants set forth in the Wolff Noncompetition Agreement until its expiration on the tenth anniversary of the Acquisition.


The Jordan Company

         In connection with the acquisition of Winning Ways, Inc. in 1997, GFSI Holdings entered into an agreement (the "TJC Agreement") with The Jordan Company Management Corporation, an affiliate of The Jordan Company. Messrs. Jordan, Zalaznick and Caputo, directors of GFSI, are also managing directors of The Jordan Company and Messrs. Jordan and Zalaznick are the principals of The Jordan Company Management Corporation. Under the TJC Agreement, GFSI Holdings retained The Jordan Company Management Corporation to render services to GFSI, its financial and business affairs, its relationships with its lenders and stockholders, and the operation and expansion of its business. The TJC Agreement expires in 2007, but is automatically renewed for successive one-year terms, unless either party provides written notice of termination 60 days prior to the scheduled renewal date. For the first two years, the TJC Agreement provides for an annual consulting fee of $500,000 payable on a quarterly basis. For the remaining term of the TJC Agreement, GFSI Holdings will pay The Jordan Company Management Corporation an annual consulting fee payable on a quarterly basis equal to the higher of (a) $500,000 or (b) 1.5% of earnings before interest, taxes and amortization, provided that in years three through five of the TJC Agreement, the annual fee does not exceed $750,000 and thereafter the annual fee does not exceed $1 million. In addition, the TJC Agreement provides for payment to The Jordan Company Management Corporation of (i) an investment banking and sponsorship fee of up to 2% of the purchase price of certain acquisitions or sales involving GFSI Holdings or GFSI and (ii) a financial consulting fee of up to 1% of any debt, equity or other financing arranged by GFSI Holdings or GFSI with the assistance of The Jordan Company Management Corporation. Both such fees are subject to Board of Directors approval. See "Risk Factors."

Tax Sharing Agreement

         On February 27, 1997, GFSI and GFSI Holdings entered into a tax sharing agreement for purposes of filing a consolidated federal income tax return and paying federal income taxes on a consolidated basis. Pursuant to the tax sharing agreement, GFSI and each of its consolidated subsidiaries will pay to GFSI Holdings on an annual basis an amount equal to the amount of the tax liability of GFSI Holdings apportioned to GFSI and each of its consolidated subsidiaries, which, in each case, is apportioned in accordance with the ratio that GFSI Holdings' consolidated federal income attributable to GFSI or any of its consolidated subsidiaries bears to GFSI Holdings' consolidated federal income. For the years ended June 29, 2002, June 29, 2001 and June 30, 2000 payments (refunds) under this agreement aggregated ($2,391,366), $359,451 and $1,530,298, respectively. No payments have been made for the six months ended December 28, 2002 under the tax sharing agreement.

Future Transactions

         We have adopted a policy to provide that future transactions between us and our officers, directors and other affiliates, including transactions involving conflicts of interest must (i) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                              THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

         Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. When we refer to the term expiration date, we mean 5:00 p.m., New York City time, ________ ___, 2003. We may, however, in our sole discretion, extend the period of time that the exchange offer is open. The term expiration date means the latest time and date to which the exchange offer is extended.

         As of the date of this prospectus, $9.9 million principal amount of old notes are outstanding. We are sending this prospectus, together with the letter of transmittal, to all holders of old notes of whom we are aware. We expressly reserve the right, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of an extension to the holders of old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

         Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

         We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "--Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

         Your tender to us of old notes as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions detailed in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address set forth below under "--Exchange Agent" on or prior to the expiration date. In addition, either:

        o certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

        o a timely confirmation of a book-entry transfer, which we refer to in this prospectus as a "book-entry confirmation," of old notes, if this procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer (described below) must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent's message in place of the letter of transmittal, or the holder must comply with the guaranteed delivery procedures described below.

         The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant.

         The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

         Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes surrendered for exchange are tendered:

        o by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

        o  for the account of an eligible institution, as defined below.

         In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, these guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program. We refer to those entities as eligible institutions. If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.


         We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. If we exercise the foregoing right to waive a condition of the exchange offer for one security holder, we will waive such condition for all security holders. Our or the exchange agent's interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the letter of transmittal and its instructions, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide notification. With respect to each security holder, all conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer before we will issue new notes to such security holder.


         If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, these old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

         If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

         By tendering old notes, you represent to us that, among other things:

        o the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving these new notes, whether or not that person is the holder; and

        o neither the holder nor the other person has any arrangement or understanding with any person, to participate in the distribution of the new notes.

         In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in or does not intend to engage in a distribution of new notes.

         If you are our "affiliate," as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of new notes to be acquired pursuant to the exchange offer, you or that other person:

        o could not rely on the applicable interpretations of the staff of the SEC; and

        o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

         Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of these new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes


         Upon satisfaction or waiver of all of the conditions to the exchange offer, we will promptly accept after the expiration date all old notes properly tendered and will promptly issue the new notes after the expiration of the exchange offer. The conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. See "--Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral, confirmed in writing, or written notice to the exchange agent. The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Accordingly, registered holders of new notes on the record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date that interest has been paid on the old notes. Holders of new notes will not receive any payment of accrued interest on old notes otherwise payable on any interest payment date, if the record date occurs on or after the consummation of the exchange offer.

         In all cases, issuance of new notes for old notes that are accepted for exchange will only be made after timely receipt by the exchange agent of:

        o certificates for old notes or a timely book-entry confirmation of these old notes into the exchange agent's account at DTC,

        o a properly completed and duly executed letter of transmittal or an agent's message in its place, and

        o  all other required documents.

         If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures, described below the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

         For purposes of the exchange offer, the exchange agent will request that an account be established for the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile copy of the letter or an agent's message in place of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "--Exchange Agent" on or prior to the expiration date, otherwise, the guaranteed delivery procedures described below must be followed.

Guaranteed Delivery Procedures

         If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

        o prior to the expiration date, the exchange agent received from an eligible institution a notice of guaranteed delivery, substantially in the form we provide, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address, the amount of old notes tendered, stating that the tender is being made and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile of the letter or agent's message in place of the letter, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by an eligible institution with the exchange agent, and

        o the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile of the letter or agent's message in place of the letter, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

         You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth under "--Exchange Agent." This notice must specify:

        o  the name of the person that tendered the old notes to be withdrawn,

        o the old notes to be withdrawn, including the principal amount of the old notes, and

        o where certificates for old notes have been transmitted, the name in which the old notes are registered, if different from that of the withdrawing holder.

         If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.


         We or the exchange agent will make a final and binding determination on all questions regarding the validity, form and eligibility, including time of receipt, of notices. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with DTC for the old notes, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.


Conditions to the Exchange Offer

         Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of the old notes:

        o the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

        o an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our or any subsidiary guarantor's ability to proceed with the exchange offer;

        o we shall not have received all governmental approvals that we deem necessary to consummate the exchange offer; or

        o there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.


Conditions to the exchange offer must be satisfied or waived prior to the expiration date of the exchange offer.


         The conditions stated above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right that we may assert at any time.

         In addition, we will not accept for exchange any old notes tendered, and we will not issue any new notes if at the time of exchange any stop order is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

         We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

             By overnight courier, registered/certified mail and by hand:
             ------------------------------------------------------------

             U.S. Bank National Association
             Corporate Trust Services
             180 East Fifth Street
             St. Paul, Minnesota  55101

             Attention:  Specialized Finance 4th Floor

             Facsimile transmission:
             -----------------------

             Telecopier No.:  (651) 244-1537
             Attention:  Specialized Finance
                  Fax cover sheets should include a call back telephone number and request a call back, upon receipt.

         Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

         The principal solicitation is being made by mail by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We estimate these expenses to be approximately $122,000 in the aggregate. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

         Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

         We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

         You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

         If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act.

         Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who is one of our "affiliates," as defined in Rule 405 under the Securities Act, or who intends to participate in the exchange offer for the purpose of distributing the new notes:

        o  will not be able to rely on the interpretation of the SEC's staff;

        o  will not be able to tender its old notes in the exchange offer; and

        o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless the sale or transfer is made pursuant to an exemption from the requirements. See "Plan of Distribution."

         We do not intend to seek our own interpretation regarding the exchange offer and we cannot assure you that the SEC's staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

         Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

                             DESCRIPTION OF NOTES

         All references in this "Description of Notes" to "GFSI," "we," "us" and "our" refer solely to GFSI, Inc.

General


         The notes have been issued pursuant to the indenture between GFSI and U.S. Bank National Association (formerly known as State Street Bank and Trust Company), as trustee (the "Trustee"), in a private transaction that is not subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of original issuance of the notes. The notes are subject to all such terms, and holders of the notes are referred to the indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture, including the definitions therein of certain terms used below. Copies of the indenture and the exchange agreement are available as set forth below under "--Available Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."


         GFSI's obligations under the indenture and the notes will be fully and unconditionally guaranteed jointly and severally, on a senior subordinated basis (the "Note Guarantees") by any future Restricted Subsidiaries (the "Guarantors"). See "--Note Guarantees." As of the date of the indenture, GFSI had three Subsidiaries (Event 1, Inc., CC Products, Inc. and GFSI Canada Company). Under certain circumstances, we will be able to designate any Subsidiaries formed by GFSI or acquired by GFSI after the original issuance of the notes as Non-Restricted Subsidiaries. Non-Restricted Subsidiaries will not be Guarantors and will not be subject to many of the restrictive covenants set forth in the indenture.

         The Indenture does not limit the aggregate principal amount of notes that may be issued pursuant to the Indenture. The notes will initially be limited to $9,900,000 in aggregate principal amount. The notes will mature on March 1, 2007. The notes bear interest at the rate set forth on the front cover of this offering memorandum. Interest on the notes is payable semi-annually in cash in arrears on March 1 and September 1 in each year, commencing March 1, 2003, to holders of record of notes at the close of business on February 15 or August 15 immediately preceding such interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The notes will be issued in denominations of $1,000 and integral multiples thereof.


         Principal of and premium, interest, on the notes will be payable, and the notes may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar. Holders of notes must surrender their notes to the Paying Agent to collect principal payments, and GFSI may pay principal and interest by check and may mail checks to a holder's registered address; provided that all payments with respect to Global New Notes and with respect to Certificated New Notes, the holders of which have given wire transfer instructions to GFSI, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The circumstances under which the notes will be issued in the form of Global New Notes and Certificated New Notes are described below under "--Book-Entry, Delivery and Form" and "--Certificated New Notes." The Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. See "--Transfer and Exchange." The Trustee will initially act as Paying Agent and Registrar. GFSI may change the Paying Agent or Registrar without prior notice to holders of notes, and GFSI or any of its Subsidiaries may act as Paying Agent or Registrar.

Subordination

         The payment of principal of and premium, interest, on the notes will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or Marketable Securities of all Senior Indebtedness, whether outstanding on the date of the indenture or thereafter incurred. The indenture permits the incurrence of additional Senior Indebtedness in the future.

         Upon any acceleration of the maturity of the notes or upon any payment or distribution of assets of GFSI to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceeding of GFSI, the holders of all Senior Indebtedness will be first entitled to receive payment in full in cash or Marketable Securities (as defined) of all Obligations (as defined) due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the holders of notes will be entitled to receive any payment with respect to the notes, and until all Obligations with respect to Senior Indebtedness are paid in full in cash or Marketable Securities, any distribution to which the holders of notes would be entitled shall be made to the holders of Senior Indebtedness (except that holders of notes may receive Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

         GFSI also may not make any payment upon or in respect of the notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if:

        o a default in the payment of the principal of or premium, if any, or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or

        o any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a written notice (with a copy to GFSI) of such other default (a "Payment Blockage Notice") from GFSI or the holders of any Designated Senior Indebtedness.

Payments on the notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of receipt by the Trustee of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice (it being understood that any subsequent action, or any breach of any covenant for a period commencing after the date of receipt by the Trustee of such Payment Blockage Notice, that, in either case, would give rise to such a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

         The indenture will further require that GFSI promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default.

         As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of notes may recover less ratably than creditors of GFSI who are holders of Senior Indebtedness. As of December 28, 2002, the aggregate principal amount of Senior Indebtedness of GFSI to which the notes would have been subordinated would have been approximately $27 million. The indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that GFSI and its subsidiaries can incur. See "--Certain Covenants--Limitation on Incurrence of Indebtedness."

Note Guarantees

         GFSI's payment obligations under the notes will be fully and unconditionally guaranteed jointly and severally, on a senior subordinated basis, (the "Note Guarantees"), by GFSI's future Restricted Subsidiaries (the "Guarantors"). The Note Guarantees will be subordinated to the prior payment in full in cash or Marketable Securities of all Senior Indebtedness of each Guarantor (including such Guarantor's guarantee of the Existing Credit Agreement) to the same extent that the notes are subordinated to Senior Indebtedness of GFSI. The obligations of any Guarantor under its Note Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.


         The indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving person), another corporation, person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the notes and the indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Guarantor, or any person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and (iv) GFSI would be permitted by virtue of its pro forma Cash Flow Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Cash Flow Coverage test set forth in the covenant described below under the caption "Limitation on Incurrence of Indebtedness." The requirements of clauses (iii) and (iv) of this paragraph will not apply in the case of a consolidation with or merger with or into GFSI or another Guarantor.


         The indenture provides that:

        o in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, or

        o in the event that GFSI designates a Guarantor to be a Non-Restricted Subsidiary,

then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor or any such designation) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture. See "Mandatory Offers to Purchase Notes."

Redemption of Notes

         Optional Redemption. The notes may be redeemed at the option of GFSI at any time. The notes will be redeemable, at the option of GFSI, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of notes to be redeemed, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest, to the redemption date:

Year                                                               Percentage
----                                                               ----------
December 31, 2002 through February 28, 2003............            104.813%
March 1, 2003 through February 29, 2004................            103.208%
March 1, 2004 through February 28, 2005................            101.604%
March 1, 2005 and thereafter...........................            100.000%

         The restrictions on optional redemptions contained in the indenture do not limit GFSI's right to separately make open market, privately negotiated or other purchases of notes from time to time.

         Mandatory Redemption. Except as set forth below under "--Mandatory Offers to Purchase Notes--Change of Control" and "--Asset Sales," GFSI is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the notes.

Mandatory Offers to Purchase Notes


         Change of Control. If a Change of Control occurs, each holder of notes will have the right to require GFSI to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to an Offer. The Date upon which a Change of Control occurs is called the "Change of Control Trigger Date". In the Offer, GFSI will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. GFSI is required to furnish to the Trustee, at least two Business Days before notice of an Offer is mailed to all holders of notes pursuant to the procedures described below under "-- Procedures for Offers," notice that the Offer is being made.

         Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of GFSI. Except as described in this section, the indenture does not contain provisions that permit the holders of notes to require GFSI to purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by GFSI, management of GFSI or an affiliate of GFSI, if such transaction does not result in a Change of Control. In addition, because the obligations of GFSI with respect to the notes are subordinated to all Senior Indebtedness of GFSI and all obligations of GFSI's future subsidiaries, existing or future Senior Indebtedness of GFSI or obligations of GFSI's future subsidiaries may prohibit GFSI from repurchasing the notes upon a Change of Control. Moreover, the ability of GFSI to repurchase notes following a Change of Control will be limited by GFSI's then-available resources. The Change of Control provisions may not be waived by the Board of Directors of GFSI or the Trustee without the consent of holders of at least a majority in principal amount of the notes. See "--Amendment, Supplement and Waiver."

         We expect that prepayment of the notes following a Change of Control would, and the exercise by holders of notes of the right to require GFSI to purchase notes may, constitute a default under the Existing Credit Agreement or our other indebtedness. The indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control Trigger Date, GFSI is required to (i) repay in full and terminate all commitments under Indebtedness under the Existing Credit Agreement and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Existing Credit Agreement and all other such Senior Indebtedness and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Existing Credit Agreement and all such other Senior Indebtedness to permit the repurchase of the notes as provided below. We shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase notes pursuant to the provisions described below. Our failure to comply with this covenant shall constitute an Event of Default described in clause (c) and not in clause (b) under "--Events of Default and Remedies" below. In the event a Change of Control occurs, GFSI will likely be required to refinance the Indebtedness outstanding under the Existing Credit Agreement and the notes. If there is a Change of Control, any Indebtedness under the Existing Credit Agreement could be accelerated. Moreover, we may not have sufficient funds available at the time of any Change of Control to repay Senior Indebtedness and make any required repurchases of the notes given GFSI's high leverage. The financing of the purchases of notes could additionally result in a default under the Existing Credit Agreement or our other indebtedness. The occurrence of a Change of Control may also have an adverse impact on the ability of GFSI to obtain additional financing in the future. The ability of holders of notes to require that we purchase notes upon a Change of Control may deter persons from effecting a takeover of GFSI. See "Risk Factors."

         Asset Sales. The indenture provides that GFSI will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless at least 75% of the consideration received by GFSI or any Restricted Subsidiary is in the form of cash or Marketable Securities. Solely for purposes of calculating such 75% of the consideration, the following shall be deemed to be cash and cash equivalents for purposes of this section:

        o  any liabilities (as shown on GFSI's or such Restricted
           Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of GFSI or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets and

        o any notes or other obligations received by us or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 90 days after receipt, converted by GFSI or such Restricted Subsidiary into cash (to the extent of the cash received).

         GFSI will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (including the sale of any of the Capital Stock of any Restricted Subsidiary) providing for Net Proceeds in excess of $2.5 million unless at least 75% of the Net Proceeds from such Asset Sale are applied (in any manner otherwise permitted by the indenture) to one or more of the following purposes:

        o to an investment in another asset or business in the same line of business as, or a line of business similar to that of, the line of business of GFSI and its Restricted Subsidiaries at the time of the Asset Sale or to a capital expenditure otherwise permitted by the indenture; provided that the investment occurs within 365 days of the date of the Asset Sale (the "Asset Sale Disposition Date"),

        o to reimburse GFSI or its Restricted Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking,

        o to cash collateralize letters of credit; provided any such cash collateral released to GFSI or its Restricted Subsidiaries upon the expiration of such letters of credit shall again be deemed to be Net Proceeds received on the date of such release,

        o to the permanent purchase, redemption or other prepayment or repayment of outstanding Senior Indebtedness of GFSI or Indebtedness of our Restricted Subsidiaries (with a corresponding reduction in any commitment relating thereto) on or prior to the 365th day following the Asset Sale Disposition Date, or

        o to an Offer expiring on or prior to the Purchase Date (as hereinafter defined).

         Any Net Proceeds from any Asset Sale that are not applied or invested as provided above will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million (such date being an "Asset Sale Trigger Date"), we shall make an Offer to all holders of notes to purchase the maximum principal amount of the notes then outstanding that may be purchased out of Excess Proceeds. The offer price will be equal to 100% of the 100% of principal amount thereof plus any accrued and unpaid interest, to the Purchase Date, and will be payable in cash. Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of an Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied as described in this or the preceding paragraph, but may be retained for so long, but only for so long, as the applicable local law prohibits repatriation to the United States.

         To the extent that any Excess Proceeds remain after completion of an Offer, we may use such remaining amount for general corporate purposes. If the aggregate principal amount of notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

         Procedures for Offers. Within 30 days following any Change of Control or Asset Sale Trigger Date, subject to the provisions of the indenture, GFSI will mail a notice to each holder of notes stating:

        o that an Offer is being made pursuant to a Change of Control Trigger Date or an Asset Sale Trigger Date, the length of time the Offer will remain open and the maximum principal amount of notes that will be accepted for payment pursuant to such Offer,

        o the purchase price, the amount of accrued and unpaid interest as of the purchase date, and the purchase date (which shall be no earlier than 30 days and no later than 40 days from the date the notice is mailed (the "Purchase Date")), and

        o such other information required by the indenture and applicable law and regulations.

         On the Purchase Date for any offer, we will, to the extent required by the indenture and the Offer:

        o in the case of an Offer resulting from a Change of Control, accept for payment all notes or portions thereof tendered pursuant to the Offer and, in the case of an Offer resulting from an Asset Sale Trigger Date, accept for payment the maximum principal amount of notes or portions thereof tendered pursuant to the Offer that can be purchased out of Excess Proceeds,

        o deposit with the Paying Agent the aggregate purchase price of all notes or portions thereof accepted for payment and any accrued and unpaid interest on such notes as of the Purchase Date, and

        o deliver or cause to be delivered to the Trustee all notes tendered pursuant to the Offer.



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

The Paying Agent shall promptly mail to each holder of notes or portions thereof accepted for payment an amount equal to the purchase price for such notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to such holder of notes accepted for payment in part a new note equal in principal amount to any unpurchased portion of the notes and any note not accepted for payment in whole or in part shall be promptly returned to the holder thereof. We will publicly announce the results of the offer on or as soon as practicable after the Purchase Date.

         GFSI will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with an offer required to be made by us to repurchase the notes as a result of a Change of Control or an Asset Sale Trigger Date. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the indenture by virtue thereof.


         Selection and Notice. In the event of a redemption or purchase of less than all of the notes, the notes to be redeemed or purchased will be chosen by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the notes are listed on any securities exchange, by a method that complies with the requirements of such exchange. If less than all of a holder's notes are to be redeemed or accepted for payment, only principal amounts of $1,000 or multiples thereof may be selected for redemption or accepted for payment. On and after any redemption or Purchase Date, interest shall cease to accrue on the notes or portions thereof called for redemption or accepted for payment. Notice of any redemption or Offer will be mailed at least 30 days but not more than 60 days before the redemption or Purchase Date to each holder of notes to be redeemed or purchased at such holder's registered address.


Certain Covenants

         The indenture contains, among other things, the following material covenants:


         Limitation on Restricted Payments. The indenture provides that GFSI will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (i) declare or pay any dividend or make any distribution on account of our or any Restricted Subsidiary's Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of GFSI and dividends or distributions payable by a Restricted Subsidiary pro rata to its shareholders;

          (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of GFSI or any of its Restricted Subsidiaries, other than any such Equity Interests purchased from us or any Restricted Subsidiary for fair market value determined by the Board of Directors in good faith;

          (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of interest or principal at Stated Maturity; or

          (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), if, at the time of such Restricted Payment:

         (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

         (b) immediately after such Restricted Payment and after giving effect thereto on a Pro Forma Basis, GFSI shall not be able to issue $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant; or

         (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after February 27, 1997, without duplication, exceeds the sum of:

                  (1) 50% of the aggregate Consolidated Net Income (including, for this purpose, gains from Asset Sales and, to the extent not included in Consolidated Net Income, any gain from a sale or disposition of a Restricted Investment) of GFSI (or, in case such aggregate is a loss, 100% of such loss) for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after February 27, 1997 and ended as of our most recently ended fiscal quarter at the time of such Restricted Payment; plus

                  (2) 100% of the aggregate net cash proceeds and the fair market value of any property or securities, as determined by the Board of Directors in good faith, received by us from the issue or sale of Equity Interests of GFSI or GFSI Holdings (to the extent contributed to GFSI) subsequent to February 27, 1997 (other than (x) Equity Interests issued or sold to a Restricted Subsidiary and (y) Disqualified Stock); plus

                  (3)     $5 million; plus

                  (4) the amount by which the principal amount of and any accrued interest on either Senior Indebtedness of GFSI or any Restricted Subsidiary is reduced on our consolidated balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to February 27, 1997 of any Indebtedness of GFSI or any Restricted Subsidiary (not held by GFSI or any Restricted Subsidiary) for Equity Interests (other than Disqualified Stock) of GFSI (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Board of Directors in good faith), distributed by us or any Restricted Subsidiary (to persons other than GFSI or any other Restricted Subsidiary) upon such conversion or exchange); plus

                  (5) if any Non-Restricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Restricted Payment that would result if such Subsidiary were redesignated as a Non-Restricted Subsidiary at such time, as determined in accordance with the second sentence of the "Designation of Restricted and Non-Restricted Subsidiaries" covenant; provided, however, that for purposes of this clause (5), the value of any redesignated Non-Restricted Subsidiary shall be reduced by the amount that any such redesignation replenishes or increases the amount of Restricted Investments permitted to be made pursuant to clause (ii) of the next sentence.



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

         The preceding provisions will not prohibit:

         (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all covenants of such indenture (including, but not limited to, the "Limitation on Restricted Payments" covenant);

         (ii) making Restricted Investments at any time, and from time to time, in an aggregate outstanding amount of $10 million after February 27, 1997 (it being understood that if any Restricted Investment after February 27, 1997 pursuant to this clause (ii) is sold, transferred or otherwise conveyed to any person other than GFSI or a Restricted Subsidiary, the portion of the net cash proceeds or fair market value of securities or properties paid or transferred to us and our Restricted Subsidiaries in connection with such sale, transfer or conveyance that relates or corresponds to the repayment or return of the original cost of such a Restricted Investment will replenish or increase the amount of Restricted Investments permitted to be made pursuant to this clause (ii), so that up to $10 million of Restricted Investments may be outstanding under this clause
                  (ii) at any given time); provided that, without otherwise limiting this clause (ii), any Restricted Investment in a Subsidiary made pursuant to this clause (ii) is made for fair market value (as determined by the Board of Directors in good faith);

         (iii) the repurchase, redemption, retirement or acquisition of Equity Interests of GFSI or GFSI Holdings from the executives, management, employees or consultants of GFSI or its Restricted Subsidiaries in an aggregate amount not to exceed $7.5 million;

         (iv) any loans, advances, distributions or payments from GFSI to its Restricted Subsidiaries, or any loans, advances, distributions or payments by a Restricted Subsidiary to GFSI or to another Restricted Subsidiary, in each case pursuant to intercompany Indebtedness, intercompany management agreements and other intercompany agreements and obligations;

         (v) the purchase, redemption, retirement or other acquisition of the notes pursuant to the "--Change of Control" or "--Asset Sales" provisions of the indenture;

         (vi) the payment of (a) consulting, financial and investment banking fees under the TJC Agreement, provided, that no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, and our Obligations to pay such fees under the TJC Agreement shall be subordinated expressly to our Obligations in respect of the notes, and (b) indemnities, expenses and other amounts under the TJC Agreement;

         (vii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of GFSI or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of GFSI) of other Equity Interests of GFSI (other than any Disqualified Stock) or the redemption, repurchase, retirement or other acquisition of any Equity Interests of any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to us or one of our Subsidiaries) of other Equity Interests of such Restricted Subsidiary; provided that, in each case, any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

         (viii) the defeasance, redemption or repurchase of Subordinated Indebtedness of GFSI or any Restricted Subsidiary with the net cash proceeds from an issuance of permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of GFSI) of Equity Interests of GFSI (other than Disqualified Stock) or the defeasance, redemption or repurchase of Subordinated Indebtedness of any Restricted Subsidiary with the net cash


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

                  proceeds from the substantially concurrent sale (other than to a Subsidiary of GFSI) of Equity Interests of such Restricted Subsidiary (other than Disqualified Stock); provided that, in each case, any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

         (ix) Restricted Investments made or received in connection with the sale, transfer or disposition of any business, properties or assets of GFSI or any Restricted Subsidiary, provided, that if such sale, transfer or disposition constitutes an Asset Sale, we comply with the "Asset Sale" provisions of the indenture;

         (x) any Restricted Investment constituting securities or instruments of a person issued in exchange for trade or other claims against such person in connection with a financial reorganization or restructuring of such person;

         (xi) payments to GFSI Holdings in an amount sufficient to permit GFSI Holdings to make required payments on the Holdings Subordinated Notes;

         (xii)    payments in connection with the Transactions;

         (xiii) payments of fees, expenses and indemnities to the directors of GFSI Holdings, GFSI and its restricted subsidiaries;

         (xiv) payments to GFSI Holdings in respect of accounting, legal or other professional or administrative expenses or reimbursements or franchise or similar taxes and governmental charges incurred by it relating to the business, operations or finances of GFSI and its Restricted Subsidiaries and in respect of fees and related expenses associated with any registration statements relating to the notes filed with the Commission and subsequent ongoing public reporting requirements with respect to the notes;

          (xv) so long as GFSI Holdings files consolidated income tax returns that include GFSI, payments to GFSI Holdings pursuant to the tax sharing agreement between the Company and Holdings, as in effect on February 27, 1997;

         (xvi) payments, if any, relating to any purchase price adjustment pursuant to the terms of the agreement, dated as of January 24, 1997, among Holdings, the Company and the shareholders party thereto, relating to the purchase and sale of the stock of Winning Ways, Inc.;

         (xvii) payments in respect of the agreement, dated February 27, 1997, between Holdings and Robert M. Wolff, relating to certain covenants not to compete with the business of the Company, as in effect on February 27, 1997; and

         (xviii) shareholder loans in an aggregate principal amount not to exceed $1 million.


         In addition, GFSI Holdings has agreed, for the benefit of the holders of the Senior Indebtedness under the Existing Credit Agreement and the holders of the notes, under certain circumstances to repay to GFSI amounts received from us in violation of the restricted payments covenants set forth in the Existing Credit Agreement and the indenture.

         Limitation on Incurrence of Indebtedness. We will not, and will not permit any Restricted Subsidiary to, issue any Indebtedness (other than the Indebtedness represented by the notes) unless our Cash Flow Coverage Ratio for our four full fiscal quarters immediately preceding the date such additional Indebtedness is issued would have been at least 2 to 1 determined on a Pro Forma Basis (including, for this purpose, any other Indebtedness incurred since the end of the applicable four quarter period) as if such additional Indebtedness and any other Indebtedness issued since the end of such four quarter period had been issued at the beginning of such four quarter period.

         The foregoing limitations will not apply to the issuance of:

         (i) Indebtedness of GFSI and/or its Restricted Subsidiaries under the Existing Credit Agreement in an aggregate principal amount outstanding on such date of issuance not to exceed the greater of (A) $115 million and (B) the sum of: (1) 85% of the book value of accounts receivable of GFSI and its Restricted Subsidiaries on a consolidated basis and
                  (2) 65% of the book value of the inventories of GFSI and its Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness outstanding under this clause (i) together with the aggregate principal amount of Indebtedness outstanding under clause (iii) below shall not exceed $140 million at any one time outstanding (less the amount of any permanent reductions as set forth under "Asset Sales");

         (ii)     Indebtedness of GFSI and its Restricted
                  Subsidiaries in connection with capital leases, sale and leaseback transactions, purchase money obligations, capital expenditures or similar financing transactions relating to:

                  (A) their properties, assets and rights as of February 27, 1997 not to exceed $7.5 million in aggregate principal amount at any one time outstanding, or

                  (B) their properties, assets and rights acquired after February 27, 1997, provided that the aggregate principal amount of such Indebtedness under this clause (ii)(B) does not exceed 100% of the cost of such properties, assets and rights;

         (iii) additional Indebtedness of GFSI and its Restricted Subsidiaries in an aggregate principal amount up to $25 million (all or any portion of which may be issued as additional Indebtedness under the Existing Credit Agreement) provided that the aggregate principal amount of Indebtedness outstanding under this clause (iii) together with the aggregate principal amount of Indebtedness outstanding under clause (i) above shall not exceed $140 million at any one time outstanding (less the amount of any permanent reductions as set forth under "Asset Sales"); and

         (iv)     Other Permitted Indebtedness.

         No Senior Subordinated Debt. GFSI will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Note Guarantees.

         Limitation on Liens. GFSI shall not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than Permitted Liens, upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

         Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. GFSI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective, any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by us or any Restricted Subsidiary, or pay any Indebtedness owed to, GFSI or any Restricted Subsidiary,

          (b)     make loans or advances to GFSI, or

          (c) transfer any of its properties or assets to GFSI, except for such encumbrances or restrictions existing under or by reason of:

                  (i)     applicable law,

                  (ii) Indebtedness permitted (A) under the first sentence of the first paragraph of the "Limitation on Incurrence of Indebtedness" covenant and (B) under clauses (i), (ii) and (iii) of the second paragraph of the "Limitation on Incurrence of Indebtedness" covenant and clauses (iv), (vii) and
                          (x) of the definition of "Other Permitted
                          Indebtedness," provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to the items set forth in clauses (a), (b) and (c) of the first paragraph of this covenant than those contained in the Existing Credit Agreement as in effect on the date of the indenture,

                  (iii) customary provisions restricting subletting or assignment of any lease or license of GFSI or any Restricted Subsidiary,

                  (iv)    customary provisions of any franchise,
                          distribution or similar agreement,

                  (v) any instrument governing Indebtedness or preferred stock or any other encumbrance or restriction of a person acquired by GFSI or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired,

                  (vi) Indebtedness or other agreements existing on February 27, 1997,

                  (vii) any Refinancing Indebtedness permitted under the "Limitation on Incurrence of Indebtedness" covenant, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in any material respect with regard to the interests of the holders of the notes than those contained in the agreements governing the Indebtedness being refinanced,

                  (viii)  any restrictions, with respect to a
                          Restricted Subsidiary, imposed pursuant to an agreement that has been entered into for the sale or disposition of the stock, business, assets or properties of such Restricted Subsidiary,

                  (ix) the terms of purchase money or capital lease obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired, or

                  (x) any instrument governing the sale of assets of GFSI or any Restricted Subsidiary, which encumbrance or restriction applies solely to the assets of GFSI or such Restricted subsidiary being sold in such transaction.

         The restrictions above will not prevent us from entering into any agreement or instrument providing for the incurrence of Permitted Liens or restricting the sale or other disposition of property or assets of GFSI or any of its Restricted Subsidiaries that are subject to Permitted Liens.

         Limitation on Transactions With Affiliates. GFSI will not, and will not permit any of its Restricted Subsidiaries to, make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into any or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each, an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to GFSI or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated person.

         GFSI will not, and will not permit any Restricted Subsidiary to, engage in any Affiliate Transaction involving aggregate payments or other transfers by GFSI and its Restricted Subsidiaries in excess of $5 million (including cash and non-cash payments and benefits valued at their fair market value by our Board of Directors in good faith) unless we deliver to the
Trustee:

         (i) a resolution of our Board of Directors stating that the Board of Directors (including a majority of the disinterested directors, if any) has, in good faith, determined that such Affiliate Transaction complies with the provisions of the indenture, and

         (ii) (A) with respect to any Affiliate Transaction involving the incurrence of Indebtedness, a written opinion of a nationally recognized investment banking or accounting firm experienced in the review of similar types of transactions,
                  (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Restricted Subsidiary which holds any such real property, fixed assets or equipment, a written appraisal from a nationally recognized appraiser, experienced in the review of similar types of transactions or (C) with respect to any Affiliate Transaction not otherwise described in (A) and (B) above, a written certification from a nationally recognized professional or firm experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to GFSI or such Restricted Subsidiary, as the case may be, from a financial point of view.

         This Affiliate Transactions covenant will not apply to:

         (1) transactions between GFSI and any Restricted Subsidiary or between Restricted Subsidiaries;

         (2)      payments under the TJC Agreement;

         (3) any other payments or transactions permitted pursuant to the "Limitation on Restricted Payments" covenant;

         (4)      (A) payments and transactions under Incentive
                  Arrangements and (B) reasonable compensation paid to officers, employees or consultants of GFSI or any Restricted Subsidiary as determined in good faith by GFSI's Board of Directors or executives;

         (5) payments and transactions in connection with the Transactions; or

         (6) the sale, transfer and/or termination of the officers' life insurance policies in effect on February 27, 1997.

         Any Affiliate Transaction between GFSI and the affiliated entities that provide embroidery services for the Company as of February 27, 1997 relating to the provision of embroidery services in the ordinary course of business shall not be subject to the provisions of clause (ii) above.

         Subsidiary Guarantees. If GFSI or any of its Restricted Subsidiaries acquire or create another Restricted Subsidiary after the date of the indenture, then the newly acquired or created Subsidiary must execute a Subsidiary Guarantee and deliver an opinion of counsel in accordance with the terms of the indenture.

         Designation of Restricted and Non-Restricted Subsidiaries. Subject to the exceptions described below, from and after the date of original issuance of the notes, GFSI may designate any existing or newly formed or acquired Subsidiary as a Non-Restricted Subsidiary; provided that:

         (i)      either

                  (A) the Subsidiary to be so designated has total assets of $1 million or less or

                  (B) immediately before and after giving effect to such designation on a Pro Forma Basis: (1) GFSI could incur $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant determined on a Pro Forma Basis; and (2) no Default or Event of Default shall have occurred and be continuing, and

          (ii) all transactions between the Subsidiary to be so designated and its Affiliates remaining in effect are permitted pursuant to the "Limitation on Transactions with Affiliates" covenant.

         Any Investment made by GFSI or any Restricted Subsidiary which is redesignated from a Restricted Subsidiary to a Non-Restricted Subsidiary will be considered a Restricted Payment (to the extent not previously included as a Restricted Payment) made on the day such Subsidiary is designated a Non-Restricted Subsidiary in the amount of the greater of (i) the fair market value (as determined by our Board of Directors in good faith) of the Equity Interests of such Subsidiary held by GFSI and its Restricted Subsidiaries on such date, and (ii) the amount of the Investments determined in accordance with GAAP made by GFSI and any of its Restricted Subsidiaries in such Subsidiary.

         A Non-Restricted Subsidiary may be redesignated as a Restricted Subsidiary. We may not, and may not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of a Non-Restricted Subsidiary or otherwise, but not including through the creation of a new Restricted Subsidiary) unless, immediately before and after giving effect to such action, transaction or series of transactions on a Pro Forma Basis, (a) we could incur at least $1.00 of additional Indebtedness pursuant to the first sentence of "Limitation on Incurrence of Indebtedness" and (b) no Default or Event of Default shall have occurred and be continuing.


         The designation of a Subsidiary as a Restricted Subsidiary or the removal of such designation is required to be made by a resolution adopted by a majority of our Board of Directors stating that the Board of Directors has made such designation in accordance with the indenture, and GFSI is required to deliver to the Trustee such resolution together with an Officers' Certificate certifying that the designation complies with the indenture. Such designation will be effective as of the date specified in the applicable resolution, which may not be before the date the applicable Officers' Certificate is delivered to the Trustee.

Merger or Consolidation


         GFSI will not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person (any such consolidation, merger or sale being a "Disposition") unless:

         (a) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

         (b) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made expressly assumes the Obligations of GFSI, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the indenture and the notes;

         (c) immediately after such Disposition, no Default or Event of Default shall exist; and

         (d) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition has been made:

                  (i) has Consolidated Net Worth (immediately after the Disposition but prior to giving any pro forma effect to purchase accounting adjustments or Restructuring Charges resulting from the Disposition) equal to or greater than the Consolidated Net Worth of GFSI immediately preceding the Disposition,

                  (ii) is permitted immediately after the Disposition by the terms of the indenture to issue at least $1.00 of additional Indebtedness determined on a Pro Forma Basis, and

                  (iii) has a Cash Flow Coverage Ratio for the four fiscal quarters immediately preceding the applicable Disposition, determined on a Pro Forma Basis, equal to or greater than the actual Cash Flow Coverage Ratio of GFSI for such four quarter period.

         These limitations do not restrict our ability to sell less than all or substantially all of GFSI's assets. Those sales are governed by the "Asset Sales" provisions described above.

         Prior to the consummation of any proposed Disposition, GFSI is required to deliver to the Trustee an officers' certificate stating that the above conditions have been complied with and an opinion of counsel stating that the proposed Disposition and such supplemental indenture comply with the indenture.


Provision of Financial Information to Holders of Notes

         So long as the notes are outstanding, whether or not GFSI is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, GFSI and the Guarantors shall file with the Commission (unless the Commission will not accept such filing) the annual reports, quarterly reports and other documents relating to GFSI and its Restricted Subsidiaries that we would have been required to file with the Commission pursuant to Section 13 or 15(d) if GFSI were subject to such reporting requirements. GFSI and the Guarantors will also provide to all holders of notes and file with the Trustee copies of such annual reports, quarterly reports and other documents required to be furnished to stockholders generally under the Exchange Act. In addition, GFSI and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies


         Each of the following is an Event of Default:

         (a) a default for 30 days in payment of interest with respect to the notes (whether or not prohibited by the subordination provisions of the indenture);

         (b) a default in payment when due of principal or premium, if any, with respect to the notes (whether or not prohibited by the subordination provisions of the indenture);

         (c) the failure of GFSI to comply with any of its other agreements or covenants in, or provisions of, such indenture or the notes outstanding under such indenture and the Default continues for the period, if applicable, and after the notice specified in the next paragraph;

         (d) a default by GFSI or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by GFSI or any Restricted Subsidiary (or the payment of which is guaranteed by GFSI or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or shall be created after the date of the indenture, if that default:

                 (A) results from the failure to pay principal of or interest on any such Indebtedness (after giving effect to any extensions thereof) or

                 (B) results in the acceleration of such Indebtedness prior to its expressed maturity,

                 and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or, because of the acceleration of the maturity thereof, aggregates $10 million or more;

         (e) a failure by GFSI or any Restricted Subsidiary to pay final judgments (not covered by insurance) aggregating in excess of $5 million which judgments a court of competent jurisdiction does not rescind, annul or stay within 45 days after their entry;

         (f) certain events of bankruptcy or insolvency involving GFSI or any Significant Subsidiary and

         (g) except as permitted by the indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee.


         In the case of any Event of Default pursuant to clause (a) or (b) above occurring by reason of any willful action (or inactions) taken (or not taken) by or on behalf of GFSI with the intention of avoiding payment of the premium that we would have to pay pursuant to a redemption of notes as described under "--Redemption of Notes--Optional Redemption," an equivalent premium shall also become and be immediately, due and payable to the extent permitted by law.


         A Default or Event of Default under clause (c) (other than an Event of Default arising under the "Merger or Consolidation" covenant which shall be an Event of Default with the notice but without the passage of time specified in this paragraph) is not an Event of Default under the indenture until the Trustee or the holders of at least 25% in principal amount of the notes then outstanding notify GFSI of the Default and GFSI does not cure the Default within 30 days after receipt of the notice. A Default or Event of Default under clause (f) will result in the notes automatically becoming due and payable without further action or notice.


         Upon the occurrence of an Event of Default, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all notes to be due and payable by notice in writing to GFSI and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice") and the same shall become immediately due and payable or, if there are any amounts outstanding under the Existing Credit Agreement, shall become immediately due and payable upon the first to occur of acceleration of the Existing Credit Agreement or five business days after receipt by GFSI of such Acceleration Notice, but only if such Event of Default is then continuing. The holders of a majority in principal amount of the notes then outstanding under the indenture, by notice to the Trustee, may rescind any declaration of acceleration of such notes and its consequences (if the rescission would not conflict with any judgment or decree) if all existing Events of Default (other than the nonpayment of principal of or interest on such notes that shall have become due by such declaration) shall have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the notes then outstanding under the indenture may direct the Trustee in its exercise of any trust or power. Holders of the notes may not enforce the indenture, except as provided therein. The Trustee may withhold from holders of notes notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal, premium, if any, or interest) if the Trustee determines that withholding notice is in their interest.

         The holders of a majority in aggregate principal amount of the notes then outstanding may on behalf of all holders of such notes waive any existing Default or Event of Default under the indenture and its consequences, except a continuing Default in the payment of the principal of, or premium, if any, interest, on such notes, which may only be waived with the consent of each holder of the notes affected.

         Upon any payment or distribution of assets of GFSI and its subsidiaries in a total or partial liquidation, dissolution, reorganization or similar proceeding, including a Default under clause (f) above involving certain events of bankruptcy or insolvency of GFSI or a Significant Subsidiary, there may not be sufficient assets remaining to satisfy the claims of any holders of notes given the subordination of the notes to the obligations of GFSI under Senior Indebtedness and to the obligations of our Subsidiaries.

         We are required to deliver to the Trustee annually a statement regarding compliance with the indenture, and upon an officer of GFSI becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.

No Personal Liability of Officers, Directors, Employees, Stockholders and Subsidiaries

         No officer, employee, director, stockholder or Subsidiary of GFSI shall have any liability for any Obligations of GFSI under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such Obligations or the creation of any such Obligation, except, in the case of a Subsidiary, for an express guarantee or an express creation of any Lien by such Subsidiary of GFSI's Obligations under the notes issued in accordance with the indenture. Each holder of the notes by accepting a note waives and releases all such liability, and such waiver and release is part of the consideration for issuance of the notes. The foregoing waiver may not be effective to waive liabilities under the Federal securities laws and the Commission is of the view that such a waiver is against public policy.

Satisfaction and Discharge of the Indenture

         GFSI at any time may terminate all of its and the Guarantors' obligations under the notes, the Note Guarantees and the indenture ("legal defeasance option"), except for certain obligations (including those with respect to the defeasance trust (as defined herein) and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes). We at any time may terminate (1) our obligations under the "Change of Control" and "Asset Sales" provisions described herein and the covenants described under "Certain Covenants" and certain other covenants in the indenture, (2) the operation of clauses (c), (d) and (e) contained in the first paragraph of the "Events of Default and Remedies" provisions described herein and (3) the limitations contained in clauses (c) and (d) under the "Merger or Consolidation" provisions described herein (collectively, a "covenant defeasance option").

         GFSI may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If GFSI exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If GFSI exercises its covenant defeasance option, payment of the notes shall not be accelerated because of an Event of Default specified in clauses (c), (d) or (e) in the first paragraph under the "Events of Default and Remedies" provisions described herein or because of our failure to comply with clauses (c) and (d) under the "Merger or Consolidation" provisions described herein.

         To exercise either defeasance option with respect to the notes outstanding, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations (as defined in the indenture) for the payment of principal of and premium and unpaid interest, on the notes then outstanding to redemption or maturity, as the case may be, and must comply with certain other conditions, including the passage of 91 days and the delivery to the Trustee of an opinion of counsel to the effect that holders of such notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Transfer and Exchange

         Holders of notes may transfer or exchange their notes in accordance with the indenture, but the Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture, in connection with any such transfer or exchange. Neither GFSI nor the Registrar is required to issue, register the transfer of, or exchange (i) any note selected for redemption or tendered pursuant to an offer, or (ii) any note during the period between (a) the date the Trustee receives notice of a redemption from GFSI and the date the notes to be redeemed are selected by the Trustee or (b) a record date and the next succeeding interest payment date. The registered holder of a note will be treated as its owner for all purposes.

Amendment, Supplement and Waiver


         Except as described in the next sentence or in the next paragraph, the indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, and any existing Default or Event of Default (other than a payment default) or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding under the indenture. Without the consent of any holder of notes, GFSI and the Trustee may amend or supplement the indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption by a successor corporation of GFSI's obligations to the holders of notes in the case of a Disposition, to comply with the Trust Indenture Act, or to make any change that does not adversely affect the legal rights of any holder of notes.

         Without the consent of each holder of notes affected, GFSI may not:

         (i) reduce the principal amount of notes whose holders must consent to an amendment to the indenture or a waiver under the indenture;

         (ii) reduce the rate of or change the interest payment time of the notes, or alter the redemption provisions with respect thereto (other than the provisions relating to the covenants described above under the caption "--Mandatory Offers to Purchase Notes-- Change of Control" and "--Asset Sales") or the price at which GFSI is required to offer to purchase the notes;

         (iii) reduce the principal of or change the fixed maturity of the notes;

         (iv) make the notes payable in money other than stated in the notes;

         (v) make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the notes, or rights of holders of the notes to receive payment of principal or interest; or

         (vi) waive any default in the payment of principal of or premium, or unpaid interest on the notes.

In addition, any amendment to the provisions of Article 10 of the indenture (which relate to subordination) will require the consent of the holders of at least 75% in aggregate principal amount of the notes then outstanding if such amendment would adversely affect the rights of holders of notes.

Concerning the Trustee

         The indenture will contain certain limitations on the rights of the Trustee, if it becomes a creditor of GFSI, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

         The holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs (and has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in similar circumstances in the conduct of its own affairs. Subject to the provisions of the indenture, the Trustee will be under no obligation to exercise any of its rights or powers under its indenture at the request of any of the holders of the notes, unless such holders shall have offered to the Trustee security and indemnity satisfactory to it.

Book-Entry, Delivery and Form


         Except as set forth in the next paragraph, the new notes to be exchanged as set forth herein will initially be issued in the form of one Global New Note (the "Global New Note"). The Global New Note will be deposited on the expiration date with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global New Note Holder").


         New notes that are issued as described below under "--Certificated New Notes" will be issued in the form of registered definitive certificates (the "Certificated New Notes"). Such Certificated New Notes may, unless the Global New Note has previously been exchanged for Certificated New Notes, be exchanged for an interest in the Global New Note representing the principal amount of new notes being transferred.


         DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC's Participants or DTC's Indirect Participants.

         So long as the Global New Note Holder is the registered owner of any new notes, the Global New Note Holder will be considered the sole holder under the indenture of any new notes evidenced by the Global New Note. Beneficial owners of new notes evidenced by the Global New Note will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither GFSI nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the new notes.

         Payments in respect of the principal of, premium, if any, and interest on new notes registered in the name of the Global New Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global New Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, GFSI and the Trustee may treat the persons in whose names new notes, including the Global New Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither GFSI nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of new notes. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants or DTC's Indirect Participants.


Certificated New Notes


         Subject to certain conditions, any person having a beneficial interest in the Global New Note may, upon request to the Trustee, exchange such beneficial interest for new notes in the form of Certificated New Notes. Upon any such issuance, the Trustee is required to register such Certificated New Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) GFSI notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and GFSI is unable to locate a qualified successor within 90 days or (ii) GFSI, at its option, notifies the Trustee in writing that it elects to cause the issuance of new notes in the form of Certificated New Notes under the indenture, then, upon surrender by the Global New Note Holder of its Global New Note, new note in such form will be issued to each person that the Global New Note Holder and DTC identify as being the beneficial owner of the related new notes.

         Neither GFSI nor the Trustee will be liable for any delay by the Global New Note Holder or DTC in identifying the beneficial owners of new notes and GFSI and the Trustee may conclusively rely on, and will protected in relying on, instructions from the Global New Note Holder or DTC for all purposes.


Same-Day Settlement and Payment


         The indenture requires that payments in respect of the new notes represented by the Global New Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global New Note Holder. With respect to Certificated New Notes, GFSI will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, new notes represented by the Global New Note are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such new notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in the Certificated New Notes will also be settled in immediately available funds.


Certain Definitions

         Set forth below are certain of the defined terms used in the indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.

         "Affiliate" means any of the following:

         (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company,

         (ii) any spouse, immediate family member or other relative who has the same principal residence as any person described in clause (i) above,

         (iii) any trust in which any such persons described in clause (i) or (ii) above has a beneficial interest and

         (iv) any corporation or other organization of which any such persons described above collectively own 50% or more of the equity of such entity, provided, however that MCIT PLC shall not be deemed an Affiliate of the Company.

         "Asset Sale" means the sale, lease, conveyance or other disposition by the Company or a Restricted Subsidiary of assets or property whether owned on the date of original issuance of the notes or thereafter acquired, in a single transaction or in a series of related transactions; provided that Asset Sales will not include such sales, leases, conveyances or dispositions in connection with:

          (i)     the sale or disposition of any Restricted Investment,

          (ii) any public or private offering by the Company for cash of Equity Interests and all warrants, options or other rights to acquire Capital Stock, other than (a) an offering of Disqualified Stock or (b) Incentive Arrangements or obligations or payments thereunder,

          (iii) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,

          (iv) the sale or lease of inventory, equipment, accounts receivable or other assets in the ordinary course of business,

          (v) a sale-leaseback of assets within one year following the acquisition of such assets,

          (vi) the grant of any license of patents, trademarks, registration therefor and other similar intellectual property,

          (vii) a transfer of assets by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary,

          (viii) the designation of a Restricted Subsidiary as a Non-Restricted Subsidiary pursuant to the "Designation of Restricted and Non-Restricted Subsidiaries" covenant, (ix) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company as permitted under the "Merger or Consolidation" covenant,

          (x) the sale or disposition of obsolete equipment or other obsolete assets,

          (xi) Restricted Payments permitted by the "Limitation on Restricted Payments" covenant,

          (xii) the exchange of assets for other non-cash assets that (a) are useful in the business of the Company and its Restricted Subsidiaries and (b) have a fair market value at least equal to the fair market value of the assets being exchanged (as determined by the Board of Directors in good faith), and

          (xiii) the sale, transfer and/or termination of the officers' life insurance policies in effect on February 27, 1997.

         "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including any preferred stock.


         "Cash Flow" means, for any given period and person, the sum of, without duplication, Consolidated Net Income, plus

          (a) any provision for taxes based on income or profits to the extent such income or profits were included in computing Consolidated Net Income, plus

          (b) Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income, plus

          (c) the amortization of all intangible assets, to the extent such amortization was deducted in computing Consolidated Net Income (including, but not limited to, inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), plus

          (d) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees, including those in connection with the Transactions), to the extent deducted in computing Consolidated Net Income, plus

          (e) all depreciation and all other non-cash charges (including, without limitation, those charges relating to purchase accounting adjustments and LIFO adjustments), to the extent deducted in computing Consolidated Net Income, plus

          (f) any interest income, to the extent such income was not included in computing Consolidated Net Income, plus

          (g) all dividend payments on preferred stock (whether or not paid in cash) to the extent deducted in computing Consolidated Net Income, plus

          (h) any extraordinary or nonrecurring charge or expense arising out of the implementation of Statement of Financial Accounting Standards No. 106 or Statement of Financial Accounting Standards No. 109 to the extent deducted in computing Consolidated Net Income, plus

          (i) to the extent not covered in clause (d) above, fees paid or payable in respect of the TJC Agreement to the extent deducted in computing Consolidated Net Income, plus

          (j) the net loss of any person, other than those of a Restricted Subsidiary, to the extent deducted in computing Consolidated Net Income, plus

          (k) net losses in respect of any discontinued operations as determined in accordance with GAAP, to the extent deducted in computing Consolidated Net Income, minus

          (l) the portion of Consolidated Net Income attributable to minority interests in other persons, except the amount of such portion received in cash by the Company or its Restricted Subsidiaries;

provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

         "Cash Flow Coverage Ratio" means, for any given period and person, the ratio of:

          (i)     Cash Flow to

          (ii) the sum of Consolidated Interest Expense and all dividend payments on any series of preferred stock of such person (except dividends paid or payable in additional shares of Capital Stock (other than Disqualified Stock) and except for accrued and unpaid dividends with respect to the 12% cumulative preferred stock due 2009 of Holdings, outstanding on February 27, 1997), in each case, without duplication;

provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

         "Change of Control" means the occurrence of any of the following:

          (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties,

          (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,

          (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares),

          (iv) the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as defined above), directly or indirectly, of more of the Voting Stock of the Company (measured by voting power rather than number of shares) than is at the time "beneficially owned" (as defined above) by the Principals and their Related Parties in the aggregate or

          (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

For purposes of this definition, any transfer of an equity interest of an entity that was formed following February 27, 1997 for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred. For purposes of this definition,

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"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on February 27, 1997 or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Consolidated Interest Expense" means, for any given period and person, the aggregate of the interest expense in respect of all Indebtedness of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any such Indebtedness, all non-cash interest payments, the interest portion of any deferred payment obligation and the interest component of capital lease obligations, but excluding amortization of deferred financing fees if such amortization would otherwise be included in interest expense); provided, however, that for the purpose of the Cash Flow Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis; provided further that any premiums, fees and expenses (including the amortization thereof) payable in connection with the Transactions or any other refinancing of Indebtedness shall be excluded. For purposes of this definition, the Consolidated Interest Expense of the Company shall include the cash interest expense of Holdings paid in respect of the Holdings Subordinated Notes.

         "Consolidated Net Income" means, for any given period and person, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

          (a) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and

          (b) Consolidated Net Income of any person will not include, without duplication, any deduction for:

                  (i) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended or supplemented from time to time,

                  (ii) the amortization of all intangible assets (including amortization attributable to inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements),

                  (iii) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees),

                  (iv) any extraordinary or nonrecurring charges relating to any premium or penalty paid, write-off or deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity and

                  (v) any Restructuring Charges; provided, however, that for purposes of determining the Cash Flow Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis.

         "Consolidated Net Worth" with respect to any person means, as of any date, the consolidated equity of the common stockholders of such person (excluding the cumulated foreign currency translation adjustment), all determined on a consolidated basis in accordance with GAAP, but without any reduction in respect of the payment of dividends on any series of such


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person's preferred stock if such dividends are paid in additional shares of
Capital Stock (other than Disqualified Stock); provided, however, that Consolidated Net Worth shall also include, without duplication:

          (a)     the amortization of all write-ups of inventory,

          (b) the amortization of all intangible assets (including amortization of goodwill, debt and financing costs, and Incentive Arrangements),

          (c) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees),

          (d) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended and supplemented from time to time,

          (e) any extraordinary or nonrecurring charges or expenses relating to any premium or penalty paid, write-off or deferred financing costs or other financial recapitalization charges incurred in connection with redeeming or retiring any Indebtedness prior to its stated maturity,

          (f)     any Restructuring Charges and

          (g) any extraordinary or non-recurring charge arising out of the implementation of Statement of Financial Accounting Standards No. 106 or Statement of Financial Accounting Standards No. 109;

provided, however, that Consolidated Net Worth shall be calculated on a Pro Forma Basis.


         "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.



         "Designated Senior Indebtedness" means (i) any Indebtedness outstanding under the Existing Credit Agreement and (ii) any other Senior Indebtedness permitted under the Indenture the principal amount of which is $10.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

         "Disqualified Stock" means any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, or prior to, the maturity date of the notes.



         "Equity Interests" means Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (but excluding (i) any debt security that is convertible into, or exchangeable for, Capital Stock or partnership interests and (ii) any other Indebtedness or Obligation); provided, however, that Equity Interests will not include any Incentive Arrangements or obligations or payments thereunder.



         "Existing Credit Agreement" means that certain credit facility, dated as of March 28, 2002 and amended as of December 31, 2002, by and among the Company, Holdings, each of the financial institutions a party thereto and Bank of America, N.A. as agent for the financial institutions a party thereto, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), in each


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case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings, letters of credit or other financial accommodations thereunder, all or any portion of the Obligations under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders).


         "GAAP" means generally accepted accounting principles, consistently applied, as of the date of original issuance of the notes. All financial and accounting determinations and calculations under the Indenture will be made in accordance with GAAP.


         "Guarantors" means each Restricted Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.


         "Hedging Obligations" means, with respect to any person, the Obligations of such persons under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) foreign exchange contracts, currency swap agreements or similar agreements and (iii) other agreements or arrangements designed to protect such person against fluctuations, or otherwise to establish financial hedges in respect of, exchange rates, currency rates or interest rates.

         "Holdings Subordinated Notes" means $25.0 million in aggregate principal amount of 12% subordinated notes due 2008 of Holdings as in effect on February 27, 1997 or any Indebtedness of Holdings issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund such Holdings Subordinated Notes; provided that any such Indebtedness (i) is issued in a principal amount not exceeding the then outstanding principal amount of the Holdings Subordinated Notes, (ii) has an interest rate not exceeding 12%, (iii) is subordinated to other Indebtedness of Holdings to the same extent as the Holdings Subordinated Notes and (iv) has a Weighted Average Life to Maturity no less than the Weighted Average Life to Maturity of the Holdings Subordinated Notes.

         "Incentive Arrangements" means any earn-out agreements, stock appreciation rights, "phantom" stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans, including the incentive compensation plan for providing annual cash bonuses that the Company expects to adopt following consummation of the Transactions, and similar arrangements made in connection with acquisitions of persons or businesses by the Company or the Restricted Subsidiaries or the retention of consultants, executives, officers or employees by Holdings, the Company or the Restricted Subsidiaries.

         "Indebtedness" means, with respect to any person, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, and any Hedging Obligations, if and to the extent such indebtedness (other than a Hedging Obligation) would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP and also includes, to the extent not otherwise included, the guarantee of items that would be included within this definition; provided, however, that "Indebtedness" will not include any Incentive Arrangements or obligations or payments thereunder.

         "Investment" means any capital contribution to, or other debt or equity investment in, any person.



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         "issue" means create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition, redesignation of a Non-Restricted Subsidiary or otherwise) shall be deemed to be issued by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. For this definition, the terms "issuing," "issuer," "issuance" and "issued" have meanings correlative to the foregoing.


         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).


         "Marketable Securities" means:

          (a)     Government Securities,

          (b) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution,

          (c) commercial paper maturing not more than 270 days after the date of acquisition of an issuer (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-2" (or higher) according to Standard & Poor's Rating Services or "P-2" (or higher) according to Moody's Investors Services, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments,

          (d) any bankers acceptances or money market deposit accounts issued by an Eligible Institution and

          (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

As used in this definition, "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500,000,000 or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to Standard & Poor's Rating Services or Moody's Investors Services, Inc. at the time as of which any investment or rollover therein is made. As used in this definition, "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

         "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, any gain or loss, together with any related provision for taxes, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions).

         "Net Proceeds" means, with respect to any Asset Sale, the aggregate amount of cash proceeds (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in either such case, only as and when so received) received by the Company or any of its Restricted Subsidiaries in respect of such Asset Sale, net of:

          (i) the cash expenses of such Asset Sale (including, without limitation, the payment of principal of, and premium, if any, and interest on, Indebtedness required to be paid as a result of such Asset Sale (other than the notes) and legal, accounting, management and advisory and investment banking fees and sales commissions),

          (ii)    taxes paid or payable as a result thereof,

          (iii) any portion of cash proceeds that the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries shall constitute Net Proceeds on such date,

          (iv) any relocation expenses and pension, severance and shutdown costs incurred as a result thereof, and

          (v) any deduction or appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or such Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.


         "Non-Restricted Subsidiary" means any Subsidiary of the Company other than a Restricted Subsidiary.



         "Obligations" means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness, and any other claims of such holder arising in respect of such Indebtedness.


         "Other Permitted Indebtedness" means:

          (i) Indebtedness of the Company and its Restricted Subsidiaries existing as of February 27, 1997 (including the 9 5/8% Senior Subordinated Notes of the Company) and all related Obligations as in effect on such date;

          (ii) Indebtedness of the Company and its Restricted Subsidiaries in respect of bankers acceptances and letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims) issued in the ordinary course of business, or other Indebtedness in respect of reimbursement-type obligations regarding workers' compensation claims;



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

          (iii) Refinancing Indebtedness, provided that: (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums, fees and expenses in connection therewith, (B) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded; provided, however, that this limitation in this clause (B) does not apply to Refinancing Indebtedness of Senior Indebtedness, and (C) in the case of Refinancing Indebtedness of Indebtedness that is subordinated in right of payment to the notes, such Refinancing Indebtedness shall be subordinated to the notes at least to the same extent as the Subordinated Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded;

          (iv) intercompany Indebtedness of and among the Company and its Restricted Subsidiaries;

          (v) Indebtedness of the Company and its Restricted Subsidiaries incurred in connection with making permitted Restricted Payments under clauses (iii), (iv) (but only to the extent that such Indebtedness is provided by the Company or a Restricted Subsidiary) or (x) paragraph (b) under the "Limitation on Restricted Payments" covenant; provided that any Indebtedness incurred pursuant to this clause (v) is expressly subordinate in right of payment to the notes;

          (vi) Indebtedness of any Non-Restricted Subsidiary created after the date of original issuance of the notes, provided that such Indebtedness is nonrecourse to the Company and its Restricted Subsidiaries and the Company and its Restricted Subsidiaries have no Obligations with respect to such Indebtedness;

          (vii) Indebtedness of the Company and its Restricted Subsidiaries under Hedging Obligations;

          (viii) Indebtedness of the Company and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business;

          (ix) Indebtedness of the Company and its Restricted Subsidiaries in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business;

          (x) Indebtedness of the Company and its Restricted Subsidiaries in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the sale or disposition of any of their business, properties or assets;

          (xi) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by the "Limitation on Incurrence of Indebtedness" covenant; and

          (xii) Indebtedness of any person at the time it is acquired as a Restricted Subsidiary, provided that such Indebtedness was not issued by such person in connection with or in anticipation of such acquisition.



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

         "Permitted Junior Securities" means Equity Interests in the Company or subordinated debt securities of the Company that:

          (a) are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to at least the same extent as the notes are subordinated to Senior Indebtedness pursuant to Article 10 of the Indenture,

          (b) have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the notes and

          (c) if there are any amounts outstanding under the Existing Credit Agreement, have a Weighted Average Life to Maturity at least as long as the sum of (i) the Weighted Average Life to Maturity of the Existing Credit Agreement or any debt securities issued in exchange therefor (whichever is longer) plus (ii) the positive difference, if any, between the Weighted Average Life to Maturity of the notes and the Weighted Average Life to Maturity of the Existing Credit Agreement, in each case measured immediately prior to the issuance of such Permitted Junior Securities.

         "Permitted Liens" means:

          (i) Liens securing Senior Indebtedness of the Company or any Guarantor that was permitted by the terms of the Indenture to be incurred;

          (ii) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

          (iii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

          (iv) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (v) Liens incurred on deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (vi) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business;

          (vii) Liens (including extensions, renewals and replacements thereof) upon property acquired (the "Acquired Property") after the date of original issuance of the notes, provided that: (A) any such Lien is created solely for the purpose of securing Indebtedness representing, or issued to finance, refinance or refund, the cost (including the cost of construction) of the Acquired Property, (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of the Acquired Property, (C) such Lien does not extend to or cover any property other than the Acquired Property and any improvements on such Acquired Property, and (D) the issuance of the Indebtedness to purchase the Acquired Property is permitted by the "Limitation on Incurrence of Indebtedness" covenant;

          (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (ix) judgment and attachment Liens not giving rise to an Event of Default;

          (x) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

          (xi)    Liens securing Indebtedness under Hedging Obligations;

          (xii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

          (xiii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or its Restricted Subsidiaries in the ordinary course of business;

          (xiv) any interest or title of a lessor in property subject to any capital lease obligation or operating lease;

          (xv) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (xvi) Liens existing on the date of original issuance of the notes and any extensions, refinancings, renewals, replacements, substitutions or refundings thereof;

          (xvii) any Lien granted to the Trustee and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for Senior Indebtedness permitted by the terms of the Indenture;

          (xviii) Liens in favor of the Company or any Restricted Subsidiary;

          (xix) additional Liens at any one time outstanding in respect of properties or assets where aggregate fair market value does not exceed $2.0 million (the fair market value to be determined on the date such Lien is granted on such properties or assets); and

          (xx) Liens securing intercompany Indebtedness issued by any Restricted Subsidiary to the Company or another Restricted Subsidiary.

         "Principals" means (a) The Jordan Company, Jordan/Zalaznick Capital Corporation and MCIT PLC, and their respective Affiliates, principals, partners and employees, family members of any of the foregoing and trusts for the benefit of any of the foregoing, including, without limitation, Leucadia National Corporation and Jordan Industries, Inc., and their respective Subsidiaries, (b) the officers, directors and employees of the Company on the date of issuance of the notes and their respective Affiliates and family members and trusts for the benefit of any of the foregoing. For the purpose of the definition of "Principals," The Jordan Company, Jordan/Zalaznick Capital Corporation and MCIT PLC shall be deemed to be Affiliates.

         "Pro Forma Basis" means, for purposes of determining Consolidated Net Income in connection with the Cash Flow Coverage Ratio (including in connection with the "Limitation on Restricted Payments", "Designation of Restricted and Non-Restricted Subsidiaries" and "Merger or Consolidation" covenants, the incurrence of Indebtedness pursuant to paragraph (a) of the "Limitation on Incurrence of Indebtedness" covenant and Consolidated Net Worth for purposes of "Merger or Consolidation" covenant), giving pro forma effect to (x) any acquisition or sale of a person, business or asset, related incurrence, repayment or refinancing of Indebtedness or other related transactions, including any Restructuring Charges which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, or (y) any incurrence, repayment or refinancing of any Indebtedness and the application of the proceeds therefrom, in each case, as if such acquisition or sale and related transactions, restructurings, consolidations, cost savings, reductions, incurrence, repayment or refinancing were realized on the first day of the relevant period permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP. Furthermore, in calculating the Cash Flow Coverage
Ratio:

         (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the determination date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the determination date;

         (2) if interest on any Indebtedness actually incurred on the determination date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the determination date will be deemed to have been in effect during the relevant period; and

         (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps or similar interest rate protection Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

         "Refinancing Indebtedness" means:

         (i) Indebtedness of the Company and its Restricted Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund any Indebtedness permitted under the Indenture or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund such Indebtedness,

         (ii) any refinancings of Indebtedness issued under the Existing Credit Agreement, and

         (iii) any additional Indebtedness issued to pay premiums and fees in connection with clauses (i) and (ii).

         "Related Party" with respect to any Principal means (a) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or
(b) or trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other persons referred to in the immediately preceding clause (a).

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         "Restricted Investment" means any Investment in any person; provided that Restricted Investments will not include:

         (i)      Investments in Marketable Securities;

         (ii)     any Incentive Arrangements;

         (iii)    Investments in the Company; or

         (iv) Investments in any Restricted Subsidiary (provided that any Investment in a Restricted Subsidiary was made for fair market value (as determined by the Board of Directors in good faith)).

The amount of any Restricted Investment shall be the amount of cash and the fair market value at the time of transfer of all other property (as determined by the Board of Directors in good faith) initially invested or paid for such Restricted Investment, plus all additions thereto, without any adjustments for increases or decreases in value of or write-ups, write-downs or write-offs with respect to, such Restricted Investment.

         "Restricted Subsidiary" means: (i) any Subsidiary of the Company existing on the date of original issuance of the notes, and (ii) any other Subsidiary of the Company formed, acquired or existing after the date of original issuance of the notes that is designated as a "Restricted Subsidiary" by the Company pursuant to a resolution approved a majority of the Board of Directors, provided, however, that the term Restricted Subsidiary shall not include any Subsidiary of the Company that has been redesignated by the Company pursuant to a resolution approved by a majority of the Board of Directors as a Non-Restricted Subsidiary in accordance with the "Designation of Restricted and Non-Restricted Subsidiaries" covenant unless such Subsidiary shall have subsequently been redesignated a Restricted Subsidiary in accordance with clause (ii) of this definition.

         "Restructuring Charges" means any charges or expenses in respect of restructuring or consolidating any business, operations or facilities, any compensation or headcount reduction, or any other cost savings, of any persons or businesses either alone or together with the Company or any Restricted Subsidiary, as permitted by GAAP or Regulation S-X under the Securities Act.

         "Senior Indebtedness" means, with respect to any person:

         (i) all Indebtedness of such person outstanding under the Existing Credit Agreement and all Hedging Obligations with respect thereto,

         (ii) any other Indebtedness of such person permitted to be incurred under the terms of the Indenture, provided, however, that Senior Indebtedness shall not include any Indebtedness which by the terms of the instrument creating or evidencing the same is subordinated or junior in right of payment to any other Senior Indebtedness in any respect, and

         (iii) all Obligations (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) with respect to the foregoing, in each case whether outstanding on the date of the Indenture or thereafter incurred.

Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

          (w) any liability for federal, state, local or other taxes owed or owing by the Company,

          (x) any Indebtedness of such person to any of its Subsidiaries or other Affiliates (other than Indebtedness arising under the Existing Credit Agreement),

          (y) any trade payables or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities) or

          (z) any Indebtedness that is incurred in violation of the Indenture.


         "Significant Subsidiary" means any Restricted Subsidiary of the Company that would be a "significant subsidiary" as defined in clause (2) of the definition of such term in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Subordinated Indebtedness" means all Obligations with respect to Indebtedness if the instrument creating or evidencing the same, or pursuant to which the same is outstanding, designates such Obligations as subordinated or junior in right of payment to Senior Indebtedness.


         "Subsidiary" of any person means any entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by such person (regardless of whether such Equity Interests are owned directly by such person or through one or more Subsidiaries).

         "TJC Agreement" means the Management Consulting Agreement, dated February 27, 1997, between the Company and TJC Management Corporation.

         "Transactions" means, collectively:

         (i) (a) a contribution of $13,600,000 from The Jordan Company, affiliates to Holdings in exchange for 12% cumulative preferred stock due 2009 of Holdings, as in effect on February 27, 1997, and approximately 50% of the common stock of Holdings; (b) a contribution of $13,600,000 from certain members of management of the Company to Holdings in exchange for 12% cumulative preferred stock due 2009 of Holdings, as in effect on February 27, 1997 and approximately 50% of the common stock of Holdings; and (c) a loan of $25,000,000 from a Jordan Investor to Holdings in exchange for Holdings Subordinated Notes,

         (ii) the consummation of the offer and sale of the 9 5/8% Senior Subordinated Notes of the Company,

         (iii)    the execution of the Existing Credit Agreement,

         (iv) the consummation by the Company of the acquisition of Winning Ways, Inc. pursuant to the agreement, dated as of January 24, 1997, among Holdings, the Company and the shareholders party thereto, relating to the purchase and sale of the stock of Winning Ways, Inc. and

         (v) the repayment by the Company of the Indebtedness of Winning Ways, Inc. at December 31, 1996.


         "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the sum of the product(s) obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other requirement payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

         The following is a summary of important terms of certain indebtedness of GFSI:

Revolving Bank Credit Agreement

         During fiscal 2002, we replaced our existing bank credit agreement by entering into a Revolving Bank Credit Agreement with a group of financial institutions to provide a $65 million revolving line of credit which matures in January 2005. At December 28, 2002, $28.4 million was available for future borrowing under the Revolving Bank Credit Agreement. We believe that cash flows from operating activities and borrowings under the Revolving Bank Credit Agreement will be adequate to meet our short-term and future liquidity requirements prior to the maturity of the Revolving Bank Credit Agreement in fiscal 2005, although no assurance can be given in this regard.

         The Revolving Bank Credit Agreement contains customary covenants, including a material covenant relating to minimum fixed charge coverage ratio and restrictions on, among other things, granting of liens, asset sales, mergers and consolidations, investments and acquisitions, prepayments or redemptions of the notes and incurring additional indebtedness. The Revolving Bank Credit Agreement also contains customary events of default, including, as a material event of default, without limitation, change of control. We were not in violation of any covenant under any agreement with respect to the existing indebtedness and are currently in compliance with all of the covenants contained in the Revolving Bank Credit Agreement.

                             PLAN OF DISTRIBUTION

         Each broker-dealer that receives new notes for its own account as a result of market-making activities or other trading activities in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. In addition, until ___________ ___, 2003, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

         We will receive no proceeds in connection with the exchange offer. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                        FEDERAL INCOME TAX CONSEQUENCES

To Exchanging and Nonexchanging Holders

         The exchange of an old note for a new note pursuant to the exchange offer will not be taxable to the exchanging holders for federal income tax purposes. As a result (i) an exchanging holder will not recognize any gain or loss on the exchange, (ii) the holding period for the new note will include the holding period for the old note and (iii) the basis of the new note will be the same as the basis of the old note.

         The exchange offer will result in no federal income tax consequences to a nonexchanging holder.


         The preceding discussion is the opinion of Mayer, Brown, Rowe & Maw, counsel to GFSI, as to the material federal income tax consequences expected to result from the exchange offer. Each holder should consult its own tax adviser as to these and any other federal income tax consequences of the exchange offer as well as any tax consequences to it under state, local or other law. This opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, judicial authority and administrative rulings and practice. Those consequences could be modified by future changes in the relevant law (which changes could be applied retroactively).


                                 LEGAL MATTERS

         The validity of the notes will be passed upon for GFSI by Mayer, Brown, Rowe & Maw, Chicago, Illinois.

                                    EXPERTS

Consolidated Financial Statements

          The 2000 consolidated financial statements included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The consolidated financial statements as of June 29, 2001 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          The 2002 consolidated financial statements included in this prospectus have been audited by KPMG LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Changes in Accountants

         As of December 20, 2000 through and until May 28, 2002, we engaged PricewaterhouseCoopers LLP as our independent accountants. Our audit committee recommended the dismissal of our former independent accountants, Deloitte & Touche LLP, and the Board of Directors approved the decision to change independent accountants. Deloitte & Touche LLP's report on our financial statements for the fiscal year ended June 30, 2000 and through December 20, 2000 did not contain an adverse opinion or a disclaimer of an opinion nor was the report qualified or modified as to uncertainty, audit scope, or accounting principals. In connection with its audit for the fiscal year ended June 30, 2000, and through December 20, 2000, there were no disagreement(s) with

Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

         We engaged KPMG LLP as our independent accountants as of May 28, 2002. Our audit committee recommended the dismissal of our former independent accountants, PricewaterhouseCoopers LLP, and the Board of Directors approved the decision to change independent accountants. During the two most recent fiscal years prior to the change and through May 28, 2002, we had not consulted with KPMG LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements. PricewaterhouseCoopers LLP's report on our financial statements for the fiscal year ended June 29, 2001 and through May 28, 2002 did not contain an adverse opinion or a disclaimer of an opinion nor was the report qualified or modified as to uncertainty, audit scope, or accounting principals. In connection with its audit for the fiscal year ended June 29, 2001, and through May 28, 2002, there were no disagreement(s) with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

                             AVAILABLE INFORMATION


         We have filed with the Commission the registration statement pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the new notes being offered hereby. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to GFSI and the new notes, reference is hereby made to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in the registration statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. We will continue to be subject to the periodic and other informational requirements of the Exchange Act. Periodic reports and other information filed by GFSI with the Commission may be read and copied at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20540 at prescribed rates. The public may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                                  GFSI, INC.
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements and Supplementary Data


                                                                           Page

Consolidated Balance Sheets -- December 28, 2002 and
    June 29, 2002 (unaudited)............................................  F-2

Consolidated Statements of Income -- Six months ended December 28,
    2002 and December 28, 2001 (unaudited) ..............................  F-3

Consolidated Statements of Cash Flows -- Six months ended December 28,
    2002 and December 28, 2001 (unaudited) ..............................  F-4

Notes to Consolidated Financial Statements (unaudited) ..................  F-5


Independent Auditors' Report.............................................  F-11

Report of Independent Accountants........................................  F-12

Independent Auditors' Report.............................................  F-13

Consolidated Balance Sheets -- June 29, 2002 and June 29, 2001............  F-14

Consolidated Statements of Income -- Years Ended June 29, 2002,
     June 29, 2001 and June 30, 2000.....................................  F-15

Consolidated Statements of Changes in Stockholders' Equity
    (Deficiency) -- Years Ended June 29, 2002, June 29, 2001
    and June 30, 2000....................................................  F-16

Consolidated Statements of Cash Flows -- Years Ended June 29, 2002,
     June 29, 2001 and June 30, 2000.....................................  F-17

Notes to Consolidated Financial Statements...............................  F-18



                                    GFSI, INC. AND SUBSIDIARIES
                                    CONSOLIDATED BALANCE SHEETS
                                            (Unaudited)
                                          (in thousands)

                                                                      December 28,      June 29,
                                                                          2002            2002
                                                                          ----            ----
                                   Assets
Current assets:
     Cash and cash equivalents                                         $    3,739      $     313
     Accounts receivable, net                                              32,776         32,626
     Inventories, net                                                      43,470         45,729
     Prepaid expenses and other current assets                              1,383          1,269
     Deferred income taxes                                                  1,195            845
                                                                       ----------      ---------
Total current assets                                                       82,563         80,782
Property, plant and equipment, net                                         20,263         19,671
Other assets:
     Deferred financing costs, net                                          3,423          3,873
     Other                                                                    509          1,010
                                                                       ----------      ---------
Total assets                                                           $  106,758      $ 105,336
                                                                       ==========      =========

             Liabilities and stockholders' equity (deficiency)
Current liabilities:
     Accounts payable                                                  $   10,099      $  12,010
     Accrued interest expense                                               4,174          4,366
     Accrued expenses                                                       6,292          5,983
     Income taxes payable                                                   8,020          5,087
     Current portion of long-term debt                                        197            177
                                                                       ----------      ---------
Total current liabilities                                                  28,782         27,623
Deferred income taxes                                                         762            699
Other long-term obligations                                                   527            527
Long-term debt, less current portion                                      152,053        156,132

Stockholders' equity (deficiency):
     Common stock, $.01 par value, 10,000 shares authorized,
       one share issued and outstanding at December 28, 2002
       and June 29, 2002                                                       --             --
     Additional paid-in capital                                            59,127         59,127
     Accumulated deficiency                                              (134,493)      (138,772)
                                                                       ----------      ---------
Total stockholders' deficiency                                            (75,366)       (79,645)
                                                                       ----------      ---------
Total liabilities and stockholders' equity (deficiency)                $  106,758      $ 105,336
                                                                       ==========      =========


                         See notes to consolidated financial statements.


                                                F-2


                                 GFSI, INC. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF INCOME
                                         (Unaudited)
                                       (In thousands)

                                                                   Six Months Ended
                                                             -------------------------------
                                                             December 28,       December 28,
                                                                 2002               2001
                                                                 ----               ----
      Net sales                                              $   115,844        $   106,377
      Cost of sales                                               73,553             66,090
                                                             -----------        -----------
      Gross profit                                                42,291             40,287

      Operating expenses:
           Selling                                                14,375             11,950
           General and administrative                             13,479             12,909
                                                             -----------        -----------
                                                                  27,854             24,859
                                                             -----------        -----------
      Operating income                                            14,437             15,428

      Other income (expense):
           Interest expense                                       (7,309)            (8,080)
           Other, net                                                 11                 11
                                                             -----------        -----------
                                                                  (7,298)            (8,069)
                                                             -----------        -----------
      Income before income taxes                                   7,139              7,359
      Income tax expense                                           2,786              2,870
                                                             -----------        -----------
      Net income                                             $     4,353        $     4,489
                                                             ===========        ===========


                      See notes to consolidated financial statements.




                                            F-3

                                            GFSI, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                    (Unaudited)
                                                  (In thousands)

                                                                                           Six Months Ended
                                                                                     -----------------------------
                                                                                     December 28,     December 28,
                                                                                         2002             2001
                                                                                         ----             ----
Cash flows from operating activities:
Net income                                                                            $    4,353        $   4,489
Adjustments to reconcile net income to net cash provided by
    operating activities:
     Depreciation                                                                          1,576            1,576
     Amortization of deferred financing costs                                                487              549
     Amortization of other intangibles                                                       500              500
     (Gain) loss on sale or disposal of property, plant and equipment                        (11)               8
     Gain (loss) on foreign currency translation                                               7               --
     Deferred income taxes                                                                  (287)             (81)
Changes in operating assets and liabilities:
     Accounts receivable, net                                                               (150)          (8,883)
     Inventories, net                                                                      2,259           (1,334)
     Prepaid expenses, other current assets and other assets                                (114)             283
     Income taxes payable                                                                  2,933            3,542
     Accounts payable, accrued expenses and other
         long-term obligations                                                            (1,792)          (1,342)
                                                                                      ----------        ---------
Net cash provided by (used in) operating activities                                        9,761             (693)
                                                                                      ----------        ---------

Cash flows from investing activities
     Proceeds from sales of property, plant and equipment                                     14                1
     Purchases of property, plant and equipment                                           (2,172)          (1,988)
                                                                                      ----------        ---------
Net cash used in investing activities                                                     (2,158)          (1,987)
                                                                                      ----------        ---------

Cash flows from financing activities:
     Net change in short term borrowings and revolving credit agreement                   (4,422)           1,200
     Cash paid for financing costs                                                           (37)              --
     Distributions to GFSI Holdings, Inc.                                                    (81)             (49)
     Issuance of long-term debt                                                              450               --
     Payments on long-term debt and capital lease obligations                                (87)          (1,722)
                                                                                      ----------        ---------
Net cash used in financing activities                                                     (4,177)            (571)
                                                                                      ----------        ---------

Net increase (decrease) in cash and cash equivalents                                       3,426           (3,251)
Cash and cash equivalents at beginning of period                                             313            5,309
                                                                                      ----------        ---------
Cash and cash equivalents at end of period                                            $    3,739        $   2,058
                                                                                      ==========        =========
Supplemental cash flow information:
     Interest paid                                                                    $    7,013        $   6,868
                                                                                      ==========        =========
     Income taxes paid (refunded)                                                     $      139        $    (962)
                                                                                      ==========        =========

                                 See notes to consolidated financial statements.


                          GFSI, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)
                               December 28, 2002

1.       BASIS OF PRESENTATION


         The accompanying unaudited consolidated financial statements of GFSI include the accounts of GFSI and the accounts of its wholly-owned subsidiaries, Event 1, Inc., CC Products, Inc. ("Champion Custom Products") and GFSI Canada Company. All intercompany balances and transactions have been eliminated. The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X promulgated by the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statement reporting purposes. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position, operations and cash flows of GFSI have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the entire fiscal year. The consolidated balance sheet information as of June 29, 2002 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.


         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.       COMMITMENTS AND CONTINGENCIES

         GFSI, in the normal course of business, may be threatened with or named as a defendant in various lawsuits. It is not possible to determine the ultimate disposition of these matters, however, management is of the opinion that there are no known claims or known contingent claims that are likely to have a material adverse effect on the results of operations, financial condition or cash flows of GFSI.


3.       INVENTORIES

         The following is a summary of inventories as of December 28, 2002 and June 29, 2002:


(In Thousands) (unaudited)                     December 28, 2002       June 29, 2002
Undecorated apparel ("blanks") and supplies       $    41,501           $    41,976
Work in process                                           925                 1,114
Finished goods                                          1,044                 2,639
                                                  -----------           -----------
       Total                                      $    43,470           $    45,729
                                                  ===========           ===========

4.       CONDENSED CONSOLIDATING FINANCIAL INFORMATION

         The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 "Financial statements of guarantors and issuers of guaranteed securities registered or being registered." This information is not necessarily intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with accounting principles generally accepted in the United States of America. Each of the subsidiary guarantors are 100% owned by GFSI. The subsidiary guarantees of GFSI's debts are full and unconditional and joint and several.

As of December 28, 2002 (in thousands) (unaudited):

                                                          Parent      Subsidiary     Consolidating     Consolidated
                                                         Obligor      Guarantors      Adjustments       GFSI, Inc.
                                                         -------      ----------     -------------     ------------
Assets:
    Current assets:
      Cash and cash equivalents                          $   3,694     $       45     $        --       $      3,739
      Accounts receivable                                   21,828         14,917          (3,969)            32,776
      Inventories                                           41,887          1,583              --             43,470
      Prepaid expenses                                       1,353             30              --              1,383
      Deferred income taxes                                  1,195             --              --              1,195
                                                         ---------     ----------     -----------       ------------
        Total current assets                                69,957         16,575          (3,969)            82,563
    Investment in equity of subsidiaries                    13,592             --         (13,592)                --
    Property, plant and equipment, net                      19,862            401              --             20,263
    Other assets                                             4,902              2            (972)             3,932
                                                         ---------     ----------     -----------       ------------
            Total assets                                 $ 108,313     $   16,978     $   (18,533)      $    106,758
                                                         =========     ==========     ===========       ============

Liabilities and stockholders' equity:
    Current liabilities:
      Accounts payable                                   $  13,281     $      787     $    (3,969)      $     10,099
      Accrued interest                                       4,174             --              --              4,174
      Accrued expenses                                       4,766          1,526              --              6,292
      Income tax payable                                     8,017              3              --              8,020
      Current portion of long-term debt                        197             --              --                197
                                                         ---------     ----------     -----------       ------------
        Total current liabilities                           30,435          2,316          (3,969)            28,782
    Deferred income taxes                                      664             98              --                762
   Long-term debt, less current portion                    152,053             --              --            152,053
    Other long-term obligations                                527            972            (972)               527
    Stockholders' equity (deficiency)                      (75,366)        13,592         (13,592)           (75,366)
                                                         ---------     ----------     ------------      ------------
            Total liabilities and stockholders'
                equity (deficiency)                      $ 108,313     $   16,978     $   (18,533)      $    106,758
                                                         =========     ==========     ===========       ============



                                                         F-6

Six months ended December 28, 2002 (in thousands) (unaudited):

                                                         Parent      Subsidiary      Consolidating     Consolidated
                                                        Obligor      Guarantors       Adjustments       GFSI, Inc.
                                                        -------      ----------      -------------     ------------
Net sales                                               $  76,832     $  41,052      $     (2,040)      $   115,844
Cost of sales                                              49,887        25,706            (2,040)           73,553
Selling expenses                                            9,215         5,160                --            14,375
General and administrative expense                         11,197         2,282                --            13,479
                                                        ---------     ---------      ------------       -----------
    Total costs and expenses                               70,299        33,148            (2,040)          101,407
                                                        ---------     ---------      -------------      -----------
    Operating Income                                        6,533         7,904                --            14,437
Equity in net earnings of subsidiaries                      4,812            --            (4,812)               --
Interest expense                                           (7,296)          (13)               --            (7,309)
Other income (expense)                                         11            --                --                11
                                                        ---------     ---------      ------------       -----------
Income before income taxes                                  4,060         7,891            (4,812)            7,139
Income tax expense (benefit)                                 (293)        3,079                --             2,786
                                                        ---------     ---------      ------------       -----------
Net income                                              $   4,353     $   4,812      $     (4,812)      $     4,353
                                                        =========     =========      ============       ===========



Six months ended December 28, 2002 (in thousands) (unaudited):

                                                         Parent      Subsidiary      Consolidating     Consolidated
                                                        Obligor      Guarantors       Adjustments       GFSI, Inc.
                                                        -------      ----------      -------------     ------------
Net cash flows provided by (used in) operating
   activities                                            $ 10,637     $    (876)      $        --       $     9,761

Net cash flows used in investing activities                (2,126)          (32)               --            (2,158)

Cash flows from financing activities:
    Net borrowings under revolving credit agreements       (4,422)           --                --            (4,422)
    Payments on long-term debt                                (87)           --                --               (87)
    Intercompany borrowings                                  (972)          972                --                --
    Cash paid for financing costs                             (37)           --                --               (37)
    Issuance of long-term debt                                450            --                --               450
    Distributions to GFSI Holdings, Inc.                      (81)           --                --               (81)
                                                         --------     ---------       -----------       -----------
         Net cash provided (used) by financing
           activities                                      (5,149)          972                --            (4,177)
                                                         --------     ---------       -----------       -----------

Net change in cash and cash equivalents                     3,362            64                --             3,426
Cash and cash equivalents at beginning of period              334           (21)               --               313
                                                         --------     ---------       -----------       -----------
Cash and cash equivalents end of period                  $  3,696     $      43       $        --       $     3,739
                                                         ========     =========       ===========       ===========



                                                              F-7


As of June 29, 2002 (in thousands):
                                                         Parent      Subsidiary      Consolidating     Consolidated
                                                        Obligor      Guarantors       Adjustments       GFSI, Inc.
                                                        -------      ----------      -------------     ------------
Assets:
   Current assets:
      Cash and cash equivalents                          $     334    $     (21)      $        --       $       313
      Accounts receivable                                   25,199        8,511            (1,804)           32,626
      Inventories                                           43,402        2,327                --            45,729
      Prepaid expenses                                       1,163          106                --             1,269
      Deferred income taxes                                    845           --                --               845
                                                         ---------    ---------       -----------       -----------
          Total current assets                              70,943       10,923            (1,084)           80,782
    Investment in equity of subsidiaries                     8,773           --            (8,773)               --
    Property, plant and equipment, net                      19,120          551                --            19,671
    Other assets                                             4,881            4                (2)            4,883
                                                         ---------    ---------       -----------       -----------
            Total assets                                 $ 103,717    $  11,478       $    (9,859)      $   105,336
                                                         =========    =========       ===========       ===========
Liabilities and stockholders' equity:
   Current liabilities:
      Accounts payable                                   $  11,466    $   1,630       $    (1,086)           12,010
      Accrued interest                                       4,366           --                --             4,366
      Accrued expenses                                       5,034          949                --             5,983
      Income taxes payable                                   5,156          (69)               --             5,087
      Current portion of long-term debt                        177           --                --               177
                                                         ---------    ---------       -----------       -----------
         Total current liabilities                          26,199        2,510            (1,086)           27,623
    Deferred income taxes                                      504          195                --               699
    Long-term debt, less current portion                   156,132           --                --           156,132
    Other long-term obligations                                527           --                --               527
    Stockholders' equity (deficiency)                      (79,645)       8,773            (8,773)          (79,645)
                                                         ---------    ---------       -----------       -----------
           Total liabilities and stockholders'
               equity (deficiency)                       $ 103,717    $  11,478       $    (9,859)      $   105,336
                                                         =========    =========       ===========       ===========

Six months ended December 28, 2001 (in thousands) (unaudited):
                                                         Parent      Subsidiary      Consolidating     Consolidated
                                                        Obligor      Guarantors       Adjustments       GFSI, Inc.
                                                        -------      ----------      -------------     ------------
Net sales                                                $  78,206    $  30,108       $    (1,937)      $   106,377
Cost of sales                                               49,241       18,786            (1,937)           66,090
Selling expenses                                             8,324        3,626                --            11,950
General and administrative expense                          10,429        2,480                --            12,909
                                                         ---------    ---------       -----------       -----------
    Total costs and expenses                                67,994       24,892            (1,937)           90,949
                                                         ---------    ---------       -----------       -----------
    Operating Income                                        10,212        5,216                --            15,428
Equity in net earnings of subsidiaries                       3,181           --            (3,181)               --
Interest expense                                            (8,080)          --                --            (8,080)
Other income (expense)                                          11           --                --                11
                                                         ---------    ---------       -----------       -----------
Income before income taxes                                   5,324        5,216            (3,181)            7,359
Income tax expense (benefit)                                   835        2,035                --             2,870
                                                         ---------    ---------       -----------       -----------
Net income                                               $   4,489    $   3,181       $    (3,181)        $   4,489
                                                         =========    =========       ===========       ===========




                                                  F-8



Six months ended December 28, 2001 (in thousands) (unaudited):

                                                         Parent      Subsidiary      Consolidating     Consolidated
                                                        Obligor      Guarantors       Adjustments       GFSI, Inc.
                                                        -------      ----------      -------------     ------------
Net cash flows provided by (used in)
  operating activities                                  $   (933)     $    240        $      --         $     (693)

Net cash flows used in investing activities               (1,772)         (215)              --             (1,987)

Cash flows from financing activities:
    Net borrowings under revolving credit agreement        1,200            --               --              1,200
    Payments on long-term debt                            (1,722)           --               --             (1,722)
    Distributions to GFSI Holdings, Inc.                     (49)           --               --                (49)
                                                        --------      --------        ---------         ----------
         Net cash flows used in financing activities        (571)           --               --               (571)
                                                        --------      --------        ---------         ----------
Net change in cash and cash equivalents                   (3,276)           25               --             (3,251)

Cash and cash equivalents at beginning of period           5,263            46               --              5,309
                                                        --------      --------        ---------         ----------
Cash and cash equivalents end of period                 $  1,987      $     71        $      --         $    2,058
                                                        ========      ========        =========         ==========


5.       RECLASSIFICATIONS


         Certain reclassifications have been made to the fiscal 2002 consolidated and condensed consolidating financial statements to conform to the fiscal 2003 presentation.


6.       SUBSEQUENT EVENT


         On December 31, 2002, we completed the private placement of $9.9 million of unregistered 9.625% senior subordinated notes ("Exchange Notes") in exchange for $24 million aggregate principal amount at maturity of GFSI Holdings' 11.375% Senior Discount Notes (the "Holdings Discount Notes") with an accreted book value of $19.9 million. The acquisition of the Holdings Discount Notes by GFSI is considered an early extinguishment of GFSI Holdings' debt, and accordingly, GFSI Holdings will record a pre-tax gain on the transaction of approximately $9.6 million, net of related costs, in the third quarter of fiscal 2003.

         The Exchange Notes are unsecured obligations of GFSI, mature on March 1, 2007, pay interest semi-annually on March 1 and September 1, and were issued under an indenture with substantially identical terms as the indenture governing the $125 million aggregate principal amount at maturity of GFSI Senior Subordinated Notes issued on February 27, 1997. The Exchange Notes were guaranteed by each of GFSI's wholly-owned subsidiaries (Event 1, Champion Custom Products, and GFSI Canada Company). The Exchange Notes were issued to an "accredited investor" and were exempt from registration under Rule 144 of the Securities Act of 1933. This registration statement, once effective, will enable the holder of the Exchange Notes to exchange them for publicly registered notes having terms substantially identical to the Exchange Notes.

         As a result of the completion on December 31, 2002 of the private placement of $9.9 million of Exchange Notes for $24 million aggregate principal amount at maturity of Holdings Discount Notes with an accreted book value of $19.9 million, GFSI's financial statements for the periods after December 31, 2002, on a pro forma basis, will initially reflect additional long-term debt of $9.9 million and a corresponding non-current investment in Holdings Discount Notes. In future periods, GFSI's financial statements will reflect additional annual interest expense of approximately $1.0 million and additional annual interest income of approximately $2.3 million.

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
GFSI, Inc. and subsidiary:

We have audited the accompanying consolidated balance sheet of GFSI, Inc. (a wholly owned subsidiary of GFSI Holdings, Inc.) and subsidiaries (the Company) as of June 29, 2002, and the related consolidated statements of income, changes in stockholders' equity (deficiency) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GFSI, Inc. and subsidiaries as of June 29, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/  KPMG LLP
      Kansas City, Missouri
      August 23, 2002, except as to Note 1
      which is as of March 12, 2003

                       REPORT OF INDEPENDENT ACCOUNTANTS



To The Board of Directors
GFSI, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity (deficiency) and of cash flows present fairly, in all material respects, the financial position of GFSI, Inc. and its subsidiaries at June 29, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



/s/  PricewaterhouseCoopers LLP
      Kansas City, Missouri
      September 12, 2001

                         INDEPENDENT AUDITORS' REPORT



Board of Directors
GFSI, Inc. and subsidiary
Lenexa, Kansas


         We have audited the accompanying consolidated statements of income, stockholders' equity (deficiency) and cash flows of GFSI, Inc. (a wholly owned subsidiary of GFSI Holdings, Inc.) and subsidiaries for the year ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


         We conducted our audit in accordance with auditing standards general accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


         In our opinion, such consolidated financial statements present fairly, in all material respects, the results of the Company's operations and the Company's cash flows for the year ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP

Kansas City, Missouri
September 8, 2000


                                              GFSI, INC. AND SUBSIDIARIES
                                              CONSOLIDATED BALANCE SHEETS

                                                                                       June 29,            June 29,
                                                                                         2002                2001
                                                                                         ----                ----
                                     ASSETS
Current assets:
     Cash and cash equivalents................................................       $     312,981   $   5,308,854
     Accounts receivable, net of allowance for doubtful accounts of
        $766,577 and $696,988 at June 29, 2002 and June 29, 2001..............          32,626,432      22,694,322
     Inventories, net.........................................................          45,728,918      37,735,617
     Deferred income taxes....................................................             844,513         910,828
     Prepaid expenses and other current assets................................           1,268,478       1,143,310
                                                                                     -------------   -------------
          Total current assets................................................          80,781,322      67,792,931

Property, plant and equipment, net............................................          19,670,864      18,574,473

Other assets:
     Deferred financing costs, net of accumulated amortization of
        $3,556,183 and $5,040,750 at June 29, 2002 and June 29, 2001.........            3,873,368       5,193,506
     Other...................................................................            1,010,267       2,006,082
                                                                                     -------------   -------------
                                                                                         4,883,635       7,199,588
                                                                                     -------------   -------------
               Total assets..................................................        $ 105,335,821   $  93,566,992
                                                                                     =============   =============

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
     Accounts payable........................................................        $  12,010,292   $  12,777,790
     Accrued interest expense................................................            4,364,497       3,774,778
     Accrued expenses........................................................            5,983,237       5,895,123
     Income taxes payable....................................................            5,087,122         198,710

     Current portion of long-term debt.......................................              177,087       6,699,631
                                                                                     -------------   -------------
          Total current liabilities..........................................           27,622,235      29,346,032

Deferred income taxes........................................................              699,338       1,189,369
Long-term debt, less current portion.........................................          156,132,252     145,641,802
Other long-term obligations..................................................              526,804         526,804

Commitments and contingencies (Notes 2 and 5)................................

Stockholders' equity (deficiency):
      Common Stock, $.01 par value, 10,000 shares authorized, one
      share issued at June 29, 2002 and June 29, 2001........................                  --               --
      Additional paid-in capital.............................................           59,127,463      59,127,463
      Accumulated deficiency.................................................         (138,772,271)   (142,264,478)
                                                                                     -------------   -------------
        Total stockholders' equity (deficiency)..............................          (79,644,808)    (83,137,015)
                                                                                     -------------   -------------
             Total liabilities and stockholders' equity (deficiency).........        $ 105,335,821   $  93,566,992
                                                                                     =============   =============

See notes to consolidated financial statements.




                                                       F-14

                                         GFSI, INC. AND SUBSIDIARIES
                                      CONSOLIDATED STATEMENTS OF INCOME


                                                                          Years Ended
                                                      ---------------------------------------------------
                                                      June 29,              June 29,             June 30,
                                                        2002                  2001                 2000
                                                        ----                  ----                 ----
Net sales                                         $ 197,249,505          $  185,304,630      $   205,500,222
Cost of sales                                       123,622,656             114,578,443          126,173,741
                                                  -------------          --------------      ---------------
          Gross profit                               73,626,849              70,726,187           79,326,481
Operating expenses:
     Selling                                         24,582,462              22,303,126           23,293,887
     General and administrative                      26,350,017              26,378,351           24,799,427
     Restructuring costs                                     --                 836,291                   --
     Acquisition of business                                 --               1,110,331                   --
     Gain on disposition of business                         --                (629,787)                  --
                                                  -------------          --------------      ---------------
                                                     50,932,479              49,998,312           48,093,314
                                                  -------------          --------------      ---------------
          Operating income                           22,694,370              20,727,875           31,233,167
Other income (expense):
     Interest expense                               (15,747,032)            (16,660,774)         (17,661,033)
     Loss on early extinguishment of debt              (993,899)                     --                   --
     Other                                               20,877                 414,320              211,279
                                                  -------------          --------------      ---------------
                                                    (16,720,054)            (16,246,454)         (17,449,754)
                                                  -------------          --------------      ---------------
Income before income taxes                            5,974,316               4,481,421           13,783,413
Income tax expense                                   (2,329,954)             (1,630,880)          (5,177,684)
                                                  -------------          --------------      ---------------
Net income                                        $   3,644,362          $    2,850,541      $     8,605,729
                                                  =============          ==============      ===============


See notes to consolidated financial statements.


                                                    F-15

                                              GFSI, INC. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                                     (DEFICIENCY)
                              Years Ended June 29, 2002, June 29, 2001 and June 30, 2000

                                                           Additional
                                      Common Stock          Paid-In         Accumulated       Total Stockholders'
                                      ------------
                                    Share     Amounts       Capital         Deficiency        Equity (Deficiency)
                                    -----     -------       -------         ----------        -------------------
Balance, July 2, 1999..........          1   $     --    $ 54,527,463      $ (153,541,960)     $   (99,014,497)

    Net income.................                    --              --           8,605,729            8,605,729

    Capital contributions from
        GFSI Holdings, Inc.....                    --       3,600,000                  --            3,600,000
                                    ------   --------    ------------      --------------      ---------------
Balance, June 30, 2000.........          1         --      58,127,463        (144,936,231)         (86,808,768)

    Net income.................                    --              --           2,850,541            2,850,541

    Capital contributions from
       GFSI Holdings, Inc......                    --       1,000,000                  --            1,000,000

    Distributions to
       GFSI Holdings, Inc......                    --              --            (178,788)            (178,788)
                                    ------   --------    ------------      --------------      ---------------
Balance, June 29, 2001.........          1         --      59,127,463        (142,264,478)         (83,137,015)

    Net income.................                    --              --           3,644,362            3,644,362

    Distributions to
       GFSI Holdings, Inc......                    --              --            (152,155)            (152,155)
                                    ------   --------   -------------      --------------      ---------------
Balance, June 29, 2002.........          1   $     --   $  59,127,463       $(138,772,271)     $   (79,644,808)
                                    ======   ========   =============      ==============      ===============


See notes to consolidated financial statements.



                                     F-16

                                              GFSI, INC. AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Years Ended
                                                                      -----------------------------------------
                                                                      June 29,         June 29,         June 30,
                                                                        2002             2001             2000
                                                                        ----             ----             ----
Cash flows from operating activities:
  Net income..................................................      $ 3,644,362      $ 2,850,541      $ 8,605,729
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation .............................................        3,094,579        3,045,912        3,235,324
    Amortization of deferred financing costs..................        1,152,495        1,188,816        1,155,580
    Amortization of other intangibles.........................        1,000,000               --               --
    Gain on disposition of business...........................               --         (629,787)              --

    (Gain) loss on sale or disposal of property, plant and
      equipment...............................................           (1,561)         (99,015)          56,545
    Deferred income taxes.....................................         (423,716)         156,388          534,079

    Loss on early extinguishment of debt......................          993,899               --               --
  Changes in operating assets and liabilities:
    Accounts receivable, net..................................       (9,932,110)       5,109,405       (1,420,388)
    Inventories, net..........................................       (7,993,301)       8,498,301       (3,816,043)
    Prepaid expenses, other current assets and other assets...         (129,353)        (113,918)        (555,784)
    Accounts payable, accrued expenses and other long-term
      obligations.............................................           (3,948)       1,434,463       (3,920,226)
      Income taxes payable...................................         4,888,412          105,440         (319,921)
                                                                    -----------      -----------      -----------
        Net cash provided by (used in) operating activities...       (3,710,242)      21,546,546        3,554,895
                                                                    -----------      -----------      -----------
Cash flows from investing activities:
  Proceeds from sales of property, plant and equipment........           13,600          202,919           61,489
  Purchases of property, plant and equipment..................       (4,203,011)      (1,787,532)      (1,998,240)
  Proceeds from disposition of business.......................               --        2,672,458               --
  Acquisition of business.....................................               --       (9,500,000)              --
                                                                    -----------      -----------      -----------
        Net cash used in investing activities.................       (4,189,411)      (8,412,155)      (1,936,751)
                                                                    -----------      -----------      -----------
Cash flows from financing activities:
  Net changes to revolving credit agreement borrowing.........       30,527,000               --               --
  Issuance of long-term debt..................................          300,000               --               --
  Payments on long-term debt..................................      (26,859,092)     (15,061,032)     (14,035,648)
  Distributions to GFSI Holdings, Inc.........................         (152,155)        (178,788)              --
  Capital contributions from GFSI Holdings, Inc...............               --        1,000,000        3,600,000
  Cash paid for financing costs...............................         (911,973)        (189,922)              --
  Seller financing for acquisition of business................               --        5,158,000               --
                                                                    -----------      -----------      -----------
        Net cash provided by (used in) financing activities...        2,903,780       (9,271,742)     (10,435,648)
                                                                    -----------      -----------      -----------
        Net increase (decrease) in cash and cash equivalents..       (4,995,873)       3,862,649       (8,817,504)
Cash and cash equivalents:
  Beginning of period.........................................        5,308,854        1,446,205       10,263,709
                                                                    -----------      -----------      -----------
  End of period...............................................      $   312,981      $ 5,308,854      $ 1,446,205
                                                                    ===========      ===========      ===========
Supplemental cash flow information:
          Interest paid.......................................      $14,004,814      $15,697,623      $16,329,449
                                                                    ===========      ===========      ===========
          Income taxes paid...................................      $(2,391,366)     $   359,451      $ 1,530,298
                                                                    ===========      ===========      ===========
Non-cash investing and financing activities:
          Equipment purchased under capital lease.............      $        --      $    93,920      $   468,338
                                                                    ===========      ===========      ===========

See notes to consolidated financial statements.

                          GFSI, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Years Ended June 29, 2002, June 29, 2001 and June 30, 2000

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Description of Business--GFSI, Inc. is a leading designer, manufacturer and marketer of high quality, custom designed sportswear and activewear bearing names, logos and insignia of resorts, corporations, colleges and professional sports organizations. GFSI's customer base is spread throughout the United States.

         Ownership--GFSI is a wholly-owned subsidiary of GFSI Holdings, Inc.

         Principles of Consolidation--The consolidated financial statements include the accounts of GFSI and its wholly-owned subsidiaries, Event 1, CC Products, Inc. and GFSI Canada Company. All significant intercompany accounts and transactions have been eliminated.

         Fiscal Year--GFSI utilizes a 52/53 week fiscal year which ends on the Saturday nearest June 30. The twelve month periods ended June 29, 2002,
June 29, 2001 and June 30, 2000, each contain 52 weeks.

         Revenue Recognition--GFSI recognizes revenues when goods are shipped, title has passed, the sales price is fixed and collectibility is reasonably assured. Returns, discounts and sales allowance estimates are based on projected sales trends, historical data and other known factors. If actual returns, discounts and sales allowances are not consistent with the historical data used to calculate these estimates, net sales could either be understated or overstated.


         GFSI recognizes the costs of customer incentive programs and volume rebates as a reduction of net sales. GFSI records as revenue amounts billed to customers for shipping and handling.

          Cost of Sales, Selling, General and Administrative Costs--Cost of sales includes the cost of blank garment acquisition, freight, decoration, warehousing, related overhead costs and shipping and handling costs to deliver product to customers.

         Selling, general and administrative expenses includes, sales commissions, license royalties, marketing expenses, salaries, profit sharing, technology, professional services and other similar costs.


         Cash and Cash Equivalents--GFSI considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

         Accounts Receivable--Accounts receivable consist of amounts due from customers and business partners. GFSI maintains an allowance for doubtful accounts to reflect expected credit losses and provides for bad debts based on collection history and specific risks identified on a customer-by-customer basis. A considerable amount of judgment is required to assess the ultimate realization of accounts receivable and the credit-worthiness of each customer. Furthermore, these judgments must be continually evaluated and updated. If the historic data used to evaluate credit risk does not reflect future collections, or, if the financial condition of GFSI's customers were to deteriorate causing an impairment of their ability to make payments, additional provisions for bad debts may be required in future periods.

         Inventories--Inventories are carried at the lower of cost or market determined under the First-In, First-Out (FIFO) method. GFSI writes down obsolete and unmarketable inventories to their estimated market value based upon, among other things, assumptions about future demand and market conditions. If actual market conditions are less favorable than projected, additional inventory write-downs may be required. GFSI also records changes in valuation allowances due to changes in its operating strategy, such as the discontinuances of certain product lines and other merchandising decisions related to changes in demand. It is possible that further changes in required inventory allowances may be necessary in the future as a result of market conditions and competitive pressures. Inventories consist primarily of non-decorated apparel ("blanks"). Included in inventories are markdown allowances of $507,000 and $1,174,000 at June 29, 2002 and June 29, 2001
respectively.


The following is a summary of inventories at June 29, 2002 and June 29, 2001:


                                              June 29, 2002      June 29, 2001
                                              -------------      -------------
Undecorated apparel ("Blanks")
  and supplies...........................       $41,976,386        $35,182,343
Work in process..........................         1,113,768          1,023,919
Finished goods...........................         2,638,764          1,529,355
                                               ------------        -----------
                                                $45,728,918        $37,735,617
                                               ============        ===========


         Property, Plant and Equipment--Property, plant and equipment are recorded at cost. Major renewals and betterments that extend the life of the asset are capitalized; other repairs and maintenance are expensed when incurred.

         Depreciation and amortization are provided for on the straight-line method over the following estimated useful lives:

   Buildings and improvements.................................      40 years
   Furniture and fixtures.....................................    3-10 years

         Long-Lived Assets--GFSI, using its best estimates based on reasonable and supportable assumptions and projections, reviews for impairment its long-lived assets and certain identifiable intangibles to be held and used whenever events or changes in circumstance indicate that the carrying amount of its assets might not be recoverable. GFSI has concluded no financial statement adjustment is required.

         Deferred Financing Costs--Deferred financing costs are amortized using the straight-line method over the shorter of the terms of the related loans or the period such loans are expected to be outstanding. Amortization of deferred financing costs is included in interest expense.

         Advertising Costs-- All costs related to advertising GFSI's products are expensed in the period incurred. Advertising expenses totaled $1,537,768, $1,811,190 and $1,676,842 for the years ended June 29, 2002, June 29, 2001 and
June 30, 2000, respectively.

         Income Taxes--GFSI accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between tax basis of assets and liabilities and their carrying amount for financial reporting purposes, as measured by the enacted tax rates which will be in effect when these differences are expected to reverse.

         GFSI is a party to a tax-sharing agreement with GFSI Holdings. As such, the taxable income of GFSI is included in the consolidated federal and certain state income tax returns of GFSI Holdings. GFSI's income tax provision has been calculated as if GFSI would have filed separate federal and state income tax returns.

         Use of Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Segment Information--No single customer represents ten percent or more of consolidated net sales. In addition, substantially all of GFSI's net sales are derived from sources within the United States of America and substantially all of its assets are located within the United States of America.

         New Accounting Standards--The FASB's Emerging Issues Task Force ("EITF") released its consensus No. 00-22, "Accounting for `Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future" and consensus No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products". The consensus' concluded that consideration from a vendor to a reseller of the vendor's products is generally presumed to be an adjustment to the selling prices of the vendor's products and, therefore, should be classified as a reduction of revenue.

         GFSI implemented both of these pronouncements during fiscal 2002, and as a result, decreased net sales by $0.9 million and $1.2 million for fiscal 2001 and 2000, respectively, to reclassify certain customer incentive programs and volume rebates that had previously been recorded as operating expenses.

         GFSI adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations: and SFAS No. 142, "Goodwill and Other Intangible Assets", in fiscal 2002. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001, and contains certain transition provisions, that apply to purchase method business combinations with an acquisition date before July 1, 2002. SFAS No. 142 addresses the financial accounting and reporting for goodwill and other intangible assets acquired in a business combination after they have been initially recognized in the financial statements, eliminates amortization of goodwill, and requires that goodwill be tested for impairment at least annually. The adoption of SFAS No. 141 and SFAS No. 142 did not have an impact on GFSI's consolidated financial statements.

         In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145 "Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The new standard eliminates the requirement to classify gains and losses related to early debt extinguishments as extraordinary items. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. In the third quarter of fiscal 2003, GFSI elected to early adopt SFAS No. 145 and has accordingly reclassified the 2002 loss on extinguishment of debt, previously presented as an extraordinary item, net of income taxes, as other income (expense) in accordance with the provisions of SFAS No. 145. Net income, shareholders' equity or cash flows were not impacted by the adoption of this new standard.

         Reclassifications--Certain reclassifications have been made to the fiscal 2001 and 2000 consolidated financial statements to conform to the fiscal 2002 presentation.

2.  RESTRUCTURING, ACQUISITION AND DISPOSITION

         During fiscal 2001, GFSI recorded $836,291 in severance and employee termination benefits related to the execution of a restructuring plan that eliminated approximately 50 positions.

         On April 20, 2001, GFSI signed a Stock Purchase Agreement to purchase 100% of the issued and outstanding stock of Champion Products, Inc. through a wholly-owned subsidiary, CC Products, Inc. ("Champion Custom Products"), and on June 25, 2001 the transaction closed. GFSI paid approximately $9.5 million for the common stock of Champion Products and a non-competition agreement which was payable in four installments through October 1, 2001. In addition, GFSI entered into a 15 year license agreement with Sara Lee Corporation (the former parent company of Champion Products) for the exclusive use of the Champion logo and related trademarks on certain products sold beginning July 1, 2001. Under the license agreement, GFSI will pay a royalty to Sara Lee Corporation based upon net sales beginning in fiscal 2004. The royalty rate ranges from 3% to 6% of net sales from years 3 to 15 of the license agreement. The license agreement provides for guaranteed minimum royalties of $1 million per year in years 3 and 4 of the license agreement. Champion Custom Products was designated a restricted subsidiary under the senior subordinated notes and executed a guaranty for that debt instrument in June 2001.

         GFSI used the purchase method of accounting to record this transaction as follows:

Inventory                                              $ 7,250,000
Other long-term asset acquired                             500,000
Non-competition agreement                                2,000,000
Deferred tax liability                                    (195,000)
                                                       -----------
                                                       $ 9,555,000
                                                       ===========

         During fiscal 2002 Champion Custom Products had sales of $43.4 million and produced an operating contribution of $7.7 million. Champion Custom Products had no sales and incurred $1,110,331 of preparatory and integration costs in fiscal 2001.


         Unaudited pro forma consolidated results of operations for the years ended June 30, 2000 and June 29, 2001, as if GFSI had acquired Champion Products as of the beginning of each year, follow. The pro forma results include estimates and assumptions which management believes are reasonable and exclude the $1,110,331 of non-recurring preparatory and integration costs incurred in fiscal 2001 related to the acquisition. However, pro forma results are not necessarily indicative of the results which would have occurred if the acquisition had occurred as of the beginning of the periods indicated.


                                              Pro Forma Supplemental Data
                                                      (Unaudited)
                                                      Years Ended
                                            June 29, 2001      June 30, 2000
                                            -------------      -------------
Net sales.................................   $226,959,327       $249,589,000
Operating income..........................     24,414,206         32,333,167
Net income (loss).........................      5,058,308          9,123,649

         On June 29, 2001, GFSI sold the assets related to its Tandem Marketing division for approximately $2.7 million in cash, net of closing costs, and the buyer's assumption of $1.2 million in Tandem Marketing business-related liabilities. GFSI recognized a $629,787 gain on the sale of the Tandem Marketing division. The Tandem Marketing division had revenues of $11.7 million and $13.5 million for the fiscal years ended June 29, 2001, and June 30, 2000, respectively. The Tandem Marketing division had operating income of $0.5 million and $1.9 million for the fiscal years ended June 29, 2001, and June 30, 2000, respectively.

3.   PROPERTY, PLANT AND EQUIPMENT


                                                               June 29, 2002    June 29, 2001
Land.......................................................     $  2,455,373     $  2,455,373
Buildings and improvements.................................       21,648,710       21,004,636
Furniture and fixtures.....................................       19,461,891       18,285,124
                                                                ------------       ----------
                                                                  43,565,974       41,745,133
Less: accumulated depreciation.............................       25,928,438       23,202,103
                                                                ------------       ----------
                                                                  17,637,536       18,543,030
Construction in progress...................................        2,033,328           31,443
                                                                ------------    -------------
                                                                $ 19,670,864     $ 18,574,473
                                                                ============     ============
Assets under capital leases were summarized as follows:
                                                               June 29, 2002    June 29, 2001

Furniture and fixtures ....................................     $    571,264     $    565,777
Less: accumulated amortization.............................          255,426          143,383
                                                                ------------     ------------
Net assets under capital lease.............................     $    315,838     $    422,394
                                                                ============     ============


The following are the minimum lease payments that will be made in each of the years indicated based on capital and operating leases in effect as of June 29, 2002:




                    Fiscal Year:                         Capital           Operating
                                                         -------           ---------
  2003..........................................        $ 105,069          $  734,856
  2004..........................................           97,765             562,039
  2005..........................................           95,527             127,832
  2006..........................................            9,846              37,755
  2007..........................................               --                  --
                                                        ---------          ----------
  Total minimum lease payments..................          308,207          $1,462,482
                                                                           ==========
  Amount representing interest..................          (39,881)
                                                        ---------
  Present value of minimum lease payments.......        $ 268,326
                                                        =========

Rental expense for all operating leases aggregated $726,516, $598,349 and $659,338 in fiscal years 2002, 2001 and 2000, respectively. It is anticipated the leases that expire will be renewed or replaced, and future lease commitments are not expected to aggregate less than the amount shown in fiscal 2003.


4.  LONG-TERM DEBT AND CREDIT AGREEMENT

Long-term debt consists of:

                                                                                     June 29,         June 29,
                                                                                       2002             2001
                                                                                  ---------------    --------------
Senior Subordinated Notes, 9.625% interest rate, due 2007.......................    $ 125,000,000     $ 125,000,000
Revolving Bank Credit Agreement, variable interest rate, due 2005...............       30,527,000                --
Term Loan A, variable interest rate, 7.5%
    at June 29, 2001, due 2002..................................................               --        11,053,395
Term Loan B, variable interest rate, 8.0%
    at June 29, 2001, due 2004..................................................               --        15,604,794
Mortgage payable to the City of Bedford, Iowa, 7.60% interest rate..............          219,293           275,957
Capital lease obligations.......................................................          268,326           407,287
Other...........................................................................          294,720                --
                                                                                    -------------     -------------
                                                                                      156,309,339       152,341,433
Less current portion............................................................          177,087         6,699,631
                                                                                    -------------     -------------
                                                                                    $ 156,132,252     $ 145,641,802
                                                                                    =============     =============

         During the third quarter of fiscal 2002, GFSI replaced its existing bank Credit Agreement by entering into a Revolving Bank Credit Agreement with a group of financial institutions to provide a revolving line of credit which matures in January 2005. Proceeds from borrowings under the replacement Revolving Bank Credit Agreement were used to retire GFSI's existing bank debt which was comprised of both term loans and revolving debt. GFSI incurred fees and expenses totaling approximately $906,000 to close the credit facility. The Revolving Bank Credit Agreement provides for borrowings on a revolving basis of up to $65 million at an interest rate based upon LIBOR or prime. The weighted average interest rate in effect at June 29, 2002 was 4.7%. In addition, the Revolving Bank Credit Agreement provides for the issuance of letters of credit on behalf of GFSI. At June 29, 2002, GFSI had $8.8 million in letters of credit outstanding and $23.2 million in unused borrowing availability under the Revolving Bank Credit Agreement. At June 29, 2001, GFSI had $26.7 million in borrowings and $8.2 million in letters of credit outstanding under the previous bank Credit Agreement.


         The Revolving Bank Credit Agreement is secured by substantially all of GFSI's assets and is guaranteed by GFSI's wholly-owned subsidiaries. GFSI Holdings is a co-obligor under the Revolving Bank Credit Agreement. Borrowings under the Revolving Bank Credit Agreement are subject to certain restrictions and covenants. GFSI and its wholly-owned subsidiary guarantors are limited with respect to paying dividends, providing loans and distributions (except certain permitted distributions to GFSI Holdings), the incurrence of certain debt, the incurrence of certain liens, and restricted regarding certain consolidations, mergers and business combinations, asset transfers, acquisitions and dispositions. The Revolving Bank Credit Agreement requires GFSI, among other things, to maintain a minimum fixed charge coverage ratio as defined in the Revolving Bank Credit Agreement. At the most restrictive level, GFSI must maintain a fixed charge coverage ratio of 1.15 to 1.0. As of June 29, 2002, GFSI was in compliance with the restrictions and covenants of the Revolving Bank Credit Agreement.


         On February 27, 1997, GFSI issued the 9.625% Senior Subordinated Notes due 2007 in the aggregate principal amount of $125,000,000. Interest on the senior subordinated notes is payable semi-annually in cash in arrears on September 1 and March 1 each year. The senior subordinated notes mature on March 1, 2007 and are redeemable, in whole or in part, at the option of GFSI at any time on or after March 1, 2002 at the redemption prices listed below:

            Year                                             Percentage
            ----                                             ----------
      2002................................................    104.813%
      2003................................................    103.208
      2004................................................    101.604
      2005 and thereafter.................................    100.000

         Upon the occurrence of a change of control, GFSI will be required, subject to certain conditions, to make an offer to purchase the senior subordinated notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase. The senior subordinated notes are publicly traded over the counter. At June 29, 2002, the quoted market price for the senior subordinated notes was 85/100. At June 29, 2002, the senior subordinated notes estimated fair value approximated $106,250,000.


         The senior subordinated notes are senior unsecured obligations of GFSI and pursuant to the terms of the senior subordinated notes indenture, rank equal in right of payment to any future subordinated indebtedness of GFSI, and effectively rank junior to secured indebtedness of GFSI, including borrowings under the Revolving Bank Credit Agreement. The senior subordinated notes indenture includes covenants that, among other things, limit payments of dividends and other restricted payments and the incurrence of additional indebtedness. As of June 29, 2002, GFSI was in compliance with all such covenants.


         On June 1, 1998, GFSI purchased a building and land in Bedford, Iowa for approximately $428,000 in the form of a mortgage note payable at $6,325 per month from July 1998 through June 2004 with a lump sum payment of $97,600 in June 2004. The note payable to the City of Bedford, Iowa is secured by the property mortgaged.

         Aggregate maturities of GFSI's long-term debt as of June 29, 2002 are as follows:

             Year

             2003                                $    177,087
             2004                                     261,528
             2005                                  30,643,110
             2006                                      37,663
             2007                                 125,029,380
             Thereafter                               160,571
                                                 ------------
             Total                               $156,309,339
                                                 ============

5.   COMMITMENTS AND CONTINGENCIES

         GFSI, in the normal course of business, is threatened with or named as a defendant in various lawsuits. It is not possible to determine the ultimate disposition of these matters, however, management is of the opinion that there are no known claims or known contingent claims that are likely to have a material adverse effect on the results of operations, financial condition, or cash flows of GFSI.

         Various state and local taxing authorities have examined, or are in the process of examining GFSI's sales and use tax returns. GFSI has reviewed the status and the results of such examinations, including the methods used by certain state taxing authorities in calculating the sales tax assessments and believes that it has accrued an amount adequate to cover the assessments.

6.  PROFIT SHARING AND 401(K) PLAN

         GFSI has a defined contribution (401k) plan which includes employee directed contributions with an annual matching contribution of 50% on up to 4% of a participant's annual compensation. In addition, GFSI may make additional profit sharing contributions at the discretion of the Board of Directors. Participants exercise control over the assets of their account and choose from a broad range of investment alternatives. Contributions made by GFSI to the plan related to the 401(k) match and profit sharing portions totaled $528,313, $616,756 and $716,624 for the years ended June 29, 2002, June 29, 2001 and
June 30, 2000 respectively.

7.  INCOME TAXES

         The provisions for income taxes for the years ended June 29, 2002, June 29, 2001 and June 30, 2000 consist of the following:

                                                               June 29,        June 29,         June 30,
                                                                 2002            2001             2000
                                                                 ----            ----             ----
Current income tax provision...............................  $ 2,366,071     $ 1,474,492      $ 4,643,605
Deferred income tax provision (benefit)....................      (36,117)        156,388          534,079
                                                             -----------     -----------      -----------
     Total income tax provision............................  $ 2,329,954     $ 1,630,880      $ 5,177,684
                                                             ===========     ===========      ===========

The income tax provisions from operating activities differ from amounts computed at the statutory federal year ended income tax rate as follows:


                                                June 29, 2002            June 29, 2001            June 30, 2000
                                                -------------            -------------            -------------
                                              Amount        %           Amount        %           Amount          %
                                              ------       ---          ------       ---          ------         ---
Income tax provision at the statutory rate  $ 2,091,010    35.0%      $ 1,568,497    35.0%      $ 4,724,195      34.3%
Effect of state income taxes,
    net of federal benefit................      237,737     4.0           149,004     3.3           467,750       3.4
Other.....................................        1,207      --           (86,621)   (1.9)          (14,261)      (.1)
                                            -----------    -----      -----------    -----      -----------      -----
                                            $ 2,329,954    39.0%      $ 1,630,880    36.4%      $ 5,177,684      37.6%
                                            ===========    =====      ===========    =====      ===========      =====

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The sources of the differences that give rise to the deferred income tax assets and liabilities as of June 29, 2002 and June 29, 2001, along with the income tax effect of each, were as follows:


                                                           June 29, 2002                  June 29, 2001
                                                        Deferred Income Tax            Deferred Income Tax
                                                        -------------------            -------------------
                                                       Assets    Liabilities           Assets   Liabilities
                                                       ------    -----------           ------   -----------
Allowance for doubtful accounts .................  $  298,957     $       --       $  271,825    $       --
Property, plant, and equipment...................          --      1,037,903               --     1,031,191
Accrued expenses.................................     345,574             --          779,277            --
Deferred financing costs.........................          --             --               --       523,975
Other assets, non current........................     338,000             --               --            --
Other............................................     348,315        147,768          369,697       144,174
                                                   ----------     ----------       -----------   ----------
Total............................................  $1,330,846     $1,185,671       $1,420,799    $1,699,340
                                                   ==========     ==========       ==========    ==========

8.   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statements of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires that GFSI disclose estimated fair values for its financial instruments which include cash and cash equivalents, accounts receivables, short-term borrowings, accounts payables, long-term debt.

         Cash and cash equivalents--The carrying amount reported on the balance sheet represents the fair value of cash and cash equivalents.

         Accounts receivable--The carrying amount of accounts receivable approximates fair value because of the short-term nature of the financial instruments.

         Accounts payable--The carrying amount of accounts payable approximates fair value because of the short-term nature of the financial instruments.

         Long-term debt-- Current market values, if available, are used to determine fair values of debt issues with fixed rates. The carrying value of floating rate debt is a reasonable estimate of its fair value because of the short-term nature of its pricing.

The following summarizes the estimated fair value of financial instruments, by type:


                                                             June 29, 2002                    June 29, 2001
                                                      --------------------------       ------------------------
                                                      Carrying           Fair           Carrying          Fair
                                                       Amount            Value           Amount           Value
                                                       ------            -----           ------           -----
Assets and liabilities:
Cash and cash equivalents.......................   $    312,981      $    312,981    $  5,308,854     $  5,308,854
Accounts receivable.............................     32,626,432        32,626,431      22,694,322       22,694,322
Accounts payable................................     12,010,292        12,010,292      12,777,790       12,777,790
Long-term debt..................................    156,309,339       137,559,339     152,341,433      123,591,433

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.

9.  RELATED PARTY TRANSACTIONS

         The Jordan Company Management Corporation has an agreement to render services to GFSI including consultation on its financial and business affairs, its relationship with its lenders and stockholders, and the operation and expansion of its business. The agreement will renew for successive one year terms unless either party, within 60 days prior to renewal, elects to terminate the agreement. GFSI incurred consulting fees totaling $500,000, $440,000 and $365,000 for years ended June 29, 2002, June 29, 2001 and June 30, 2000, respectively.


         GFSI Holdings has a non-competition agreement with a shareholder and an officer. In exchange for the covenant not to compete, the shareholder will be paid $250,000 per annum for a period of ten years. For each of the years ended, June 29, 2002, June 29, 2001 and June 30, 2000, $250,000 of expense related to this agreement was included in general and administrative expenses.


         GFSI has employment agreements with Robert M. Wolff, Chairman and Chief Executive Officer, a Director and a stockholder of GFSI. The terms of the employment agreements provide for Mr. Wolff to serve as Chairman of GFSI in exchange for a base salary and other employee benefits through 2016. Under the terms of the employment agreements, Mr. Wolff received a annual salary of approximately $195,000, $209,000, and $145,000, and use of a company vehicle for the years ended June 29, 2002, June 29, 2001 and June 30, 2000.

         GFSI and GFSI Holdings have entered into a tax sharing agreement for purposes of filing a consolidated federal income tax return and paying federal income taxes on a consolidated basis. Pursuant to the tax sharing agreement, GFSI and each of its consolidated subsidiaries will pay to GFSI Holdings on an annual basis an amount determined by reference to the separate tax liability of GFSI as calculated pursuant to Section 1552(a)(1) of the Code and applicable regulations thereunder. For the years ended June 29, 2002, June 29, 2001 and June 30, 2000 payments (refunds) under this agreement, net of capital contributions from GFSI Holdings of $0, $1,000,000 and $3,600,000, respectively, aggregated ($2,391,366), $359,451 and $1,530,298, respectively.

10.  LOSS ON EARLY EXTINGUISHMENT OF DEBT

         In March 2002, GFSI entered into a $65 million bank credit facility and repaid its existing $40 million bank credit facility ahead of its scheduled expiration. A loss on early extinguishment of debt of approximately $994,000 was recorded in the third quarter of fiscal 2002 to write off deferred debt origination costs related to the previous bank facility.

11   CONDENSED CONSOLIDATING FINANCIAL INFORMATION


         The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 "Financial statements of guarantors and issuers of guaranteed securities registered or being registered." This information is not necessarily intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with accounting principles generally accepted in the United States of America. Each of the subsidiary guarantors are 100% owned by GFSI. The subsidiary guarantees of GFSI's debts are full and unconditional and joint and several.



As of June 29, 2002 (in thousands):

                                                          Parent        Subsidiary      Consolidating      Consolidated
                                                          Obligor       Guarantors       Adjustments        GFSI, Inc.
                                                          -------       ----------      -------------      ------------
Assets:
    Current assets:
       Cash and cash equivalents                         $      334     $      (21)      $        --        $       313
       Accounts receivable                                   25,199          8,511            (1,084)             2,626
       Inventories                                           43,402          2,327                --             45,729
       Prepaid expenses                                       1,163            106                --              1,269
       Deferred income taxes                                    845             --                --                845
                                                         ----------     ----------       -----------        -----------
           Total current assets                              70,943         10,923            (1,084)            80,782
    Investment in equity of subsidiaries                      8,773             --            (8,773)                --
    Property, plant and equipment                            19,120            551                --             19,671
    Other assets                                              4,881              4                (2)             4,883
                                                         ----------     ----------       -----------        -----------
               Total assets                              $  103,717     $   11,478       $    (9,859)       $   105,336
                                                         ==========     ==========       ===========        ===========

Liabilities and stockholders' equity:
    Current liabilities:
       Accounts payable                                  $   11,466     $    1,630       $    (1,086)       $    12,010
       Accrued interest                                       4,366             --                --              4,366
       Accrued expenses                                       5,034            949                --              5,983
       Income taxes payable                                   5,156            (69)               --              5,087
       Current portion of long-term debt                        177             --                --                177
                                                         ----------     ----------       -----------        -----------
           Total current liabilities                         26,199          2,510            (1,086)            27,623
    Deferred income taxes                                       504            195                --                699
    Long-term debt, less current portion                    156,132             --                --            156,132
    Other long-term obligations                                 527             --                --                527
    Stockholders' equity (deficiency)                       (79,645)         8,773            (8,773)           (79,645)
                                                         ----------     ----------       -----------        -----------
        Total liabilities and
          stockholders' equity (deficiency)              $  103,717     $   11,478       $    (9,859)       $   105,336
                                                         ==========     ==========       ===========        ===========





                                                           F-28

Year ended June 29, 2002 (in thousands):


                                                          Parent        Subsidiary      Consolidating      Consolidated
                                                          Obligor       Guarantors       Adjustments        GFSI, Inc.
                                                          -------       ----------      -------------      ------------
Net sales                                                $  145,512     $    55,705        $  (3,968)       $  197,249
Cost of sales                                                94,379          33,212           (3,968)          123,623
Selling expenses                                             16,250           8,332               --            24,582
General and administrative expense                           21,722           4,628               --            26,350
                                                         ----------     -----------        ---------        ----------
    Total costs and expenses                                132,351          46,172           (3,968)          174,555
                                                         -----------    -----------        ---------        ----------
    Operating Income                                         13,161           9,533               --            22,694
Equity in net earnings of subsidiaries                        5,813              --           (5,813)               --
Interest expense                                            (15,747)             --               --           (15,747)
Loss on early extinguishment of debt                           (994)             --               --              (994)
Other income (expense)                                           23              (1)              --                22
                                                         ----------     -----------        ---------        ----------
Income before income taxes                                    2,256           9,532           (5,813)            5,975
Income tax expense (benefit)                                 (1,388)          3,719               --             2,331
                                                         ----------     -----------        ---------        ----------
Net income                                               $    3,644     $     5,813        $  (5,813)       $    3,644
                                                         ==========     ===========        =========        ==========



Year ended June 29, 2002 (in thousands):

                                                          Parent        Subsidiary      Consolidating      Consolidated
                                                          Obligor       Guarantors       Adjustments        GFSI, Inc.
                                                          -------       ----------      -------------      ------------
Net cash flows from operating activities                 $  (3,921)     $     211        $       --         $   (3,710)

Net cash flows used in investing activities                 (3,911)          (279)               --             (4,190)

Cash flows from financing activities:
    Net borrowings under revolving credit agreements        30,527             --                --             30,527
    Payments on long-term debt                             (26,859)            --                --            (26,859)
    Cash paid for financing costs                             (912)            --                --               (912)
    Issuance of long-term debt                                 300             --                --                300


    Distributions to GFSI Holdings, Inc.                      (152)            --                --               (152)
                                                         ---------      ---------        ----------         ----------


                                                             2,904             --                --              2,904
                                                         ---------      ---------        ----------         ----------
Net decrease in cash and cash equivalents                   (4,928)           (68)               --             (4,996)
Cash and cash equivalents at beginning of period             5,263             46                --              5,309
                                                         ---------      ---------        ----------         ----------
Cash and cash equivalents end of period                  $     335      $     (22)       $       --         $      313
                                                         =========      =========        ==========         ==========




                                                          F-29



As of June 29, 2001 (in thousands):


                                                          Parent        Subsidiary      Consolidating      Consolidated
                                                          Obligor       Guarantors       Adjustments        GFSI, Inc.
                                                          -------       ----------      -------------      ------------
Assets:
    Current assets:
       Cash and cash equivalents                         $    5,262     $        47      $         --       $      5,309
       Accounts receivable                                   25,272           8,414           (10,992)            22,694
       Inventories                                           30,117           7,619                --             37,736
       Prepaid expenses                                       1,072              71                --              1,143
       Deferred income taxes                                    911              --                --                911
                                                        -----------     -----------      ------------       ------------
           Total current assets                              62,634          16,151           (10,992)            67,793
    Investment in equity of subsidiaries                     10,515              --           (10,515)                --
    Property, plant and equipment                            17,952             622                --             18,574
    Other assets                                              7,202              --                (2)             7,200
                                                        -----------     -----------      ------------       ------------
               Total assets                             $    98,303     $    16,773      $    (21,509)      $     93,567
                                                        ===========     ===========      ============       ============

Liabilities and stockholders' equity:
   Current liabilities:
       Accounts payable                                 $    17,934     $     5,837      $    (10,994)      $     12,777
       Accrued interest                                       3,775              --                --              3,775
       Accrued expenses                                       5,619             276                --              5,895
       Income taxes payable                                     249             (50)               --                199
       Current portion of long-term debt                      6,700              --                --              6,700
                                                        -----------     -----------      ------------       ------------
           Total current liabilities                         34,277           6,063           (10,994)            29,346
    Deferred income taxes                                       994             195                --              1,189
    Long-term debt, less current portion                    145,642              --                --            145,642
    Other long-term obligations                                 527              --                --                527
    Stockholder's equity (deficiency)                       (83,137)         10,515           (10,515)           (83,137)
                                                        -----------     -----------      ------------       ------------
               Total liabilities and stockholders'
                  equity (deficiency)                   $    98,303     $    16,773      $    (21,509)      $     93,567
                                                        ===========     ===========      ============       ============




                                                        F-30


Year ended June 29, 2001 (in thousands):

                                                           Parent        Subsidiary      Consolidating     Consolidated
                                                          Obligor        Guarantors       Adjustments       GFSI, Inc.
                                                          -------        ----------      -------------     ------------
Net sales                                                $  178,568     $    10,536      $     (3,799)      $    185,305
Cost of sales                                               113,672           4,706            (3,799)           114,579
Selling expenses                                             19,673           2,630                --             22,303
General and administrative expense                           24,952           1,426                --             26,378
Restructuring costs                                             836              --                --                836
Acquisition of business                                          --           1,110                --              1,110
Gain on disposition of business                                (629)             --                --               (629)
                                                         ----------     -----------      ------------        ------------
   Total costs and expenses                                 158,504           9,872            (3,799)           164,577
                                                         ----------     -----------      ------------        ------------
   Operating Income                                          20,064             664                --             20,728
Equity in net earnings of subsidiaries                          455              --              (455)                --
Interest income (expense)                                   (16,745)             85                --            (16,660)

Other income (expense)                                          417              (3)               --                414
                                                         ----------     -----------      ------------        -----------
Income before income taxes                                    4,191             746              (455)             4,482
Income tax expense (benefit)                                  1,340             291                --              1,631
                                                         ----------     -----------      ------------        -----------
Net income                                               $    2,851     $       455      $       (455)       $     2,851
                                                         ==========     ===========      ============        ===========

Year ended June 29, 2001 (in thousands):

                                                          Parent        Subsidiary      Consolidating      Consolidated
                                                          Obligor       Guarantors       Adjustments        GFSI, Inc.
                                                          -------       ----------      -------------      ------------
Net cash flows from operating activities                 $   21,448     $        99      $       --         $    21,547

Investing activities:
    Proceeds from sales of property, plant and
       equipment                                                203              --              --                 203
    Purchase of property, plant and equipment                (1,769)            (19)             --              (1,788)
    Proceeds from disposition of business                     2,672              --              --               2,672
    Acquisition of business                                  (9,500)             --              --              (9,500)
                                                         ----------      ----------      ----------         -----------
                                                             (8,394)            (19)             --              (8,413)
Cash flows from financing activities:
    Payments on long-term debt                              (15,061)             --              --             (15,061)
    Cash paid for financing costs                              (190)             --              --                (190)
    Capital contribution from GFSI Holdings, Inc.             1,000              --              --               1,000
    Seller financing for acquisition of business              5,158              --              --               5,158
    Distributions to GFSI Holdings, Inc.                       (178)             --              --                (178)
                                                         ----------      ----------      ----------         -----------
                                                             (9,271)             --              --              (9,271)
                                                         ----------      ----------      ----------         -----------
Net increase in cash and cash equivalents                     3,783              80              --               3,863
Cash and cash equivalents at beginning of period              1,479             (33)             --               1,446
                                                         ----------     -----------      ----------         -----------
Cash and cash equivalents end of period                  $    5,262     $        47      $       --         $     5,309
                                                         ==========     ===========      ==========         ===========


                                                          F-31


Year ended June 30, 2000 (in thousands):


                                                           Parent        Subsidiary     Consolidating      Consolidated
                                                           Obligor       Guarantors      Adjustments        GFSI, Inc.
                                                           -------       ----------     -------------      ------------
Net sales                                                $  199,014     $    10,777      $   (4,291)        $   205,500
Cost of sales                                               125,700           4,765          (4,291)            126,174
Selling expenses                                             20,437           2,857              --              23,294
General and administrative expense                           23,307           1,492              --              24,799
                                                         ----------     -----------      ----------         -----------
   Total costs and expenses                                 169,444           9,114          (4,291)            174,267
                                                         ----------     -----------      ----------         -----------
   Operating Income                                          29,570           1,663              --              31,233
Equity in net earnings of subsidiaries                          989              --            (989)                 --
Interest expense                                            (17,667)              6              --             (17,661)
Loss on early extinguishment of debt                             --              --              --                  --
Other income (expense)                                          211              --              --                 211
                                                         ----------     -----------      ----------         -----------
Income before income taxes                                   13,103           1,669            (989)             13,783

Income tax expense (benefit)                                  4,497             680              --               5,177
                                                         ----------     -----------      ----------         -----------
Net income                                               $    8,606     $       989      $     (989)        $     8,606
                                                         ==========     ===========      ==========         ===========


Year ended June 30, 2000 (in thousands):

                                                          Parent        Subsidiary    Consolidating      Consolidated
                                                          Obligor       Guarantors     Adjustments        GFSI, Inc.
                                                          -------       ----------    -------------      ------------
Net cash flows from operating activities                 $    3,548     $        7       $       --       $    3,555

Net cash flows used in investing activities                  (1,852)           (85)              --           (1,937)

Cash flows from financing activities:
    Payments on long-term debt                              (14,035)            --               --          (14,035)
    Contributions from GFSI Holdings, Inc.                    3,600             --               --            3,600
                                                         ----------     -----------      ----------       ----------
                                                            (10,435)            --               --          (10,435)
                                                         ----------     -----------      ----------       ----------
Net decrease in cash and cash equivalents                    (8,739)           (78)              --           (8,817)
Cash and cash equivalents at beginning of period             10,218             45               --           10,263
                                                         ----------     -----------      ----------       ----------
Cash and cash equivalents end of period                  $    1,479     $      (33)      $       --       $    1,446
                                                         ==========     ===========      ==========       ==========

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

        (a) The Delaware General Corporation Law (Section 145) gives Delaware corporations broad powers to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, so long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant. For actions or suits by or in the right of the registrant, no indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the registrant, unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court deems proper.

         Section 145 also authorizes the registrant to buy directors' and officers' liability insurance and gives a director, officer, employee or agent of the registrant who has been successful on the merits or otherwise in defense of any action, suit or proceeding of a type referred to in the preceding paragraph the right to be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Any indemnification (unless ordered by a court) will be made by the registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

        (b) The Certificate of Incorporation of the registrant requires, and the By- Laws of the registrant provides for, indemnification of directors, officers, employees and agents to the full extent permitted by law.

        (c) The Purchase Agreement and the Registration Rights Agreement (the forms of which are included as Exhibits 1 and 4.4 to this registration statement) provide for the indemnification under certain circumstances of the registrant, its directors and certain of its officers by the Underwriters.

Item 21.  Exhibits and Financial Statement Schedules

        (a) Exhibits.

         A list of the exhibits filed with, or incorporated by reference into, this registration statement is in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

        (b) Financial Statement Schedules.

         All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in this registration statement.

Item 22.  Undertakings

        (a)     The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i)   To include any prospectus required by
                            Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, GFSI, Inc., the registrant, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on April 28, 2003.

                                      GFSI, INC.


                                      By       /s/ Robert M. Wolff
                                         -------------------------------------
                                                    Robert M. Wolff
                                          Chairman and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each of GFSI, Inc., a Delaware corporation, and the undersigned directors and officers of GFSI, Inc., hereby constitutes and appoints, Robert M. Wolff and J. Craig Peterson, and each of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement (including any post-effective amendment and any registration statement to be filed with the Securities and Exchange Commission pursuant to Rule 462(b)), and to file each such amendment to this registration statement or registration statement pursuant to Rule 462(b), with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 28, 2003.


       Signatures                                     Title

 /s/ Larry D. Graveel                 President, Chief Operating Officer and
-----------------------------         a Director
    Larry D. Graveel

 /s/ J. Craig Peterson                Senior Vice President, Chief Financial
-----------------------------         Officer (principal financial and
   J. Craig Peterson                  accounting officer), Treasurer
                                      and Director

 /s/ Michael H. Gary                  Senior Vice President, Secretary and
-----------------------------         Director
    Michael H. Gary

 /s/ A. Richard Caputo, Jr.           Director
-----------------------------
 A. Richard Caputo, Jr.

 /s/ John W. Jordan II                Director
-----------------------------
   John W. Jordan II

 /s/ David W. Zalaznick               Director
-----------------------------
   David W. Zalaznick

 /s/ Robert M. Wolff                  Chief Executive Officer and Director
-----------------------------
    Robert M. Wolff

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, CC Products, Inc., the registrant, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on April 28, 2003.

                                         CC PRODUCTS, INC.


                                         By   /s/ Larry D. Graveel
                                            ---------------------------------
                                                   Larry D. Graveel
                                               Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each of CC Products, Inc., a Delaware corporation, and the undersigned directors and officers of CC Products, Inc., hereby constitutes and appoints, Larry D. Graveel and J. Craig Peterson, and each of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement (including any post-effective amendment and any registration statement to be filed with the Securities and Exchange Commission pursuant to Rule 462(b)), and to file each such amendment to this registration statement or registration statement pursuant to Rule 462(b), with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 28, 2003.


        Signatures                                     Title

  /s/ Larry D. Graveel                    Chief Executive Officer, President
----------------------------------        and  Director
     Larry D. Graveel

  /s/ J. Craig Peterson                   Secretary, Treasurer (principal
----------------------------------        financial and accounting
    J. Craig Peterson                     officer) and Director

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, Event 1, Inc., the registrant, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on April 28, 2003.

                                         EVENT 1, INC.


                                         By    /s/ Larry D. Graveel
                                            -------------------------------
                                                    Larry D. Graveel
                                                Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each of Event 1, Inc., a Kansas corporation, and the undersigned directors and officers of Event 1, Inc., hereby constitutes and appoints, Larry D. Graveel and J. Craig Peterson, and each of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement (including any post-effective amendment and any registration statement to be filed with the Securities and Exchange Commission pursuant to Rule 462(b)), and to file each such amendment to this registration statement or registration statement pursuant to Rule 462(b), with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 28, 2003.


        Signatures                                    Title

  /s/ Larry D. Graveel                Chief Executive Officer, President and
--------------------------------      Director
     Larry D. Graveel

  /s/ J. Craig Peterson               Vice President, Secretary and Treasurer
--------------------------------      (principal financial principal
    J. Craig Peterson                 accounting officer)

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, GFSI Canada Company, the registrant, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on April 28, 2003.

                                          GFSI CANADA COMPANY


                                          By    /s/ Larry D. Graveel
                                             -------------------------------
                                                    Larry D. Graveel
                                                Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each of GFSI Canada Company, a Canadian corporation, and the undersigned directors and officers of GFSI Canada Company, hereby constitutes and appoints, Larry D. Graveel and J. Craig Peterson, and each of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement (including any post-effective amendment and any registration statement to be filed with the Securities and Exchange Commission pursuant to Rule 462(b)), and to file each such amendment to this registration statement or registration statement pursuant to Rule 462(b), with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 28, 2003.


       Signatures                              Title

 /s/ Larry D. Graveel                   Chief Executive Officer,
------------------------------          President and Director
    Larry D. Graveel

 /s/ J. Craig Peterson                  Secretary and Director
------------------------------
   J. Craig Peterson

 /s/ David A. Scott                     Chief Financial Officer
------------------------------          (principal accounting
     David A. Scott                     officer)



                                 EXHIBIT INDEX


Exhibit                             Description                                        Page
Number
   1         Purchase Agreements, dated February 27, 1997, by and among GFSI,           *
             Inc., Donaldson, Lufkin & Jenrette Securities Corporation and
             Jefferies & Company, Inc.

  2.1        Agreement for Purchase and Sale of Stock, dated January 24,                *
             1997, among GFSI Holdings, Inc., GFSI, Inc. and the Shareholders of Winning Ways, Inc.

  2.2        Amendment No. 1 to Agreement for Purchase and Sale of Stock,               *
             dated February 27, 1997, among GFSI Holdings, Inc., GFSI, Inc.
             and the Shareholders of Winning Ways, Inc.

  2.3        Stock Purchase Agreement, dated as of April 20, 2001, by and               ***
             among Sara Lee Corporation, Champion Products, Inc. and GFSI,
             Inc.

  2.4        First Amendment to Stock Purchase Agreement, dated June 25,                ****
             2001, by and among Sara Lee Corporation, Champion Products, Inc.
             and GFSI, Inc.

  3.1        Certificate of Incorporation of GFSI, Inc.                                 *

  3.2        Bylaws of GFSI, Inc.                                                       *

  4.1        Indenture, dated February 27, 1997, between GFSI, Inc. and Fleet           *
             National Bank, as Trustee.

  4.2        Global Series A Senior Subordinated Note.                                  *

  4.3        Form of Global Series B Senior Subordinated Note.                          *

  4.4        Registration Rights Agreement, dated February 27, 1997, by and             *
             among GFSI, Inc., Donaldson, Lufkin & Jenrette Securities
             Corporation and Jefferies & Company, Inc.

  4.5        Subscription and Stockholders Agreement, dated February 27,                *
             1997, by and among GFSI, Inc. and the investors listed thereto.

  4.6        Deferred Limited Interest Guaranty, dated February 27, 1997 by             *
             GFSI, Inc. to MCIT PLC.

  4.7        Indenture, dated September 17, 1997, between GFSI Holdings, Inc.           **
             and State Street Bank and Trust Company, as Trustee.

  4.8        Global Series A Senior Discount Note.                                      **

  4.9        Form Global Series B Senior Discount Note.                                 **

 4.10        Registration Rights Agreement, dated September 17, 1997, by and            **
             among GFSI Holdings, Inc. and Donaldson, Lufkin & Jenrette
             Securities Corporation.

 4.11        Indenture, dated as of December 31, 2002 between GFSI, Inc. and            +++
             State Street Bank and Trust Company.

 4.12        9 5/8% Series A Senior Subordinated Note due 2007.                         +++

   5         Opinion of Mayer, Brown, Rowe & Maw                                        ++++

   8         Tax Opinion                                                                ++++


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

 10.1(a)     Credit Agreement, dated February 27, 1997, by and among GFSI,              *
             Inc., the lenders listed thereto and The First National Bank of
             Chicago, as Agent.

 10.1(b)     Amendment No. 1 to Credit Agreement dated September 17, 1997 by            **
             and among GFSI, Inc., the lenders listed thereto and the First
             National Bank of Chicago, as agent.

  10.2       Security Agreement, dated February 27, 1997, between GFSI, Inc.            *
             and The First National Bank of Chicago, as Agent.

  10.3       Trademark Security Agreement, dated February 27, 1997, between             *
             GFSI, Inc. and The First National Bank of Chicago, as Agent.

  10.4       Mortgage, Security Agreement, Financing Statement and Assignment           *
             of Rents and Leases, dated February 27, 1997, by GFSI, Inc. in favor of The First National Bank of Chicago.

 10.5(a)     Restricted Account Agreement, dated February 27, 1997, between             *
             GFSI, Inc. and Boatmen's National Bank.

 10.5(b)     Restricted Account Agreement, dated February 27, 1997,                     *
             between GFSI, Inc. and Hillcrest Bank.

  10.6       Tax Sharing Agreement, dated February 27, 1997, between GFSI,              *
             Inc. and GFSI Holdings, Inc.

  10.7       Management Consulting Agreement, dated February 27, 1997,                  *
             between GFSI Holdings, Inc. and TJC Management Corporation.

  10.8       Employment Agreement, dated February 27, 1997, between GFSI,               *
             Inc. and Robert M. Wolff.

  10.9       Noncompetition Agreement, dated February 27, 1997, between GFSI            *
             Holdings, Inc. and Robert M. Wolff.

  10.10      Form of Indemnification Agreement, dated February 27, 1997,                *
             between GFSI Holdings. Inc. and its director and executive officers.

  10.11      Promissory Note, dated August 12, 1996, between Winning Ways,              *
             Inc. and Impact Design, Inc.

  10.12      Promissory Note, dated August 12, 1996, between Winning Ways,              *
             Inc. and Kansas Custom Embroidery.

  10.13      Form of Promissory Note, dated February 27, 1997, between GFSI             *
             Holdings, Inc. and the Management Investors.

  10.14      License Agreement, dated April 1, 1994, by and between Winning             *
             Ways, Inc. and Softwear Athletics, Inc.

  10.15      License Agreement, dated October 27, 1998, by and between GFSI,            *
             Inc. and Bonmax Co., Ltd.

  10.16      License Agreement, dated January 1, 1999, by and between GFSI,             *
             Inc. and Gear For Sports Ltd.

  10.17      CEBA Loan Agreement, dated April 28, 1998, by and among the Iowa           *
             Department of Economic Development, the City of Bedford and
             GFSI, Inc.

  10.18      Employment Agreement, dated as of April 1, 2001, by and between            ****
             GFSI, Inc. and Robert G. Shaw.

  10.19      Non-competition Agreement, dated as of April 1, 2001, by and               ****
             between GFSI, Inc. and Robert G. Shaw.


                                 II-9

  10.20      License Agreement, dated as of June 25, 2001, by and among Sara            ****
             Lee Corporation, CC Products Acquisition, Inc., CC Products, Inc.
             and GFSI, Inc.

  10.21      Supply Agreement, dated as of June 25, 2001, by and among Sara             ****
             Lee Corporation, CC Products Acquisition, Inc., CC Products, Inc.
             and GFSI, Inc.

  10.22      Fall 2001 Merchandise Agreement, dated as of June 25, 2001, by             ****
             and among Sara Lee Corporation, CC Products Acquisition, Inc., CC
             Products, Inc. and GFSI, Inc.

  10.23      Credit Agreement dated March 29, 2002, among the financial                 +
             institutions named therein as the Lenders, and Bank of America,
             N.A. as the Agent and GFSI, Inc. as the Borrower.

  10.24      Supplemental Employment Agreement, dated March 31, 2002 between            ++
             GFSI, Inc. and Robert M. Wolff.

  10.25      Exchange Agreement, dated as of December 31, 2002, between GFSI,           +++
             Inc. and Jefferies Company, Inc.

  10.26      Consent and Amendment, dated as of December 31, 2002, to the               +++
             Credit Agreement, dated March 28, 2002.

  12.1       Statement Regarding Computation of Ratio of Earnings to Fixed              ++++
             Charges

  23.1       Consent of KPMG LLP

  23.2       Consent of PricewaterhouseCoopers LLP

  23.3       Consent of Deloitte & Touche LLP

  23.4       Consent of Mayer, Brown, Rowe & Maw (included in the legal                 ++++
             opinion filed as Exhibits 5 and 8)

  25.1       Statement of Eligibility of Trustee.                                       ++++

  99.1       Letter of Transmittal

  99.2       Notice of Guaranteed Delivery                                              ++++


    * Incorporated by reference to the exhibits filed with the Registration Statement on Form S-4 of GFSI, Inc. filed with the
             Securities and Exchange Commission on July 22, 1997 (Commission
             File No. 333-24189) and all supplements thereto.

   ** Incorporated by reference to the exhibits filed with the Registration Statement on Form S-4 of GFSI Holdings, Inc. filed with the Securities and Exchange Commission of December 17, 1997
             (Commission file No. 333-38951) and all supplements thereto.

   ***       Incorporated by reference to the exhibits filed with the Quarterly
             Report on Form 10-Q of GFSI, Inc. filed with the Securities and Exchange Commission on May 14, 2001 (Commission File
             No. 333-24189).

  **** Incorporated by reference to the exhibits filed on Form 10-K of GFSI, Inc. filed with the Securities and Exchange Commission on September 27, 2001 (Commission File No. 333-38951).

    + Incorporated by reference to the exhibits filed on Form 10-Q of GFSI, Inc., filed with the Securities and Exchange Commission on May 10, 2002 (Commission File No. 333-24189).

   ++ Incorporated by reference to the exhibits filed on Form 10-K of GFSI, Inc. filed with the Securities and Exchange Commission on September 25, 2002 (Commission File No. 333-38951).

   +++ Incorporated by reference to the exhibits on Form 10-Q of GFSI, Inc. filed with the Securities and Exchange Commission on February 6, 2003 (Commission File No. 333-24189).

  ++++       Previously filed.



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